                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


    Filed by the Registrant [x]
    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:


         [x] Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule
             14a- 6(e)(2))
         [ ] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
             240.14a-12


                           EL CHICO RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
   [ ]   No fee required.
   [x]   Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: Common Stock, $.10 par value, of El Chico Restaurants, Inc.
--------------------------------------------------------------------------------


    (2)  Aggregate number of securities to which transaction applies: 3,717,135

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $12.75; Cash Merger Consideration
--------------------------------------------------------------------------------


    (4)  Proposed maximum aggregate value of transaction: $49,363,873

--------------------------------------------------------------------------------

    (5)  Total fee paid: $9,877.09
--------------------------------------------------------------------------------


    [x]  Fee paid previously by written preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    (1)  Amount Previously Paid:  $9,877.09

--------------------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:  Schedule 14A
--------------------------------------------------------------------------------

    (3)  Filing Party:   Registrant
--------------------------------------------------------------------------------


    (4)  Date Filed:  November 24, 1997

--------------------------------------------------------------------------------

                           EL CHICO RESTAURANTS, INC.
                       12200 STEMMONS FREEWAY, SUITE 100
                              DALLAS, TEXAS 75234


                                                               November 28, 1997


To our Shareholders:


         You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of El Chico Restaurants, Inc. (the "Company") to be held at 10:00 a.m., local time, on December 30, 1997 at The Texas Commerce Bank Tower, 2200 Ross Avenue, 7th Floor, Dallas, Texas.

         At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of September 23, 1997, as amended (as so amended, the "Merger Agreement") and to approve the merger of El Chico Acquisition, Inc., a Texas corporation and a wholly owned subsidiary of El Chico Holding Company, L.P., a Texas limited partnership ("Purchaser") with and into the Company (the "Merger") as contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time") each share of common stock, par value $.10 per share, of the Company ("Company Common Stock") outstanding immediately prior to the Effective Time (other than shares held in treasury by the Company or owned by Purchaser, or any subsidiary of the Company or Purchaser, and shares held by shareholders of the Company who have validly exercised and perfected appraisal rights under Texas law) will be converted into the right to receive $12.75 in cash. Please note that for federal income tax purposes, an individual holder of shares of Company Common Stock who exchanges such shares for cash pursuant to the Merger or who receives cash in exchange for such shares pursuant to the exercise of appraisal rights will be treated as having sold his or her shares of Company Common Stock for cash in a taxable transaction. See "Certain Federal Income Tax Consequences" in the Proxy Statement.

         In connection with the Merger, holders of shares of Company Common Stock who comply with certain requirements and procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act (the "TBCA") may be entitled to seek an appraisal of their shares and to obtain the "fair value" of their shares. To exercise appraisal rights, holders of shares of Company Common Stock must comply strictly with the procedural requirements of Articles 5.11, 5.12 and 5.13 of the TBCA, a description of which is set forth under "The Merger--Rights of Dissenting Shareholders," in the Proxy Statement and the full text of which is included as Appendix C to the Proxy Statement.

         The Board of Directors of the Company (the "Board") has carefully reviewed and considered the terms and conditions of the proposed Merger and the other factors described in the attached Proxy Statement (the "Proxy Statement") under "The Merger--The Company's Reasons for the Merger; Recommendation of the Board of Directors." As more fully set forth in such description of factors considered by the Board, the Board requested and received a written opinion dated as of September 22, 1997 from NationsBanc Montgomery Securities, Inc. ("Montgomery"), the Company's financial advisor, with respect to the fairness from a financial point of view (as of such date) of the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger. The full text of the Montgomery opinion is included as Appendix B to the Proxy Statement. Several other important factors were considered by the Board, along with the opinion of Montgomery, and these are more fully described in the Proxy Statement under "The Merger--Opinion of Financial Advisor to the Company" and "The Merger--The Company's Reasons for the Merger; Recommendation of the Board of Directors." You are urged to read, understand and consider the discussions of all of these factors in the Proxy Statement in connection with your analysis of whether to vote for or against the Merger.

         On June 17, 1997, the Board unanimously appointed a Special Committee of three directors who were not members of management or franchisees of the Company to evaluate, and make recommendations to the Board with respect to, any and all strategic alternatives or other options for the enhancement of shareholder value and to take steps it considered appropriate to maximize that value. As directors, each member of the Special Committee will receive the same cash consideration, $12.75 per share, as all other shareholders for each share of Company Common Stock owned. Additionally, each director will receive cash consideration for his unexercised stock options equal to the difference between $12.75 and the exercise price of such stock options times the number of shares granted under the options. See "Summary--Conflicts of Interest" in the Proxy Statement.

         FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. PLEASE NOTE THAT CERTAIN MEMBERS OF THE BOARD HAVE CONFLICTS OF INTEREST WITH THIS RECOMMENDATION AND WITH THE MERGER AS DESCRIBED MORE FULLY IN THE ATTACHED PROXY STATEMENT UNDER "SUMMARY--CONFLICTS OF INTEREST."

         Details of the proposed Merger and other material information are included in the Proxy Statement. Please review the Proxy Statement carefully. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock is required to adopt the Merger Agreement and approve the Merger, SO FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE, whether or not you plan to attend the Special Meeting. Your vote is important regardless of the number of shares you own.


         If you have any questions prior to the Special Meeting or need further assistance, please call the undersigned at (972) 241-5500.

                                           Sincerely,


                                           /s/ Wallace A. Jones
                                           -------------------------------------
                                           Wallace A. Jones
                                           President and Chief Executive Officer

                           EL CHICO RESTAURANTS, INC.
                       12200 STEMMONS FREEWAY, SUITE 100
                              DALLAS, TEXAS  75234

                          -------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 30, 1997


                          -------------------------

To the Shareholders of El Chico Restaurants, Inc.:


         A Special Meeting of Shareholders (the "Special Meeting") of El Chico Restaurants, Inc., a Texas corporation (the "Company"), will be held on December 30, 1997 at 10:00 a.m., local time, at the Texas Commerce Bank Tower, 2200 Ross Avenue, 7th Floor, Dallas, Texas, for the following purposes:

                 1. To consider and vote upon a proposal to (a) adopt the Agreement and Plan of Merger, dated as of September 23, 1997, as amended (as so amended, the "Merger Agreement"), by and among El Chico Holding Company, L.P., a Texas limited partnership ("Purchaser"), El Chico Acquisition, Inc., a Texas corporation and a wholly owned subsidiary of Purchaser ("Sub"), and the Company, and (b) approve the merger of Sub with and into the Company (the "Merger") as contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time") each share of common stock, par value $.10 per share, of the Company ("Company Common Stock") outstanding immediately prior to the Effective Time (other than shares held in treasury by the Company or owned by Purchaser, or any subsidiary of the Company or Purchaser, and shares held by shareholders of the Company who have validly exercised and perfected appraisal rights under Texas law) will be converted into the right to receive $12.75 in cash. For federal income tax purposes, an individual holder of shares of Company Common Stock who exchanges such shares for cash pursuant to the Merger or who receives cash in exchange for such shares pursuant to the exercise of appraised rights will be treated as having sold his or her shares of Company Common Stock for cash in a taxable transaction. See "Certain Federal Income Tax Consequences" in the Proxy Statement. Upon completion of the Merger, the Company will be a wholly owned subsidiary of Purchaser, all as more fully set forth in the attached Proxy Statement (the "Proxy Statement") and in the Merger Agreement, a copy of which is included as Appendix A thereto; and


                 2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


         The Board of Directors has fixed the close of business on November 24, 1997, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Only holders of record of shares of Company Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.

         In connection with the Merger, holders of shares of Company Common Stock who comply with certain requirements and procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act (the "TBCA") may be entitled to seek an appraisal of their shares and to obtain the "fair value" of their shares. To exercise appraisal rights, holders of shares of Company Common Stock must comply strictly with the procedural requirements of Articles 5.11, 5.12 and 5.13 of the TBCA, a description of which is set forth under "The Merger--Rights of Dissenting Shareholders," in the Proxy Statement and the full text of which is included as Appendix C to the Proxy Statement.


         YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE HOLDERS OF THE OUTSTANDING SHARES OF COMPANY COMMON STOCK IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

         PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING YOUR SHARES OF COMPANY COMMON STOCK AT THIS TIME. You will receive instructions regarding the surrender of your share certificate(s) and receive payment for your shares of Company Common Stock after the Effective Time.


                                              By Order of the Board of Directors



                                              Susan R. Holland
                                              Secretary


Dallas, Texas

November 28, 1997

                           EL CHICO RESTAURANTS, INC.
                       12200 STEMMONS FREEWAY, SUITE 100
                              DALLAS, TEXAS 75234

                               ---------------

                                PROXY STATEMENT


                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 30, 1997


                               ---------------


         This Proxy Statement relates to the proposed merger of El Chico Acquisition, Inc., a Texas corporation and wholly owned subsidiary ("Sub") of El Chico Holding Company, L.P., a Texas limited partnership ("Purchaser"), with and into El Chico Restaurants, Inc., a Texas corporation (the "Company"), pursuant to the Agreement and Plan of Merger dated as of September 23, 1997, by and among Purchaser, Sub and the Company, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of October 23, 1997, by and among Purchaser, Sub and the Company and the Second Amendment to the Agreement and Plan of Merger, dated as of October 31, 1997, by and among Purchaser, Sub and the Company (as so amended, the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

         Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), (i) each share of common stock, par value $.10 per share, of the Company's outstanding common stock ("Company Common Stock") immediately prior to the Effective Time (other than shares held in treasury by the Company or owned by Purchaser, or any subsidiary of the Company or Purchaser (a "Subsidiary"), and shares held by shareholders of the Company who have validly exercised and perfected appraisal rights under Texas law) will be converted into the right to receive $12.75 in cash, (ii) Sub will be merged with and into the Company, and (iii) the Company will become a wholly owned subsidiary of Purchaser.

         This Proxy Statement is being furnished to holders of shares of Company Common Stock in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a special meeting of shareholders of the Company (the "Special Meeting") to be held on December 30, 1997. This Proxy Statement and the accompanying forms of proxy are first being mailed to shareholders of the Company on or about November 28, 1997.

         At the Special Meeting, holders of shares of Company Common Stock will be asked to adopt the Merger Agreement and approve the Merger. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. CERTAIN MEMBERS OF THE BOARD HAVE CONFLICTS OF
INTEREST WITH SUCH RECOMMENDATION AND WITH THE MERGER AS DESCRIBED MORE FULLY IN "Summary--Conflicts of Interest."


         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS



SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    The Special Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    The Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Conflicts of Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    The Merger and the Merger Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    Terms of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    Rights of Dissenting Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    Market Price Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    Dividend Policy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    The Company's Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    New Restaurant Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    Governmental Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
    Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

MARKET FOR COMPANY COMMON STOCK AND RELATED SHAREHOLDER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . .  13
    Results of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    Comparative Performance Nine Months Ended September 30, 1997 vs. Nine Months Ended
         September 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    Consolidated Statement of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    Comparative Performance 1996 vs. 1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    Comparative Performance 1995 vs. 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    Liquidity and Capital Resources   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    Accounting Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Date, Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Purposes of the Special Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Record Date and Outstanding Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Voting and Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Vote Required   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Solicitation of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Other Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    General Description of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    Background  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    The Company's Reasons for the Merger;  Recommendation of the Board of Directors   . . . . . . . . . . . . . . . .  22
    Opinion of Financial Advisor to the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    Existing Relationships with Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    Rights of Dissenting Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

CERTAIN TERMS OF THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    Manner and Basis of Converting Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    Conditions to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    Certain Covenants; Conduct of Business Prior to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    Certain Post-Merger Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    Termination or Amendment of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    Expenses and Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

INDEPENDENT ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

APPENDIX A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

APPENDIX B  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

APPENDIX C  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-2

                                    SUMMARY


    The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement and the appendices hereto. Shareholders of the Company are urged to read carefully this Proxy Statement and the appendices hereto in their entirety. As used in this Proxy Statement, unless otherwise required by the context, the term "Purchaser" means El Chico Holding Company, L.P. and its Subsidiaries, the term "Sub" means El Chico Acquisition, Inc. and its Subsidiaries and the term "Company" means El Chico Restaurants, Inc. and its Subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.


                              THE SPECIAL MEETING


    Date, Time and Place. The Special Meeting will be held on December 30, 1997 at The Texas Commerce Bank Tower, 2200 Ross Avenue, 7th Floor, Dallas, Texas 75201, commencing at 10:00 a.m. local time.


    Purposes of the Special Meeting. At the Special Meeting, the Company's shareholders will consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger. The Company's shareholders will also consider and vote upon such other matters as may properly come before the Special Meeting.


    Record Date; Shares Entitled to Vote. Only holders of record of shares of Company Common Stock at the close of business on November 24, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On such date, there were 3,717,135 shares of Company Common Stock outstanding, each of which is entitled to one vote on each matter to be acted upon at the Special Meeting.


    Quorum; Vote Required. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of shares of Company Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of at least two-thirds of the holders of shares of Company Common Stock outstanding and entitled to vote thereon at the Special Meeting is required under the Texas Business Corporation Act (the "TBCA") to adopt the Merger Agreement and to approve the Merger. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    Security Ownership of Management. As of the Record Date, the directors and executive officers of the Company and their affiliates owned 58,104 shares of Company Common Stock, or approximately 1.6% of the shares entitled to vote at the Special Meeting (which does not include 592,500 shares of Company Common Stock subject to vested options or options that will vest as a result of the Merger).

                                  THE PARTIES

    The Company


    El Chico Restaurants, Inc. was incorporated in Texas in 1957 as a successor to a restaurant business operated since 1940. The Company's primary business is operating and franchising full-service, family-style restaurants under the name "El Chico" that offer moderately priced, high quality, Mexican-style cuisine and alcoholic beverages. As of September 30, 1997, a total of 96 restaurants were in operation in Alabama, Arkansas, Florida, Georgia, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Oklahoma, South Carolina, Tennessee, and Texas, of which 68 were Company-operated and 28 were franchised. Included in the 68 Company-owned restaurants were one restaurant under the name "Casa Rosa Restaurante", and two restaurants under the name "Cantina Laredo." During the nine months ended September 30, 1997, the Company opened one Company-owned El Chico restaurant. No other restaurants, Company-operated or franchised, were opened or closed during that same period. Subsequent to September 30, 1997, two Company-operated restaurants were closed, one in Oklahoma and one in Georgia. One franchised restaurant was closed in Kansas. The Company also is engaged in designing and supplying food-service equipment through Pronto Design & Supply, Inc., a Subsidiary of the Company ("Pronto").

    Purchaser

    Purchaser filed its Certificate of Limited Partnership with the Secretary of State of Texas on September 17, 1997 and was organized on September 23, 1997 for the purposes of consummating the Merger and holding the outstanding securities of the Company after the Merger. Purchaser's principal address is 5956 Sherry Lane, Suite 1450, Dallas, Texas 75225. Substantially all of the assets of Purchaser shall be expended to consummate the Merger. The sole and managing general partner of Purchaser is Cracken, Harkey, Street & Co., L.L.C. a Texas limited liability company ("CHC"). John R. W. Cracken, John D. Harkey, Jr. and E. Gene Street each beneficially own equity interests in both Purchaser and CHC, and CHC may pursue additional equity investors.


    Sub

    Sub was incorporated under the laws of the State of Texas on September 17, 1997, for the purpose of consummating the Merger. Sub's principal address is 5956 Sherry Lane, Suite 1450, Dallas, Texas 75225. The assets of Sub consist of $1,000 of paid-in capital.


                             CONFLICTS OF INTEREST

    After the Merger it is anticipated that the executive officers of the Company will continue their employment with the surviving corporation in their present positions. Purchaser has entered into discussions with each of the executive officers regarding employment agreements. It is presently anticipated that Mr. Wallace A. Jones' employment terms could include an increase of approximately $50,000 in his base salary, as well as opportunities for equity participation in the surviving corporation. It also is anticipated that Mr. Charles A. Cooper's employment terms could include an increase in his base salary of approximately $10,000. Mr. Wallace A. Jones and Mr. Lawrence E. White are employed by the Company under existing employment agreements, and the remaining executive officers are beneficiaries of a severance plan that will be invoked should their employment be terminated following the Merger.



    Wallace A. Jones, President and Chief Executive Officer of the Company, entered into an Employment Agreement with the Company effective November 28, 1994, as amended on August 7, 1997. The term of Mr. Jones' agreement terminates on November 28, 1998, unless earlier terminated as provided by the agreement. Pursuant to the agreement, in the event Mr. Jones' employment with the Company is terminated on or within three years after the date of the Merger Agreement, whether such termination is by the Company or Mr. Jones, but not if the Company terminates Mr. Jones due to the fact that he has reached the age of 65, for cause or due to his death, then within five days after the date of such termination, the Company shall pay to Mr. Jones a lump sum amount equal to two times Mr. Jones' annualized includable compensation from the Company during the period consisting of the five full taxable years of Mr. Jones ending immediately prior to the year in which such transaction occurred, or such shorter period he was employed by the Company.



    Lawrence E. White, the Executive Vice President and Chief Financial Officer of the Company, entered into an Employment Agreement with the Company on August 7, 1997. The terms of Mr. White's agreement commenced as of January 1, 1997 and terminate on November 28, 1998, unless earlier terminated as provided by the agreement. Pursuant to the agreement, in the event Mr. White's employment with the Company is terminated on or within three years after the date of the Merger Agreement, whether such termination is by the Company or Mr. White, but not if the Company terminates Mr. White due to the fact that he has reached the age of 65, for cause or due to his death, then within five days after the date of such termination, the Company shall pay to Mr. White a lump sum amount equal to two times Mr. White's annualized includable compensation from the Company during the period consisting of the five full taxable years of Mr. White ending immediately prior to the year in which such transaction occurred.


    The members of the Board, with the exception of Mr. Jones, will cease to serve as directors following the Merger. All directors and executive officers of the Company will receive the same cash consideration, $12.75 per share, as all other shareholders (including shareholders who own 5% or more of the Company Common Stock) for each share of Company

Common Stock owned. Additionally, each director and executive officer will receive cash compensation for all of their unexercised stock options equal to the difference between $12.75 and the exercise price of such stock options times the number of shares granted under the options. The following table describes the number of options held by each director and executive officer and the amount that such director or officer will receive in exchange for his or her options as a result of the Merger:



                                                                 Number of         Exercise         Amount
          Name               Position with the Company            Options           Price          Received
 Wallace A. Jones        President and Chief Executive             250,000         $ 12.125        $156,250
                         Officer

 Lawrence E. White       Executive Vice President and Chief         50,000         $  9.5625       $228,125
                         Financial Officer                          25,000         $ 10.00

 Charles A. Cooper       Senior Vice President of                   25,000         $  9.625        $226,563
                         Development and Franchising                25,000         $  9.5625
                                                                    25,000         $ 10.00

 Susan R. Holland        Vice President, Treasurer,                 25,000         $  9.625        $157,813
                         Controller and Corporate Secretary         25,000         $  9.5625

 Mark P. Lamm            Vice President of Operations               25,000         $  9.625        $130,750
                                                                     5,000         $ 10.00
                                                                     2,250         $  8.00
                                                                    10,250         $ 10.00

 Joseph S. Thompson      Chairman of the Board of the               15,000         $ 11.00         $ 64,063
                         Company                                     5,000         $  7.9375
                                                                     2,500         $  7.25

 Jack D. Knox            Director                                   15,000         $ 11.00         $159,963
                                                                     5,000         $  7.9375
                                                                     2,500         $  7.25
                                                                    10,000         $  3.16

 Joseph V. Mariner,      Director                                   15,000         $ 11.00         $ 64,063
 Jr.                                                                 5,000         $  7.9375
                                                                     2,500         $  7.25

 Grahame N. Clark,       Director                                   15,000         $ 11.00         $ 64,063
 Jr.                                                                 5,000         $  7.9375
                                                                     2,500         $  7.25



See "Certain Terms of the Merger Agreement--Stock Options." In considering the recommendation of the Board with respect to the Merger, the Company's shareholders should be aware that the Merger Agreement contains certain provisions with respect to indemnification of the Company's directors and officers. See "Certain Terms of the Merger Agreement-- Indemnification."


                      THE MERGER AND THE MERGER AGREEMENT


    Terms of the Merger. At the Effective Time, Sub will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly owned subsidiary of Purchaser. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Company Common Stock outstanding at the Effective Time will be converted into the right to receive $12.75 in cash.


    Recommendation of the Board of Directors. THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. See "The
Merger--Background" and "--The Company's Reasons for the Merger; Recommendation of the Board of Directors." In considering the recommendation of the Board with respect to the Merger, the Company's shareholders should consider the information set forth in "Summary--Conflicts of Interest."

    Opinion of Financial Advisor to the Company. NationsBanc Montgomery Securities, Inc. ("Montgomery") was retained by the Company to render an opinion to the Board with respect to the fairness, from a financial point of view, to the holders of shares of Company Common Stock of the consideration to be received by such holders in connection with the Merger. The full text of the written opinion of Montgomery, dated as of September 22, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Appendix B to this Proxy Statement and should be read carefully in its entirety. Montgomery's opinion is directed only to the fairness from a financial point of view of the consideration to be received by holders of shares of Company Common Stock pursuant to the Merger, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. See "The Merger--Opinion of Financial Advisor to the Company."


                              TERMS OF THE MERGER

    Effective Time of the Merger. The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Texas. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or, to the extent susceptible to waiver, waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.


    Certain Conditions to the Consummation of the Merger. The obligations of Purchaser, Sub and the Company to consummate the Merger are subject to the satisfaction of certain conditions including the following: (i) adoption of the Merger Agreement and approval of the Merger by the shareholders of the Company;
(ii) the absence of any suit, action, or other proceeding or order by any Governmental Authority making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the absence of certain regulatory conditions; and (iv) the receipt of all Company Required Statutory Approvals and Purchaser Required Statutory Approvals. In addition, the obligations of each of Purchaser, Sub and the Company are subject to the accuracy of the representations and warranties of the other parties and to compliance with all agreements and covenants on the part of the other parties contained in the Merger Agreement. Each of Purchaser, Sub or the Company may extend the time for performance of any of the obligations of the other parties or waive compliance with those obligations at its discretion. See "Certain Terms of the Merger Agreement--Conditions to the Merger."


    Governmental Approvals.       With respect to the Merger, no filing or
notification is required with the Federal Trade Commission or the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


    Stock Options. At the Effective Time, each holder of a then outstanding option to purchase shares under any of the Company's stock option plans or arrangements (collectively, the "Stock Option Plans"), whether or not then exercisable or vested (collectively, the "Options"), shall, in cancellation and settlement thereof, receive for each share subject to such Option an amount (subject to any applicable withholding tax) equal to the difference between $12.75 and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"). As of the date hereof, 763,225 Options were outstanding, having an aggregate Option Consideration of approximately $2.0 million. The Company shall take such actions as are appropriate to provide that, at the Effective Time (i) all Options then outstanding under any of the Stock Option Plans, whether or not then exercisable or vested, shall become fully exercisable and vested; (ii) each Option then outstanding under any of the Stock Option Plans shall be canceled and (iii) in consideration of such cancellation and in full satisfaction of all rights of the holder under such Option, each such Option shall be converted into an amount in cash in respect thereof equal to the Option Consideration. Further, the Company will take such action as may be necessary so that from and after the date of the Merger Agreement, no further grants of stock, options, or other rights will be made under any of the Stock Option Plans. See "Certain Terms of the Merger Agreement--Stock Options."

    No Solicitation. The Merger Agreement provides that the Company will, and will cause its Subsidiaries not to, permit any of its representatives to, and will use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) with respect to the Company, or, in the event of any unsolicited Takeover Proposal with respect to the Company, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal with respect to the Company. The Merger Agreement further provides that the Company will notify Purchaser orally and in writing of any such inquiries, offers or Takeover Proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 48 hours of the receipt thereof, and that the Company will immediately cease and cause to be terminated all discussions and negotiations, if any, with any other persons conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal regarding the Company. Notwithstanding anything stated above to the contrary, the Merger Agreement provides that: (i) the Company may, prior to the vote of the shareholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) in response to an unsolicited request therefor, furnish information, including non-public information, to any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) pursuant to a confidentiality agreement on substantially the same terms as provided in the Company Confidentiality Agreement to the extent that the Board determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law; and (ii) the Company may engage in discussions and negotiations (but may not enter into any binding agreement regarding a Takeover Proposal other than the confidentiality agreement referenced above) with any person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal (as defined below) and the Company may take and disclose to its shareholders a position contemplated by Rule 14e-2(a) following the Company's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act. A "Takeover Proposal" means any tender or exchange offer, proposal for merger, consolidation or other business combination involving the Company or any of its material Subsidiaries; any proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of the Company then outstanding in a transaction or a series of transactions; or any proposal to acquire all or substantially all of the assets of the Company; provided, however, that a "Takeover Proposal" shall not mean the Merger or any alternative transactions between the Company and Purchaser that may be proposed
pursuant to the Merger Agreement.   See "Certain Terms of the Merger
Agreement--No Solicitation."

    Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent of the general partner of Purchaser and the Board or (ii) by either party by written notice to the other, if (a) the Effective Time has not occurred on or before January 31, 1998, (b) any state or federal law, order, rule or regulation is adopted or issued that shall prohibit consummation of the Merger or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable, (c) the required approvals of the shareholders of the Company are not received at the Special Meeting, or (d) if the Company accepts a bona fide written proposal made by a third party relating to a Takeover Proposal on terms that the Board determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and the Board could reasonably be required to accept, based on applicable fiduciary duties and the advice of counsel (a "Superior Takeover Proposal"). Purchaser has the right to match the terms of any Superior Takeover Proposal or, if matching is impossible due to the type of consideration offered, the Company has the obligation to negotiate in good faith with Purchaser so that such Takeover Proposal will no longer be a Superior Takeover Proposal.

    By Purchaser. Purchaser may terminate the Merger Agreement, by written notice to the Company (i) upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, subject to a limited cure period under certain circumstances,
(ii) if the Board withdraws or modifies in a manner adverse to Purchaser the Board's recommendation of the Merger or approves or recommends to the shareholders of the Company any Superior Takeover Proposal, or (iii) if there has been a material adverse change affecting the Company since June 30, 1997, subject to a limited cure period, and which has been remedied as of the Closing Date.

    By the Company. The Company may terminate the Merger Agreement, by written notice to Purchaser, upon a breach of any material representation, warranty, covenant or agreement on the part of Purchaser set forth in the Merger Agreement, subject to a limited cure period. See "Certain Terms of the Merger Agreement--Termination or Amendment of the Merger Agreement."

    Termination Fee. In the event (i) the Company breaches its undertakings with regard to its representation that it will generally not solicit a Takeover Proposal, (ii) the Board withdraws its approval of the Merger Agreement and the transactions contemplated thereby, (iii) the Merger Agreement and the transactions contemplated thereby are not approved by the Company's shareholders at the Special Meeting and the Company approves any Takeover Proposal within one year of the date of the Merger Agreement, which Takeover Proposal is ultimately consummated, whereby any party other than Purchaser or Sub would acquire directly or indirectly, for consideration consisting of cash, securities or a combination thereof, two-thirds (2/3rds) or more of the Company Common Stock then outstanding or all or substantially all of the assets of the Company or (iv) the Merger is abandoned because the Company accepted a Superior Takeover Proposal, then, in each case, Purchaser and Sub may terminate the Merger Agreement without liability on their respective parts and Purchaser shall be entitled to receive from the Company a fee in the amount of $1.5 million, payable in cash within 10 business days following demand therefor. See "Certain Terms of the Merger Agreement--Expenses and Termination Fee." If the Merger Agreement is terminated as the result of any material breach of any representation or warranty, or any material breach of any covenant or agreement thereunder, or if there has been a material adverse change affecting the Company, then the breaching party, or the Company if there has been a material adverse change affecting the Company, shall promptly pay to the other party, as liquidated damages, an amount in cash equal to the out-of-pocket expenses and fees incurred by the other party arising out of, or in connection with or related to, the Merger or the transactions contemplated by the Merger Agreement not in excess of $1 million; provided, however, that if the Merger Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to the amount of out-of-pocket expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity. Notwithstanding however, in the event of failure of the closing of the Merger due to a material breach of the Merger Agreement by Purchaser (other than as a result of Purchaser's inability to obtain financing reasonably satisfactory to Purchaser), the Company will be entitled to receive $2.5 million as liquidated damages under the terms of the Escrow Agreement entered into between the parties pursuant to the Merger Agreement. In the event of failure of the Closing of the Merger as a result of Purchaser's inability to obtain financing reasonably satisfactory to Purchaser, the Company will be entitled to receive $500,000 as liquidated damages under such Escrow Agreement.

    Indemnification. The Merger Agreement provides that the Company will, and from and after the Effective Time, the surviving corporation will, indemnify, defend, hold harmless and advance expenses to each person who is at the time of execution of the Merger Agreement, or has been at any time prior to the date of execution of the Merger Agreement, an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") to the same extent and in the same manner as is now provided in the respective certificates or articles of incorporation or bylaws of the Company and such Subsidiaries in effect on the date of the Merger Agreement with respect to any claim, liability, loss, damage, judgment, cost, expense or amount paid in settlement arising in whole or in part out of (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and (ii) any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities"). The Merger Agreement further provides that any Indemnified Party wishing to claim indemnification, upon learning of a claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the surviving corporation) (but the failure so to notify shall not relieve a party from any liability for indemnification which it may have except to the extent such failure materially prejudices such party's position with respect to such claims). The foregoing rights to indemnification existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time shall survive the Merger and shall continue in full force and effect until the disposition of such Indemnified Liabilities. The Merger Agreement is intended to provide identical protection to that afforded by the Company's Articles of Incorporation and Bylaws on the date of the Merger Agreement. Purchaser acknowledges in the Merger Agreement that each of the Indemnified Parties is an intended third-party beneficiary.

    Purchaser shall, subject to the terms set forth in the Merger Agreement, indemnify and hold harmless each Indemnified Party against any Indemnified Liability incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement.

    The Merger Agreement provides that for a period of four years after the Effective Time, the surviving corporation shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before and omissions occurring or existing at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that, if the aggregate annual premiums for such insurance at any time during such four-year period shall exceed 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the 12 calendar months immediately preceding the date of the Merger Agreement, then the obligation of the surviving corporation to provide insurance shall be limited to the maximum coverage that shall then be available at an annual premium equal to 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the 12 calendar months immediately preceding the date of the Merger Agreement.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash for shares of Company Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights with respect to shares of Company Common Stock will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local and other tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes to the extent of the difference between the cash received and the holder's basis in the shares of Company Common Stock exchanged for cash. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger--Certain Federal Income Tax Consequences." HOLDERS OF SHARES OF COMPANY COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER PARTICULAR TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

                       RIGHTS OF DISSENTING SHAREHOLDERS

    In connection with the Merger, holders of shares of Company Common Stock who comply with certain requirements and procedures set forth in Articles 5.11,
5.12 and 5.13 of the TBCA may be entitled to seek an appraisal of their shares and to obtain the "fair value" of their shares. To exercise appraisal rights, holders of shares of Company Common Stock must comply strictly with the procedural requirements of Articles 5.11, 5.12 and 5.13 of the TBCA, a description of which is set forth under "The Merger--Rights of Dissenting Shareholders," and the full text of which is included as Appendix C hereto.

                               MARKET PRICE DATA


    The Company Common Stock is traded on the National Association of Securities Dealers National Market System (the "Nasdaq National Market") under the symbol "ELCH." On September 22, 1997, the last trading day prior to the date of the announcement by Purchaser and the Company that they had executed the Merger Agreement, the closing per share sales price of the Company Common Stock, as reported by the Nasdaq National Market, was $10.50. On November 24, 1997, the closing per share sales price of the Company Common Stock, as reported by the Nasdaq National Market, was

$______. See "Market for Company Common Stock and Related Shareholder Matters." Shareholders are urged to obtain current market quotations for Company Common Stock.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on Company Common Stock. The Company presently intends to retain earnings to finance the expansion of its business and, therefore, does not expect to pay any cash dividends in the foreseeable future. The Company's current credit facilities prohibit the payment of dividends. See "Market for Company Common Stock and Related Shareholder Matters."

                                  INTRODUCTION

THE COMPANY'S BUSINESS


    El Chico Restaurants, Inc. was incorporated in Texas in 1957 as a successor to a restaurant business operated since 1940. The Company's primary business is operating and franchising full-service, family-style restaurants under the name "El Chico" that offer moderately priced, high quality, Mexican-style cuisine and alcoholic beverages. As of September 30, 1997, a total of 96 restaurants were in operation in Alabama, Arkansas, Florida, Georgia, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Oklahoma, South Carolina, Tennessee, and Texas, of which 68 were Company-operated and 28 were franchised. Included in the 68 Company-owned restaurants were one restaurant under the name "Casa Rosa Restaurante", and two restaurants under the name "Cantina Laredo." During the nine months ended September 30, 1997, the Company opened one Company-owned El Chico restaurant in Round Rock, Texas. No other Company-operated or franchised restaurant opened or closed during 1997 through September 30. Subsequent to September 30, 1997, two Company-operated restaurants were closed, one in Oklahoma and one in Georgia. One franchised restaurant was closed in Kansas. The Company also is engaged in designing and supplying food-service equipment through Pronto.


NEW RESTAURANT CONSTRUCTION

    Management estimates that the cost of building, equipping, and opening a new freestanding El Chico restaurant will range from $1,425,000 to $2,350,000, including approximately $290,000 to $830,000 for land, approximately $600,000 to $760,000 for sitework, construction, and landscaping, and approximately $535,000 to $760,000 for equipment, furniture, and opening costs. The Company also expects to open smaller, in-line versions of the El Chico restaurant to be called "El Chico Cafe," as well as in-line versions of its Cantina Laredo concept, but has not yet done so, and therefore the Company has no actual present experience with the range of investments it might encounter, but it expects these restaurants generally to be less than the cost of a freestanding El Chico restaurant. The cost of developing new Company restaurants will vary, primarily because of differing costs of land, sitework, signage, pre-opening, and labor.


    During the nine months ended September 30, 1997, one Company-owned El Chico restaurant was opened. By the end of 1997, the Company expects to open not more than one additional restaurant, a franchise.


EMPLOYEES

    As of September 30, 1997, the Company employed approximately 3,970 persons (including full-time and part-time personnel), of whom 3,890 were restaurant employees and 80 were restaurant supervision and corporate employees. Company restaurants employ an average of approximately 50 to 60 full-time or part-time employees. None of the Company's employees are covered by collective bargaining agreements, and the Company has never experienced a major work stoppage, strike, or labor dispute. The Company considers its employee relations to be good.

COMPETITION

    The restaurant business is highly competitive, and competition among restaurants serving Mexican cuisine is increasing. The Company believes that the principal competitive factors in its restaurant business are quality, value, service, atmosphere, and location. The Company's restaurants compete with many food service operations in the vicinity of each restaurant, including restaurants specializing in Mexican food. The Company believes that its competitive position in certain markets is enhanced by regional name recognition and by its moderately priced menu, quality food, and a comfortable, full-service, family-oriented dining atmosphere. Other companies, however, continue to open restaurants similar to the Company's restaurants, and certain of these competitors have greater resources than the Company.

GOVERNMENTAL REGULATION

    The Company is subject to various federal, state, and local laws affecting its business. Many stringent and varied requirements of local governmental bodies with respect to zoning, land use, and environmental factors have increased and can be expected to continue to increase both the cost of and the time required for constructing new restaurants as well as the cost of operating Company restaurants. The Company's restaurants are subject to various health, sanitation, and safety standards and are also subject to state and local licensing and regulation with respect to the service of alcoholic beverages. The service of alcoholic beverages is material to the business of the Company. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect the Company's operations in that location. Liquor licenses must be renewed annually. The Company has not encountered any significant problems relating to alcoholic beverage licenses and permits to date.

    The Company may be subject in certain states to "dram-shop" statutes, which may establish liability for improper alcoholic beverage service. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance.

    The Company is also subject to state and federal labor laws. These include the Fair Labor Standards Act, which governs such matters as minimum wages, overtime, and other working conditions; the Immigration and Naturalization Act, which governs employee citizenship requirements; and the Americans with Disabilities Act, which governs non- discriminating employment practices and reasonable accommodations for disabled persons, both employees and customers.
A significant portion of the Company's food service personnel are paid at rates related to the federal minimum wage; and, accordingly, increases in the minimum wage increase the Company's labor costs. The Company has managed cost increases from past minimum wage increases by adjusting prices, adding and deleting menu items, and changing plate presentations. On September 1, 1997, the minimum wage increased from $4.75 an hour to $5.15 an hour, and the Company is evaluating a possible menu price increase to begin in November 1997 to compensate for such an increase. However, the ability to manage future increases depends on the size of the increases, their timing, and the competitive environment.

    In recent years many states have enacted laws regulating franchise operations. Much of this legislation requires detailed disclosure in the offer and sale of franchises and the registration of the franchisor with state administrative agencies. The Company is also subject to FTC regulations relating to disclosure requirements in the sale of franchises. Additionally, certain states have enacted, and others may enact, legislation governing the termination and non-renewal of franchises and other aspects of the franchise relationship that are intended to protect franchisees. The foregoing matters may result in some modifications in the Company's franchising activities and some delays or failures in enforcing certain of its rights and remedies under license and lease agreements. The laws applicable to franchise operations and relationships are developing rapidly, and the Company is unable to predict the effect on its intended operations of additional requirements or restrictions that may be enacted or promulgated or of court decisions that may be adverse to franchisors.

    Effective September 1, 1991, the Company elected to become a non-subscriber of the Texas Workers' Compensation Act. Since this election, excess liability insurance has been maintained, and an employee benefit trust was established to provide for benefits in the event of injury. Indications are that this election has been favorable; however, the Texas Workers' Compensation Act has undergone certain favorable reforms, with further changes expected. Management reviews this election periodically.

PROPERTIES


    As of September 30, 1997, the Company owned 21 of its restaurant locations and leased the remaining 47 restaurant locations. The leases have terms that expire between 1997 and 2010, excluding renewal options not yet exercised, and have an average remaining term of approximately six years. The leases generally provide for rentals ranging from 3% to 6% of gross restaurant sales, with a stated minimum rental. Under substantially all of its leases, the Company is required to pay real estate taxes, insurance, and maintenance expenses. A lease has been executed for a location in Dallas, Texas for a new Cantina Laredo, with an early 1998 anticipated opening date.


    Of the 68 restaurants operated by the Company as of September 30, 1997, 50 were freestanding buildings, nine were located in strip shopping centers, and nine were located in shopping malls. As of the same date, one of the Company's 28 franchised locations was leased by the Company and subleased to a franchisee, and 27 were directly leased or owned by the franchisees.


    As of September 30, 1997, the Company owned three tracts of raw land, which are located (i) adjacent to two open and operating Company-owned locations, and (ii) adjacent to a former Company restaurant presently leased to a non-related business. As of the same date, the Company owned two parcels of real estate, one of which is leased to a non-related business. In addition, there are seven locations that are leased by the Company but not used in Company operations; four are subleased to non-related businesses, two are previously impaired Company-owned restaurants operated by franchisees, and one is a closed restaurant site for which the Company is in the process of locating a sublease or other disposition. Of the two Company-operated restaurants closed subsequent to September 30, 1997, one was a mall location on which the Company determined not to renew a lease because of restaurant sales performance, and one was a freestanding, owned location on which the Company has a potential contract to sell to an unrelated party.


    During 1993, the Company purchased a 67,665 square foot office facility, where it had been leasing approximately 20,000 square feet of space. The Company continues to office in the facility and is leasing the majority of the remaining square footage to unrelated businesses. A 15,000 square foot warehouse is leased which houses restaurant equipment and is located in close proximity to the office facility. The Company also owns a tract of land consisting of approximately one acre and an 8,000 square foot building in Carrollton, Texas. This property is utilized primarily for the training of restaurant management and for test kitchen operations, with a portion leased to another party.

LEGAL PROCEEDINGS


    The Company is not a party to any material pending legal proceedings arising out of the ordinary course of its business.

                        MARKET FOR COMPANY COMMON STOCK
                        AND RELATED SHAREHOLDER MATTERS

    The Company's common stock is quoted on the Nasdaq National Market under the symbol "ELCH." The following table sets forth the high and low sale prices as reported on the Nasdaq National Market for the periods indicated.






                                                                        HIGH              LOW
                                                                        ----              ---
          CALENDAR YEAR 1997
          ------------------
          First Quarter . . . . . . . . . . . . . . . . .              $   8.13         $   6.50
          Second Quarter  . . . . . . . . . . . . . . . .              $   9.88         $   6.00
          Third Quarter . . . . . . . . . . . . . . . . .              $  12.13         $   8.88
          Fourth Quarter (through November 24)  . . . . .              $                $

          CALENDAR YEAR 1996
          ------------------


          First Quarter . . . . . . . . . . . . . . . . .              $   9.50         $   7.63
          Second Quarter  . . . . . . . . . . . . . . . .              $   9.13         $   7.00
          Third Quarter . . . . . . . . . . . . . . . . .              $   8.25         $   7.13
          Fourth Quarter  . . . . . . . . . . . . . . . .              $   8.75         $   6.88

          CALENDAR YEAR 1995
          ------------------

          First Quarter . . . . . . . . . . . . . . . . .              $  11.75         $   7.63
          Second Quarter  . . . . . . . . . . . . . . . .              $   9.88         $   7.63

          Third Quarter . . . . . . . . . . . . . . . . .              $  12.63         $   9.38
          Fourth Quarter  . . . . . . . . . . . . . . . .              $  12.13         $   9.00



         To date, the Company has not paid any cash dividends on shares of common stock. It is the general policy of the Company to retain earnings to support the Company's growth.





         As of November 24, 1997, the number of record holders of Company Common Stock was approximately 300, and the Company estimates that as of that date there were 1,100 beneficial owners of its stock.

                           SELECTED FINANCIAL DATA

         The following summary of selected financial data has been derived from the more detailed Consolidated Financial Statements and Notes thereto of the Company contained elsewhere in this report or previous reports.


                             Nine
                            Months     Nine Months
                            Ended         Ended          Year             Year
                          September     September       Ended            Ended
                             30,           30,       December 31,     December 31,
                           1997 (1)     1996 (2)       1996 (2)           1995
                          ---------     ---------    ------------     --------------
                               (In thousands except per share amounts)
INCOME STATEMENT INFORMATION:
Revenues  . . . . . . . . $  76,782     $  78,779    $   104,481       $   104,618
Income (loss) before
income taxes  . . . . . . $   2,744    ($   6,186)   $    (5,051)      $     5,592
Net earnings (loss) . . . $   1,966    ($   3,880)   $    (3,062)      $     3,958
Net earnings (loss) per
share . . . . . . . . . . $    0.53    ($    0.98)   $     (0.79)      $      0.98


BALANCE SHEET INFORMATION:
Total assets  . . . . . . $  48,673     $  47,349    $    47,662       $    51,039
Long-term debt  . . . . . $   8,675     $  10,271    $     9,765       $     8,435
Shareholders' equity  . . $  28,417     $  25,763    $    26,285       $    32,497



                              Year           Year         Transition     Fiscal Year
                              Ended          Ended       Period Ended       Ended
                            December      December 31,    December 31,       June 1,
                             31, 1994        1993         1992 (3)(4)       1992 (5)
                          ------------      ---------        ----------     ---------
                                   (In thousands except per share amounts)
INCOME STATEMENT INFORMATION:
Revenues  . . . . . . . . $    97,826       $  88,465        $  51,257      $  90,818
Income (loss) before
income taxes  . . . . . . $     5,581       $   4,339        $   2,912      $  (1,568)(6)
Net earnings (loss) . . . $     3,728       $   2,713        $   2,135      $    (969)
Net earnings (loss) per
share . . . . . . . . . . $      0.88       $    0.64        $    0.49      $   (0.22)


BALANCE SHEET INFORMATION:
Total assets  . . . . . . $    43,964       $  37,347        $  31,730      $  32,499
Long-term debt  . . . . . $     5,533       $   3,303        $   1,109      $   1,215
Shareholders' equity  . . $    28,882       $  24,844        $  21,900      $  22,679



(1) During the nine months ended September 30, 1997, the Company sold one of the six impaired stores (as discussed in note 2 below) and a parcel of undeveloped land resulting in pre-tax gains of $529,000. In addition, pre-tax earnings reflect $462,000 of merger-related cost.

(2) During the nine months ended September 30, 1996, the Company recorded a pre-tax special charge of $9,421,000 to provide for the impairment and exit plans of six units slated for closing, the impairment of the carrying value of three other stores that were expected to continue operating as well as a write-down of certain other assets. In addition during the year, parcels of real estate were sold resulting in pre-tax gains of $1,202,000 and $1,203,000 for the nine months ended September 30, 1996 and for the year ended December 31, 1996, respectively. Excluding the non-recurring impairment charge and property gains, net earnings would have been $1,545,000 or $0.39 per share and $2,363,000 or $0.61 per share for the nine months ended September 30, 1996 and for the year ended December 31, 1996, respectively.

(3) On November 6, 1992, the Company changed its fiscal year from the Monday nearest May 31 to December 31.

(4) Includes a tax-free gain of $847,000 on disposition of one of the Company's specialty restaurants.

(5)   Fiscal 1992 includes 53 weeks of operations.

(6) During fiscal 1992, the Company recorded a pre-tax special charge of $3,977,000 to provide for: write-downs of under performing restaurants and other properties and assets, higher than expected insurance costs, and costs associated with personnel changes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     Forward-looking statements regarding management's present plans, or those of the party expected to acquire the Company, to achieve future performance and objectives involve risks and uncertainties concerning many factors, many of which are not fully within management's control or influence. Such factors could cause actual results to differ from plans or expectations, and such differences could be material. Factors affecting future performance and plans include but are not limited to: ability of the party expected to acquire the Company to satisfy all necessary conditions to closing its financing commitments; achievement of the necessary vote of the Company's shareholders to approve the acquisition of the Company by a third party; changing economic and competitive conditions; ability to negotiate satisfactory agreements with third parties for supplies, services, financing, new restaurant locations, and other needs; ability to attract and retain qualified personnel; ability to achieve expected returns on investments and operational programs; and consumer reaction to advertising, remodels, new restaurants, product offerings, and operational improvement programs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Management does not expect to update such forward-looking statements continually as conditions change, and readers are urged to review carefully and consider the various disclosures in periodic reports, including reports on Forms 8-K, 10-K and 10-Q, filed with the Securities and Exchange Commission.



RESULTS OF OPERATIONS


COMPARATIVE PERFORMANCE NINE MONTHS ENDED SEPTEMBER 30, 1997 VS. NINE MONTHS ENDED SEPTEMBER 30, 1996

          Revenues for the nine months ended September 30, 1997 were $76.8 million compared to $78.8 million for the same period a year earlier. Company-owned restaurant sales included in these amounts decreased from $76.8 million to $74.8 million, due to a decrease of 2.7% in comparable Company-owned El Chico concept restaurant sales.

          Franchise-related income decreased for the nine months ended September 30, 1997, due to a decrease in the number of revenue-producing stores and a decrease in comparable store sales of 1.6%.

          Pronto is a wholly owned subsidiary in the business of designing food-service kitchens and supplying the related equipment. Equipment sales for the nine months ended September 30, 1997 increased due to the sale of equipment for a major remodel to a franchisee. Cost of sales for the quarter decreased as a percentage of sales as the prior year included a sale with unusually high costs. Cost of sales for the nine months ended September 30, 1997 increased due to lower vendor rebates relative to sales.

          For the nine months ended September 30, 1997 food costs decreased to 26.3% from 26.8%. Food cost was higher as a percentage of revenue for the prior period as a result of certain programs initiated to improve value perception such as 99-cent beer and margaritas, aggressive offering of free tortillas, product introductions with high food costs and the adjustment for prior period sales tax. The majority of these programs have been discontinued.

          Restaurant labor increased for the nine months ended September 30, 1997 as a percentage of sales to 33.6% from 33.2%, due to increased management compensation.

          Operating expenses for the nine months ended September 30, 1997 decreased as a percentage of sales from 29.5% to 28.7% due to decreases in repair and maintenance costs, depreciation expense related to the prior year impairment of certain assets and insurance expense, partly offset by increases in advertising and laundry expenses.

          General and administrative costs increased for the nine months ended September 30, 1997 due to costs associated with the previously announced merger of the Company ($462,000, including the cost of a fairness opinion and legal and other fees) and other professional fees, principally restaurant management recruiting fees, partly offset by lower new management training and decreased accrued executive bonuses.

          During the second quarter ended June 30, 1996, the Company incurred a pre-tax special charge of $9.4 million to provide for the impairment and exit plans of six units slated for closing, the impairment of the carrying values of three other stores that would continue to operate as well as a write-down of certain other assets. One of the six stores was an older store that was closed during the quarter a year ago and replaced with a new prototype which opened July 1996. Subsequently, the Company entered into agreements with two separate existing franchisees to operate two of the six impaired restaurants and one of the six impaired stores has been subleased. During the nine-months ended September 30, 1997, one of the six impaired stores was sold with a gain reflected in "Gain on sale of assets" and the Company is in the process of locating a sublessor for the remaining closed store. Subsequent to September 30, 1997, one of the three impaired stores that was to continue to operate was closed. The Company anticipates the financial impact of this closing to be immaterial.

          In addition to selling one of the impaired stores during the nine-months ended September 30, 1997, the Company sold a parcel of undeveloped land in a market where no further new store openings are planned in the foreseeable future.




          Interest expense increased for the nine months ended September 30, 1997 due to higher interest rates and borrowings and lower anticipated interest.

          At September 30, 1997 there were 68 Company-operated restaurants and 28 franchised restaurants.

CONSOLIDATED STATEMENT OF OPERATIONS

         The Consolidated Statements of Operations reported herein represent results of operations for the years ended December 31, 1996, 1995, and 1994. The following table summarizes key results of operations:


                                                      YEAR              YEAR              YEAR
                                                     ENDED             ENDED             ENDED
                                                  DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                      1996              1995              1994
                                                 ----------------  ----------------  ----------------
                                                           (Dollar amounts in thousands)
Number of Company-owned restaurants . . . . . .            67               72                65
Number of franchised restaurants  . . . . . . .            28               29                29
Weighted average annual sales per
  Company-owned restaurant  . . . . . . . . . .    $    1,494       $    1,479          $  1,600
Revenues from Company operations  . . . . . . .    $  104,481       $  104,618          $ 97,826
Net sales from Company operations . . . . . . .    $  101,698       $  101,628          $ 94,901
Income (loss) before taxes  . . . . . . . . . .    $   (5,051)      $    5,592          $  5,581
Net income (loss)   . . . . . . . . . . . . . .    $   (3,062)      $    3,958          $  3,728
Profit margin . . . . . . . . . . . . . . . . .          (2.9%)            3.8%              3.8%



COMPARATIVE PERFORMANCE 1996 VS. 1995

         Net sales for Company-owned restaurants increased approximately $70,000 or 0.7% to $101,698,000 in 1996 from $101,628,000 in 1995. The average number of stores operating throughout 1996 versus 1995 increased and weighted average annual sales per Company-owned restaurant opened the full year increased 1.0%. These increases were offset by a decrease in same-store sales of 2.3% including a decrease in El Chico concept same-store sales of 2.8%. As of January 1, 1996, the Company adopted a new convention that added new stores to the same-store sales comparison in the quarter in which they reach their 18-month anniversary. During 1996, the Company opened two Company-owned El Chico restaurants, one of which was a replacement store for a store closed earlier in the year, and converted two Company-owned El Chico restaurants to franchise stores. In addition, four Company-owned stores were closed.

         Franchise revenue decreased from $2,082,000 to $1,958,000 as a result of a decrease in the average number of stores operating throughout 1996 versus 1995 and a decrease in franchise same-store sales of 2.8%. During 1996, three franchise stores were closed including one closed temporarily due to fire, and two Company-owned stores were converted to franchise stores. The converted stores are operating under special franchise agreements under which payment of fees will not begin until certain sales objectives are achieved.

         Food costs increased from 25.4% of sales to 26.6% due to an increase in ingredient costs, primarily cheese and beef, and certain menu mix changes. These increases were partly offset by a decline in avocado cost.

         Labor costs increased from 33.1% of sales to 33.2%. Management compensation expense increased as a percentage of sales due to an increase in management base pay. This increase was partly offset by a decrease in hourly labor. During 1995, the Company eliminated the restaurant cashier position by changing to a server-banking system, and converted certain restaurant employees from minimum wage to tipped compensation. Minimum wage increased on October 1, 1996, but did not have a material effect on labor costs.

         Operating costs increased from 28.6% to 29.3% due to an increase in advertising and ongoing insurance expenses. These increases were partly offset by a decrease in preopening amortization and a one-time insurance class action settlement.


         Equipment sales for Pronto decreased from $908,000 in 1995 to $825,000 in 1996. The 1995 amount included sales to a new franchise restaurant. Equipment cost of sales as a percentage of sales remained basically stable at 84.8% versus 86.1% in 1995.


         General and administrative costs increased from $9,227,000 to $9,421,000 as a result of increased employee costs, an increase in the number of multi-unit restaurant supervisors and new training seminars for existing managers. These increases were partly offset by decreased professional fees.

         Interest expense increased from $602,000 to $686,000, primarily as a result of increased borrowings and interest rates. Interest income decreased from $78,000 to $75,000 due to a decline in average invested cash balances.


         The income tax provision reflects an increase in the FICA tip credit and higher state taxes.


COMPARATIVE PERFORMANCE 1995 VS. 1994

         Net sales for Company-owned restaurants increased 7.1% to $101,628,000 in 1995 from $94,901,000 in 1994. The increase in sales is due to an increase in the average number of stores operating throughout 1995 versus 1994.
Weighted average annual sales per Company-owned restaurant decreased 7.6% and same-store sales decreased 2.2% including a decrease in El Chico concept same-store sales of 2.5%. As a result of mix changes and certain menu price increases associated with a new menu introduction, the Company's check-average increased approximately 1.7% in 1995. During 1995, the Company used a same-store sales convention that reflected new stores beginning when they were opened for the full quarter of the prior year.

         Franchise revenue decreased from $2,093,000 to $2,082,000 as a result of a decrease in the average number of stores operating throughout 1995 versus 1994. This decrease was partly offset by an increase in franchise same-store sales of 0.7%. During 1995, the Company purchased an El Chico restaurant from a franchisee and opened one new franchise store.

         Food costs decreased from 25.6% of sales to 25.4% due to a decrease in the cost of beef, avocados and beans.

         Labor costs remained unchanged at 33.1% of sales. Hourly labor cost decreased as a percentage of sales as a result of eliminating the restaurant cashier position by changing to a server-banking system, and from converting certain restaurant employees from minimum wage to tipped compensation. This decrease was offset by management compensation expense, which increased as a percentage of sales as a result of lower weighted average sales per restaurant.

         Operating costs increased from 28.3% of sales to 28.6% due to an increase in supplies, repair and maintenance and property taxes partly offset by decreased laundry and insurance costs. At the end of 1994, the Company converted from cloth napkins to paper napkins which resulted in reduced laundry costs, partly offset by an increase in supply costs.

         Pronto equipment sales increased from $832,000 to $908,000 primarily reflecting sales to a new franchise restaurant. Equipment cost of sales increased as a percentage of sales due to a decrease in vendor rebate income relative to sales. Vendor rebate income includes rebates on outside sales as well as rebates on equipment purchases for El Chico restaurants.

         General and administrative costs increased from $8,967,000 to $9,227,000 as a result of increased employee costs, an increase in the number of multi-unit restaurant supervisors and increased training wages. These increases were partly offset by decreased professional fees, incentive bonuses and travel.

         Interest expense increased from $146,000 to $602,000, primarily as a result of increased borrowings, partly offset by a decline in interest rates. Interest income decreased from $88,000 to $78,000 due to a decline in average invested cash balances.

         The income tax provision decreased as a percentage of income before taxes due to an increase in the FICA tip credit and lower state taxes.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has an unsecured credit facility with a $16,000,000 commitment comprised of a $15,000,000 revolving line of credit and a $1,000,000 letter of credit facility. The line of credit matures on December 31, 1997, and may be converted to a term loan, payable quarterly on a 10-year amortization schedule, and maturing on December 31, 1999. Both the line of credit and the term loan bear interest at the Company's option of prime rate or up to six-month LIBOR plus .75%. Both rates are subject to maintaining certain financial covenants, and interest is payable upon maturity of the LIBOR advances or quarterly for prime rate advances. In addition, the Company has entered into an interest rate swap on a notional balance of $5 million, under which a fixed rate of 6.61% is paid against a floating rate equal to three-month LIBOR. A commitment fee of .25% is payable quarterly on any unused commitments. As of September 30, 1997, $9,363,000 was outstanding under the line of credit. The credit facility was obtained for the funding of the construction of new Company-owned restaurants, remodeling existing restaurants, and the purchase of the Company's headquarters facility during 1993 and has been used for repurchase of the Company's common stock subject to certain
limitations.   During the nine months ended September 30, 1997, the Company had opened one new El Chico restaurant and remodeled eight El Chico restaurants. During the fourth quarter, the Company plans to complete up to three remodels and estimates total capital expenditures during 1997 to be approximately $7 to $8 million, which will be funded by internal operations and the existing credit facility.


         The Company is currently operating with a working capital deficit, which is common in the restaurant industry, since restaurant companies do not typically require a significant investment in either accounts receivable or inventory. Working capital deficit decreased from $5,670,000 at December 31, 1996 to $3,616,000 at September 30, 1997, primarily as a result of a reclassification of accrued liabilities, associated with the second quarter 1996 special charge, to "Other Long-Term Liabilities" reflecting present plans for disposition of these properties.



         On November 6, 1997, the Company eliminated 21 of 87 existing general administrative positions. Severance costs and earned vacation payments were $96,000, and annual general and administrative savings are estimated to be approximately $950,000.

ACCOUNTING MATTERS


         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share (Statement 128). Statement 128 specifies the computations, presentation and disclosure requirements for earnings per share
(EPS) for entities with publicly held common stock or potential common stock. Statement 128 replaces primary EPS and fully diluted EPS with basic EPS and diluted EPS, respectively. Statement 128 is effective for financial statements for both interim and annual periods beginning after December 15, 1997, with earlier application not permitted. If such early application were permitted, management believes the impact of the adoption would not have a material impact on the reported EPS at September 30, 1997.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE


         The Special Meeting will be held December 30, 1997, at The Texas Commerce Bank Tower, 2200 Ross Avenue, 7th Floor, Dallas, Texas, commencing at 10:00 a.m. local time.


PURPOSES OF THE SPECIAL MEETING

         The purposes of the Special Meeting are to consider and vote upon (i) a proposal to adopt the Merger Agreement and approve the Merger and (ii) such other matters as may properly be brought before the Special Meeting.

RECORD DATE AND OUTSTANDING SHARES


         Only holders of record of Company Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately 300 holders of record of the 3,717,135 shares of Company Common Stock then issued and outstanding. Each share of Company Common Stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. See "Principal Shareholders and Stock Ownership of Management" for information regarding persons known to management of the Company to be the beneficial owners of more than 5% of the outstanding shares of Company Common Stock. A complete list of the shareholders entitled to notice of, and to vote at, the Special Meeting will be available for examination at the offices of the Company in Dallas, Texas during normal business hours by any of the Company's shareholders, for any purpose germane to the Special Meeting, for a period of 10 days prior to the Special Meeting.


VOTING AND REVOCATION OF PROXIES

         A form of proxy for use by shareholders of the Company at the Special Meeting accompanies this Proxy Statement. All properly executed proxies that are received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. IF A HOLDER OF COMPANY COMMON STOCK EXECUTES AND RETURNS A PROXY AND DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY SUCH PROXY WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD. A shareholder of the Company who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date,
(ii) filing written notice of such revocation with the Secretary of the Company stating that the proxy is revoked or (iii) attending the Special Meeting and voting in person.

VOTE REQUIRED


         The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. Adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Company Common Stock entitled to vote thereon. On the Record Date, there were 3,717,135 shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. In determining whether the Merger Agreement and the Merger have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger.


SOLICITATION OF PROXIES

         In addition to solicitation by mail, the directors, officers, employees and agents of the Company may solicit proxies from the shareholders of the Company by personal interview, telephone, telegram or otherwise. The Company will bear the costs of the solicitation of proxies from its shareholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of the Company for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.


OTHER MATTERS

         At the date of this Proxy Statement, the Board does not know of any business to be presented at the Special Meeting other than as set forth in the notices attached to this Proxy Statement. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER


         The Merger Agreement provides that, at the Effective Time, Sub will merge with and into the Company, with the Company being the surviving corporation, and, subject to the terms and conditions of the Merger Agreement and the provisions of the TBCA concerning dissenting shareholders' right of appraisal, each outstanding share of Company Common Stock will be converted into the right to receive $12.75 in cash. As a consequence of the Merger, the Company will become a wholly owned subsidiary of Purchaser.


BACKGROUND


          From time to time in early 1997, the Company received certain unsolicited exploratory inquires, which were not offers, from other parties about a possible combination or acquisition. The Board determined that it did not want to pursue a sale of the Company at that time without first examining its strategic alternatives. In March 1997, the Company retained Montgomery to analyze strategic alternatives for the Company and make presentations to the Board with respect to such alternatives. A formal presentation of these strategic alternatives was made by Montgomery on July 2, 1997, and is more fully described below. On April 30, 1997, the Company received a letter expressing interest in a possible acquisition of the Company's outstanding stock at a price ranging between $8.00 and $9.00 per share. The Board considered the inquiry but determined not to pursue the matter and so advised the inquiring party. The Board believed that it was in the best interests of the shareholders to continue to pursue the long term operating strategy of the Company and not pursue a sale at that time, in light of the then-current business climate in the restaurant industry. On June 11, 1997, three Company shareholders (GHS Management, Inc.,
G. Houston Hall and James C. Smith) filed a Schedule 13D with the SEC containing a letter sent to the Board by them stating that it had come to their attention that the Company was not pursuing the transaction referred to in the April 30, 1997 letter. A June 16, 1997, letter from Cracken, Harkey & Co, L.L.C. ("Cracken Harkey"), an affiliate of CHC, expressed interest in discussing a possible merger with the Company and a new entity to be formed by an investor group led by Cracken Harkey. A June 16, 1997, letter from another restaurant company expressed an interest in pursuing an acquisition of the Company at an unstated price. On June 17, 1997, at a regularly scheduled meeting, the Board of Directors reviewed the Company's financial condition and certain projections, noted the market price of the Company Common Stock and discussed recent developments, including the three letters mentioned above (the June 11 and two June 16 letters). The Board determined at that time that it did not then want to pursue a sale of the Company without further examining its strategic alternatives; and if a sale of the Company were to be pursued as the best strategic alternative, the Board wanted to further investigate whether the foregoing proposals reflected the best and highest price available for a sale of the Company. The Board at that meeting unanimously appointed a Special Committee of three directors who were not members of management or franchisees of the Company to consider and evaluate all available alternatives to the Company and report its findings to the Board. The members of the Special Committee are Joe Mariner, Jr., Grahame N. Clarke, Jr., and Jack D. Knox. The Special Committee was authorized to evaluate any and all strategic alternatives or other options for the enhancement of shareholder value and to take all steps it considered appropriate to maximize that value. As directors, each member of the Special Committee will receive the same cash consideration, $12.75 per share, as all other shareholders for each share of Company Common Stock owned. Additionally, each director will receive cash consideration for their unexercised stock options equal to the difference between $12.75 and the exercise price of such stock options times the number of shares granted under the options. See "Summary--Conflicts of Interest."

          On June 17, 1997, the Special Committee met, engaged legal counsel and separately engaged Montgomery as financial advisor to identify opportunities for maximizing shareholder value, which could include a sale of the Company, advising the Company concerning such opportunities and participating on the Company's behalf in negotiations resulting from these opportunities. The Special Committee requested Montgomery to make a preliminary analysis of the recent expressions of interest and to report on possible courses of action for the Company. On June 18, 1997, the Company announced that it had received two unsolicited expressions of interest, which were the June 16 letters mentioned above from Cracken Harkey and another restaurant company, as discussed above, and described the formation of an independent Special Committee to review and evaluate these and any other proposals. The announcement also stated that the Special Committee had retained Montgomery to advise it and to evaluate various alternatives to maximize shareholder value.

         The Special Committee met on June 25, 1997, and received and discussed a preliminary oral report from Montgomery on the number and nature of inquiries received by Montgomery as a result of the Company's announcement and the related publicity. Montgomery made a detailed presentation of such matters to the Special Committee on July 2, 1997. On such date, the Special Committee met with Montgomery who presented an analysis of the Company's current situation, including analyses of stock price, ownership and management's business plan. It reviewed strategic alternatives the Company might pursue and their possible outcomes, time frame to achieve those outcomes and possible risks associated with those outcomes. The strategic alternatives included potential acquisitions by the Company, brand extensions (including with respect to the Company's Cantina Laredo restaurant concept), financial restructurings such as share repurchases or a special dividend to shareholders, a potential sale of the Company and maintenance of the existing strategy. As to the possible sale of the Company, Montgomery discussed a list of potential strategic and financial buyers and a list of specific firms that had expressed interest or that might be interested in buying the Company. Each of the interested parties received a confidential offering memorandum including those entities that had previously made unsolicited exploratory inquiries to the Company or delivered expressions of interest as discussed below. These alternatives were further discussed by the Special Committee with Montgomery present. After Montgomery's departure from the meeting, the Special Committee continued its discussion and unanimously agreed to pursue a controlled sale of the Company and reject the other strategic alternatives presented by Montgomery. The Special Committee believed that a controlled sale of all or part of the Company presented the most effective way to enhance shareholder value, in addition to providing immediate liquidity for all shareholders and providing the Company with a structure and process with which to evaluate the buyer interest that had been expressed. A controlled sale is a process pursuant to which a wide range of logical, potential buyers are contacted and qualified based upon the likelihood of those buyers paying a high premium in the sale and their financial ability to consummate a transaction. In addition, the Special Committee believed that a controlled sale of the Company would provide a degree of confidentiality while at the same time stimulating a sense of competition among buyers. This type of sale is in contrast to a closed negotiation, whereby an extremely limited number of contacts are made and discussions are held only with those parties that had previously expressed interest in a transaction. The Special Committee then specifically directed Montgomery to assist in soliciting bids or indications of interest from strategic and financial buyers and to provide information to potential buyers signing an appropriate confidentiality agreement. The Special Committee further requested that Montgomery conduct a full market test in connection with the sale process, whereby Montgomery would assist the Company in the preparation of a confidential offering memorandum concerning the Company, which would be made available to, and used in discussions with, prospective purchasers of the Company. Montgomery also developed and prepared for the Special Committee a list of potential strategic and financial buyers that could be interested in acquiring the Company. Following its meeting, the Special Committee met with the Board of Directors and reported the results of its meeting. After discussion, the Board unanimously accepted the Special Committee's report and directed the Special Committee to proceed.


         The Special Committee met on July 28, 1997 and discussed a proposal from a bidder to enter into exclusive negotiations. The Special Committee unanimously determined to continue the controlled sale by pursuing multiple potential bidders.


         The Special Committee met on August 4, 1997. Montgomery presented five bid letters that had been received. Such bids ranged in price from $10.00 to $12.00 per share. The form of consideration in four of the five bids was all cash. One bid was structured as a combination of cash and stock of the bidder. Montgomery described the process used, the parties contacted, their response, and Montgomery's evaluation of the parties' interest. Montgomery further described the number of investors contacted, the number of confidential offering memorandums sent to those parties, the remarks and concerns expressed to Montgomery regarding the Company (including recent trends in the Company's business), the Company's reputation within the restaurant industry, the potential for synergies and the portability of the Company's concept.
Montgomery reviewed the purchase price per share of each bid, the form of the transaction that was proposed (stock purchase versus asset purchase), the conditions to closing (necessary board of directors and shareholder approvals), due diligence requirements and financing contingencies. The bids, the bidders, their finances, and their indicated due diligence requirements were analyzed by Montgomery. Montgomery also reviewed the conditions to closing, any necessary board of directors and shareholder approvals and any available financing documentation that supported the offer. The Special Committee unanimously determined that a second round of bidding should be conducted.

         Arrangements were made for the five bidders to have access to Company material for their due diligence review. Counsel were directed to draft a form of acquisition agreement to be used in negotiating with bidders. The Special Committee met with the Board on August 7, 1997 for a Montgomery presentation similar to that given to the Committee on August 4, 1997. The Board unanimously agreed to continuation of the process as arranged by the Special Committee and conducted by Montgomery.






         The Special Committee met on September 9, 1997 with Montgomery, who presented three bids received in the second round of the sale process and described the continuation of the process since August 7, 1997. Such bids ranged in price from $11.00 to $12.75 per share. The form of consideration in two of the bids was all cash, subject to available financing. One bid was structured as a combination of cash and stock of the bidder, subject to available financings. The bids, the bidders, their finances, their due diligence and their terms and conditions were discussed by the Special Committee and Montgomery. Montgomery reviewed the financing contingencies for each of the bids, including preliminary commitment letters received from lenders to each of the bidders. The Special Committee compared the bid prices, the form of consideration (cash and/or stock), the bidders' financing contingencies, the bidders' proposed form of definitive agreement and various other factors. Counsel to the Company reviewed the bidders' proposed forms of definitive agreement and discussed with the Board in detail the revisions to the form of definitive agreement that had been circulated to the bidders. On the basis of the comparison and Montgomery's presentation, the Special Committee unanimously determined that negotiations toward a definitive agreement should be pursued with Cracken Harkey, who offered all cash consideration, and that efforts should be made to maintain the interest of a second bidder and obtain an improved offer from it. Montgomery and counsel for the Company and counsel for the Special Committee continued negotiations with Cracken Harkey and the second bidder.



         During the period from September 9 to September 20, 1997, Montgomery provided brief, telephonic updates to the Special Committee regarding the progress of negotiations with CHC.


         The Special Committee met on September 20. It reviewed the forms of definitive agreement negotiated with Cracken Harkey and with the second bidder, particularly with respect to financing methods and conditions, breakup and termination fees (and related escrow), closing conditions, and method of determining the amount of shares included in the second bid.


         After further consideration of the form of consideration, the purchase price per share, the proposed form of the transaction and the conditions to closing, the Special Committee unanimously approved the Cracken Harkey agreement, which has the highest bid, and recommended it to the Board. The second bidder proposed an offer of cash and stock that would have required the approval of that bidder's shareholders. The Special Committee met with the Board regarding its recommendation on September 22, 1997. On that date, the Board considered the form of consideration, purchase price per share, the proposed form of the transaction and the conditions to closing and unanimously accepted the recommendation of the Special Committee, and gave its final approval of the Merger on September 23, 1997. Certain members of the Board have conflicts of interest in connection with the recommendations and the Merger.
See "Summary--Conflicts of Interest."


THE COMPANY'S REASONS FOR THE MERGER;  RECOMMENDATION OF THE BOARD OF DIRECTORS


         At a meeting held on September 23, 1997, the Board, after a unanimous recommendation by the Special Committee, concluded that the Merger was fair to and in the best interests of the shareholders of the Company, unanimously approved the Merger Agreement and the Merger, and recommended that the shareholders of the Company adopt the Merger Agreement and approve the Merger. Based upon its business judgment regarding competition in the Tex-Mex food service industry and the Company's recent business trends, the Board believed that the proposed Merger represented the best opportunity to maximize shareholder value. In reaching its determination, the Board considered a number of factors, including the matters discussed above and the oral opinion of Montgomery rendered to the Board on September 22, 1997 (subsequently confirmed by delivery of a written opinion dated as of such date) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of shares of Company Common Stock was fair to such holders, from a financial point of view, as of such date.

The September 22, 1997 written opinion rendered by Montgomery to the Board is similar in all material respects to the oral opinion delivered by Montgomery to the Board on the same date. See "--Opinion of Financial Advisor to the Company." The Board considered such opinion in the total mix of information regarding the proposed Merger that was available to, and evaluated by, the Board. See "--Background."

         The Board believes that all of the factors described above supported its conclusion that the Merger is in the best interests of the Company and its shareholders. Because the Board believes that the Merger is in the best interests of all of the shareholders and that no material conflicts of interest exist between the Board and nonaffiliated shareholders, an independent representative to represent the interests of any shareholder was not retained.


         The Board also recognized that the possibility of a Superior Takeover Proposal was not precluded by the Merger Agreement.


         In analyzing the proposed Merger, the Board evaluated the factors and considerations described above and consulted with its financial and legal advisors and with the Company's management. In evaluating the Merger versus other alternatives, the Board considered the factors noted above, but did not view any one such factor as determinative and did not assign particular weight to any one such factor. Based upon the information presented to the directors, the members of the Board unanimously adopted the Merger Agreement and recommended that the shareholders of the Company vote "FOR" the adoption of the Merger Agreement and approval of the Merger.

         The Board has certain conflicts of interest with the Merger. See "Summary--Conflicts of Interest."


OPINION OF FINANCIAL ADVISOR TO THE COMPANY


         Pursuant to an engagement letter dated July 23, 1997 (the "Engagement Letter"), the Special Committee retained Montgomery to act as its financial advisor in connection with the consideration by the Company of various strategic and financial alternatives available to it to maximize shareholder value, including the possible sale of all or a portion of the Company. Montgomery was engaged by the Board to analyze strategic alternatives for the Company, but was later separately engaged by the Special Committee for such purpose and to conduct a controlled sale of the Company and to assist in the drafting and preparation of a confidential offering memorandum to be circulated to potential buyers. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected Montgomery as its financial advisor on the basis of Montgomery's experience and expertise in transactions similar to the Merger, and its reputation in the restaurant and investment communities.


         In connection with the consideration by the Board of the merits of the Merger, Montgomery was asked under the terms of the Engagement Letter to perform various financial analyses and deliver to the Board the opinion based on such analyses. THE OPINION OF MONTGOMERY WAS DIRECTED SOLELY TO THE BOARD FOR ITS CONSIDERATION IN CONNECTION WITH THE MERGER, AND IS NOT A RECOMMENDATION TO ANY HOLDER OF COMPANY COMMON STOCK AS TO WHETHER THE MERGER IS IN SUCH HOLDER'S BEST INTERESTS OR AS TO WHETHER HOLDERS OF COMPANY COMMON STOCK SHOULD VOTE FOR OR AGAINST THE MERGER. THE FULL TEXT OF SUCH WRITTEN OPINION OF MONTGOMERY DATED SEPTEMBER 22, 1997, IS ATTACHED HERETO AS APPENDIX B AND SETS FORTH CERTAIN IMPORTANT QUALIFICATIONS, ASSUMPTIONS MADE, MATTERS CONSIDERED, AREAS OF RELIANCE ON OTHERS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION. THE SUMMARY DESCRIPTION OF SUCH OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE OPINION ATTACHED HERETO AS APPENDIX B, AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT.

         In connection with its opinion, Montgomery among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to June 30, 1997, and certain other relevant financial and operating data relating to the Company made available to Montgomery from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the historical market prices and trading activity for Company Common Stock; (iv) compared the Company from a financial point of view with certain other companies in the restaurant industry which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to Montgomery by the management of the Company, including financial forecasts and related assumptions; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate.


         Based upon its review of the foregoing, but subject to the limitations set forth below and in reliance upon the assumptions set forth below, Montgomery provided the Board with its opinion as investment bankers that as of the date of their opinion (and as of September 22, 1997, which was the date that Montgomery presented its financial analysis to the Board), the aggregate consideration to be received by the holders of Company Common Stock pursuant to the Merger was fair to such holders of shares of Company Common Stock from a financial point of view. The terms of the Merger and the amount of the consideration to be received by shareholders of the Company thereunder was determined pursuant to negotiations between the Company and the Purchaser and not pursuant to recommendations of Montgomery. No limitations were imposed by the Company on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.



         In connection with its review, Montgomery did not assume any obligation for independent verification of financial and other information reviewed by it and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to Montgomery by the company's management, Montgomery assumed that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management as to the future financial performance of the Company and that such projections provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there had been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the dates of the last financial statements made available to Montgomery. Montgomery relied on advice of the counsel and the independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, this Proxy Statement, the Merger and the Merger Agreement. Montgomery assumes that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Montgomery furnished with any such appraisals. Finally, Montgomery's opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Montgomery as of, the date of the opinion (September 22, 1997). Accordingly, although subsequent developments may affect this opinion, Montgomery did not assume and does not have any obligation to update, revise or reaffirm this opinion.



         Montgomery also assumed that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. However, Montgomery has informed the Company supplementally that the amendments to the Merger Agreement do not adversely affect its opinion. The full text of the Merger Agreement is attached hereto as Appendix A and the terms described in the Merger Agreement and the conditions to the Company's obligations thereunder should be reviewed and understood by holders of shares of Company Common Stock in connection with their consideration of the Merger.


         Set forth below is a brief summary of selected analyses presented by Montgomery to the Board on September 22, 1997 in connection with its September 22, 1997 opinion described above.

         Market Test


         Montgomery conducted a market test by circulating a confidential offering memorandum to 41 potential acquirors of the Company. Of those entities contacted, the Company received five preliminary bids. Such bids ranged in price from $10.00 to $12.00 per share. The form of consideration in four of the five bids was all cash. One bid was structured as a combination of cash and stock of the bidder. The Company subsequently received three final bids to acquire the Company. Such bids ranged in price from $11.00 to $12.75 per share. The form of consideration in two of the bids was all cash, subject to available financing. One bid was structured as a combination of cash and stock of the bidder. See "The Merger--Background." Of these three final bids, the bid submitted by the Purchaser contemplating the Merger (resulting in consideration to be received by the shareholders of the Company of $12.75 in cash per share) was selected by the Board was the highest bid received and was selected as the best bid. The second highest bidder proposed an offer of cash and stock that would have required the approval of that bidder's shareholders.

         Comparable Company Analysis

         Using public and other available information, Montgomery calculated the imputed per share value of the Company Common Stock based on the multiples of latest twelve months' ("LTM") earnings before interest, taxes, depreciation and amortization ( "EBITDA") and earnings before interest and taxes ("EBIT") of selected publicly traded restaurant companies. Montgomery applied the mean and median multiples of LTM, EBITDA and EBIT for the selected restaurant companies to the LTM, EBITDA and EBIT of the Company and to the projections by the Company's management of its 1997 fiscal year. This analysis indicated an imputed aggregate value (defined as equity value plus net debt) of the Company of between $52.8 million and $56.7 million, or an equity value of between $11.10 or $12.09 per share.


         Comparable Transactions Analysis

          Montgomery also reviewed the consideration paid in selected merger and acquisition transactions in the restaurant industry that have been announced since January 1988. Montgomery analyzed the consideration paid in such transactions as a multiple of the target companies' LTM revenues and EBITDA, respectively. Montgomery then applied the foregoing multiples to the Company's LTM revenues and EBITDA. This analysis indicated an imputed aggregate value of the Company of between $50.9 million and $73.1 million, or an equity value of between $10.61 and $16.37 per share.




         Premiums Paid Analysis


         Montgomery reviewed the consideration paid in comparable U.S. acquisitions involving cash consideration of between $30 million and $100 million that have been announced since January 1, 1990. Montgomery calculated the premiums paid in these transactions over the applicable stock prices of the target companies one day and one week prior to the announcement of the acquisition offer, and then calculated the mean and median of those premiums (which were 39.2% and 28.1%, respectively). Montgomery then applied the mean and median premiums so derived to the Company's closing share prices on June 12, 1997 ($7.25) and September 19, 1997 ($10.50). The share price of the Company as of June 12, 1997, was selected for this analysis because on the following day (June 13) a 5% shareholder of the Company filed a Schedule 13D which included a copy of an open letter sent concurrently to the Board expressing, among other things, these shareholders' desire that the Board consider qualified proposals of acquisition. This analysis indicated an imputed aggregate value of the Company of between $45.9 million and $66.4 million, or an equity value of between $9.30 and $14.61 per share, based on the price of Company Common Stock.


         No other company or transaction used in the comparable company analysis, the comparable transactions analysis or the premiums paid analysis as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company and the Merger are being compared.

         Discounted Cash Flow Analysis

         Montgomery applied a discounted cash flow analysis to the Company's financial forecasts for 1997 through 2000. The Company did not provide Montgomery with any financial forecasts for periods beyond 2000.


         In conducting its discounted cash flow analysis, Montgomery calculated the estimated future streams of free cash flows that the Company would produce through 2001 (using management's financial forecasts for 1997 through 2000, and applying the mathematical assumptions with respect to debt, depreciation, capital expense and changes in working capital for 2001). Such cash flow streams and aggregate values were discounted to present values using a range of discount rates of between 9.6% and 10.7%, chosen to reflect assumptions regarding the Company's cost of capital. Assuming a perpetuity growth rate of between 3% and 5%, this analysis indicated an imputed aggregate value of the Company of between $47.0 million and $72.0 million respectively, or an equity value of between $9.62 and $15.99 per share.



         While the foregoing summary describes all analyses and examinations that Montgomery deemed material to the preparation of its opinion to the Board, it does not purport to be a comprehensive description of all analyses and examinations actually conducted by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description; and selecting portions of the analyses and of the factors considered by Montgomery, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation of Montgomery to the Board on September 22, 1997. In addition, Montgomery may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery 's view of the actual value of the Company or Company Common Stock. To the contrary, Montgomery expressed no opinion on the actual value of the Company or Company Common Stock, and its opinion that is addressed and limited to the Board extends only to the belief expressed by Montgomery that the immediate value to holders of Company Common Stock, from a financial point of view under the Merger, is within the range of values that might fairly be ascribed to the Company Common Stock as of the date of the opinion of Montgomery (September 22, 1997), and as of the date of Board's consideration of the Merger (September 22,
1997). At the time of the delivery of its oral opinion, Montgomery provided a draft form of opinion that was identical in all material respects to the executed opinion later provided to the Board.


         In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis for the Board of the fairness of the Merger to the Company from a financial point of view, and were provided solely to the Board in connection with the Board's consideration of the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the management of the Company. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain or accurate as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         As described above, the opinion of Montgomery and the presentation to the Special Committee and the Board summarized above were among the many factors taken into consideration by the Board in making its determination to approve, and to recommend that its shareholders approve, the Merger. Montgomery, however, does not make any recommendation to holders of shares of Company Common Stock (or to any other person or entity) as to whether such shareholders should vote for or against the Merger.

         In accordance with the Engagement Letter, the opinion of Montgomery is addressed solely to the Board and may not be relied upon by any other person. It is Montgomery's position that its duties in connection with its fairness opinion are solely to the Board, and that it has no legal responsibility to any other persons, including the Company's shareholders, under California state law, the governing law of the Engagement Letter. Montgomery would likely assert the substance of the foregoing disclaimer as a defense to any claims that might be brought against it by holders of Company Common Stock with respect to its fairness opinion. However, since no California state court has definitively ruled on the availability to a financial advisor of an express disclaimer as a defense to shareholder liability with respect to its fairness opinion, this issue necessarily would have to be resolved by a court of competent jurisdiction. Furthermore, there can be no assurance that a court of competent jurisdiction would apply California state law to the resolution of this issue if it were ever to be presented. In any event, the availability or non-availability of such a defense will have no effect on Montgomery's rights and responsibilities under the federal securities laws, or the rights and responsibilities of the Board under governing state law or under the federal securities laws.


         Pursuant to the Engagement Letter, the Company agreed to pay Montgomery a retainer of $50,000 and a fee equal to $250,000 upon the delivery of the written opinion to the Board that is described above (or, if earlier, upon the execution of a definitive agreement for the sale of the Company).
This $250,000 fee was not conditioned on the outcome of Montgomery's opinion or whether such opinion was deemed favorable or unfavorable by the Company or its Board. In addition, if the Merger is effected on the terms set forth in the Merger Agreement, the Engagement Letter provides for the Company to pay Montgomery a fee equal to approximately $1.6 million (the "Contingent Fee"). The $50,000 retainer and the $250,000 fee described above will be credited against the Contingent Fee payable to Montgomery if the Merger is effected.
The Company will be obligated to pay the Contingent Fee only if the Merger (or another transaction) is consummated. Accordingly, the payment of a substantial majority of Montgomery's total fee is subject to the consummation of the Merger. The Board was aware of this fee structure and took it into account in considering Montgomery's opinion and in approving the Merger Agreement and the transactions contemplated thereby. The Engagement Letter also calls for the Company to reimburse Montgomery for its reasonable out-of-pocket expenses up to $100,000. Pursuant to a separate letter agreement, the Company has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Montgomery's engagement. Montgomery and its affiliates may maintain business relationships with the Company and its affiliates.

         In the ordinary course of business, Montgomery may trade equity securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         The following is a general summary of certain federal income tax consequences of the Merger to holders of shares of Company Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof. Any change to the foregoing sources could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the IRS with respect to the matters discussed herein has been requested and there is no assurance that the IRS will agree with the conclusions set forth in this discussion. In addition, no tax opinion has been requested or received by the Company with respect to the federal income tax consequences of the Merger.



         The discussion below does not address all of the federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders (such as dealers in securities, corporations, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address the federal income tax consequences to shareholders who acquired their shares of Company Common Stock through the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not address any tax consequences under state, local or foreign laws. This summary assumes that the shares of Company Common Stock are held as "capital assets" within the meaning of section 1221 of the Code.

         For federal income tax purposes, an individual holder of shares of Company Common Stock who exchanges such shares for cash pursuant to the Merger or who receives cash in exchange for such shares pursuant to the exercise of appraisal rights will be treated as having sold his or her shares of Company Common Stock for cash in a taxable transaction. Gain or loss will be recognized on the exchange in an amount equal to the difference between the cash received and the holder's adjusted tax basis in the shares of Company Common Stock exchanged therefor. Such gain or loss will be a capital gain or loss if the holder of the shares of Company Common Stock held such shares as a capital asset at the Effective Time, and may qualify as long-term capital gain or loss if such holder held the shares of Company Common Stock for a period greater than 12 months at the Effective Time. Furthermore, such capital gain may qualify for a reduced rate of tax if a holder held the shares of Company Common Stock as a capital asset for a period of more than 12 but less than 18 months at the Effective Time and may qualify for a further reduced rate of tax if the holder held the shares as a capital asset for more than 18 months.

         Holders of Company Common Stock or other payees generally will be required to provide the Exchange Agent (as defined in "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares") with their correct taxpayer identification numbers (certified under penalties of perjury) on the Substitute Forms W-9 included as part of the transmittal forms sent to such shareholders pursuant to the Merger. The taxpayer identification number of an individual is his or her social security number. A holder of Company Common Stock or other payee who does not provide the Exchange Agent with a correct taxpayer identification number may be subject to a $50 fine imposed by the IRS. Furthermore, payments made to a holder of Company Common Stock or other payee may be subject to backup withholding if: (i) the Company shareholder or other payee fails to furnish a correct taxpayer identification number, (ii) the Company shareholder or other payee furnishes an incorrect taxpayer identification number, (iii) the Company, Purchaser, or the Exchange Agent is notified by the IRS that such Company shareholder or other payee failed to report interest or (iv) under certain circumstances, the Company shareholder fails to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is the correct number and that the Company shareholder is not subject to backup withholding.

         If backup withholding applies, the Exchange Agent is required to and will withhold 31 percent of any payment made to a holder of Company Common Stock or other payee. Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.


         Generally, a holder of Company Common Stock or other payee may avoid backup withholding by completing the Substitute Form W-9 included as part of the transmittal forms and certifying that the taxpayer identification number included therein is correct and that the holder of Company Common Stock or other payee is not subject to backup withholding. Certain types of taxpayers (including corporations and certain foreign individuals) are not subject to these reporting or withholding requirements.

         SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE MERGER, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a purchase under generally accepted accounting principles ("GAAP").


EXISTING RELATIONSHIPS WITH PURCHASER

         The Company has never conducted business with nor has it had any business relationship with Purchaser prior to the transactions described in the Merger Agreement. The Company's activities have been limited to providing due diligence information and reasonable accommodation with respect to Purchaser's information needs in its efforts to secure financing commitments. Purchaser has begun to discuss employment agreements with the five executive officers of the Company in contemplation of these officers continuing in their roles in the surviving corporation. Additionally, Mr. Wallace A. Jones is expected to be a member of the board of directors of the surviving corporation. Also, Mr. Jones previously was a business partner in an unrelated restaurant venture with one of the beneficial owners of Purchaser, Mr. E. Gene Street.


RIGHTS OF DISSENTING SHAREHOLDERS

         If the Merger is consummated, shareholders of the Company who did not vote in favor of the Merger will have certain rights to dissent and demand the appraisal of and payment in cash for the "fair value" of their shares of Company Common Stock pursuant to Articles 5.11, 5.12 and 5.13 of the TBCA (the "Appraisal Rights Statutes"). Under the Appraisal Rights Statutes, if the statutory procedures are complied with, a judicial determination of the fair value (excluding any depreciation or appreciation in anticipation of the Merger) required to be paid in cash to such dissenting holders for their shares will be made. The value so determined could be more or less than the purchase price per share pursuant to the Merger Agreement.

         ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF APPRAISAL RIGHTS IS URGED TO REVIEW CAREFULLY THE PROVISIONS OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA (A COPY OF WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT), PARTICULARLY WITH RESPECT TO THE PROCEDURAL STEPS REQUIRED TO PERFECT THE RIGHT OF APPRAISAL. IF THE RIGHT OF APPRAISAL IS LOST DUE TO THE SHAREHOLDER'S FAILURE TO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE APPRAISAL RIGHTS STATUTES, THE SHAREHOLDER WILL RECEIVE THE MERGER CONSIDERATION WITHOUT INTEREST FOR EACH SHARE OWNED. SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES RELATING TO THE EXERCISE OF THE RIGHT OF APPRAISAL, WHICH SHOULD BE READ IN CONJUNCTION WITH THE FULL TEXT OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA.

         Article 5.12 of the TBCA provides that a shareholder wishing to exercise such shareholder's rights for appraisal with respect to the Merger must file, prior to the Special Meeting, a written objection to the Merger stating that its right to dissent will be exercised if the Merger becomes effective and giving the shareholder's address, to which notice of the approval of the Merger shall be delivered or mailed in such event. If the Merger is effected and the shareholder did not vote in favor of the Merger, the surviving corporation will, within 10 days after the Effective Time, deliver or mail to the shareholder written notice that the Merger has been effected. In order to exercise his or her right of appraisal, a shareholder must, within ten days from the delivery or mailing of the notice from the surviving corporation, make written demand ("Demand") on the surviving corporation for payment of the fair value of the shareholder's shares. The Demand must state the number of shares owned by such shareholder, and the shareholder's estimate of the fair value of such shares. Any shareholder failing to make Demand within the 10-day period will be bound by the Merger.

         The Demand should be executed by or for such shareholder of record, fully and correctly, as such shareholder's name appears on the certificate(s) formerly representing the shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Demand should be made in such capacity. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the Demand should be executed by or for all joint owners. Any shareholder who has made a Demand may withdraw the Demand at any time before payment for the shares is made or before any petition asking for a determination of the fair value of the shares is filed.

         Within 20 days after making a Demand, the shareholder must submit the certificates representing the shares to the surviving corporation for notation thereon that a Demand has been made. The failure of a shareholder to submit the certificates will terminate the shareholder's rights of appraisal.

         Within 20 days after receipt of a Demand, the surviving corporation must deliver or mail to the shareholder a written notice that either (i) accepts the amount claimed in the Demand and agrees to pay such amount within 90 days after the Effective Time upon the surrender of the duly endorsed certificates formerly representing such shareholder's shares, or (ii) contains an estimate by the surviving corporation of the fair value of the shares together with an offer to pay such amount within 90 days after the Effective Time. If the surviving corporation responds to the Demand with an estimate of the fair value of the shares and the shareholder wishes to accept the surviving corporation's estimate, the surviving corporation must receive written notice from the shareholder accepting such estimate within 60 days after the shareholder receives the estimate from the surviving corporation and surrendering the duly endorsed certificates formerly representing such shareholder's shares. If, within 60 days after the Effective Time, the value of the shares is agreed upon between the shareholder and the surviving corporation, payment for the shares will be made within 90 days after the Effective Time and upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares or the company.

         If, within the period of 60 days after the Effective Time, the shareholder and the surviving corporation do not agree on the fair value of the Shares, then the shareholder or the surviving corporation may, within 60 days following the expiration of such 60-day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the surviving corporation is located, to obtain a judicial finding and determination of the fair value of the shareholder's shares. Upon filing such petition, the shareholder must serve the surviving corporation with a copy of such petition. Within 10 days after being served with a copy of the petition, the surviving corporation must file with the court a list of shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. All shareholders will be notified as to the time and place of the hearing of the petition. All shareholders thus notified and the surviving corporation will then be bound by the final judgement of the court. After the hearing of the petition, the court will appoint one or more qualified appraisers who will determine the fair value of the shares and will file a report of that value with the clerk of the court. Each party will have reasonable opportunity to submit to the appraisers pertinent evidence as to the value of the shares. Either party may make exceptions to the appraiser's report. The court will then determine the fair value of the shares and will direct the surviving corporation, upon receipt of the duly endorsed certificates formerly representing such Shares, to pay the value together with interest thereon beginning on the 91st day after the Effective Time to the date of the judgment to such shareholders entitled to payment. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in the shares or the company.

         The TBCA provides that, in the absence of fraud, the foregoing procedures represent the exclusive remedy under Texas law for a shareholder objecting to the Merger Agreement for the recovery of the value of such holder's shares or of money damages to such shareholder with respect to the Merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

         The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

         The Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to effecting the Merger, the parties shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with, the relevant provisions of the TBCA. It is anticipated that, if the Merger Agreement is approved and adopted at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meeting or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES


         At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Purchaser or Sub, each share of Company Common Stock, if any, that is owned by Purchaser or Sub or any Subsidiary of Purchaser or held in the treasury of the Company shall be canceled and cease to exist and no capital stock of Purchaser or other consideration shall be delivered in exchange therefor. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock canceled pursuant to the previous sentence), which shall include the right attached to each share of Company Common Stock pursuant to the Rights Agreement, shall be converted into $12.75 (the "Conversion Value"). Upon such conversion, all such shares of Company Common Stock shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified above upon the surrender of such certificate (or, in the case of shareholders perfecting their right to dissent in accordance with the TBCA, the rights of dissenting shareholders under the TBCA). Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.10 per share, of the surviving corporation.


         Holders of shares of Company Common Stock shall have the right under
Article 5.11 of the TBCA to dissent from the Merger. If the Merger is consummated, each holder of Company Common Stock who has not voted in favor of the Merger and who otherwise has perfected its right to dissent under Article
5.12 of the TBCA shall be entitled to such rights of a dissenting shareholder, and each share of Company Common Stock in respect of which such rights to dissent shall have been perfected shall not be converted into the Conversion Value unless such appraisal rights shall cease as provided in Article 5.13 of the TBCA.


         As soon as practicable after the date of the Merger Agreement and in any case prior to the Effective Time, Purchaser and the Company shall mutually agree on a bank or trust company to act as exchange agent for the Merger (the "Exchange Agent"). On the Closing Date of the Merger (defined in the Merger Agreement as the second business day immediately following the date on which the last of the conditions to the Merger are fulfilled, or otherwise waived, or at such other time and date as Purchaser and the Company shall mutually agree) and prior to the filing of the Articles of Merger, Sub shall deposit with the Exchange Agent a sufficient amount of cash to pay to the shareholders of the Company the consideration for the Merger. Such cash will be invested by the Exchange Agent in U.S. government securities maturing in 30 days or less and all interest which is earned thereon prior to the time the cash is fully paid to the shareholders of the Company shall be paid over by the Exchange Agent to the surviving corporation in accordance with the terms of the agreement with the Exchange Agent on the first anniversary of the Closing Date (if not otherwise required to satisfy obligations owing to the shareholders of the Company).


         As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") that were converted (collectively, the "Converted Shares") into cash,

(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for such cash. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of Purchaser and the Company), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the consideration that such holder has the right to receive pursuant to the provisions of the Merger Agreement. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of the Company, a check representing the consideration may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (a) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (b) such bond, security or indemnity, as Purchaser or the Exchange Agent may reasonably require, and (c) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a check representing the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this paragraph, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration for the Merger contemplated above.

         From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any Company Common Stock shall thereafter be made. If after the Effective Time any certificates evidencing shares of Company Common Stock are presented for transfer, they shall be canceled and exchanged for the consideration determined in accordance with the Merger Agreement.

         All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the surviving corporation whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to the surviving corporation for payment of any funds to which such holder may be entitled, subject to applicable law. Neither Purchaser, the Company nor the surviving corporation shall be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


         At and after the Effective Time, the officers and directors of the surviving corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or conform of record or otherwise in the surviving corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the surviving corporation as a result of, or in connection with, the Merger.

STOCK OPTIONS


         At the Effective Time, each holder of a then outstanding Option, whether or not then exercisable or vested, shall, in cancellation and settlement thereof, receive the Option Consideration. As of the date hereof, 763,225 Options were outstanding, having an aggregate Option Consideration of approximately $2.0 million. The Company shall take such actions as are appropriate to provide that, at the Effective Time (i) all options then outstanding under any of the Stock Option Plans, whether or not then exercisable or vested, shall become fully exercisable and vested; (ii) each Option then outstanding under any of the Stock Option Plans shall be canceled and (iii) in consideration of such cancellation and in full satisfaction of all rights of the holder under such Option, each such Option shall be converted into an amount in cash in respect thereof equal to the Option Consideration. Further, the Company will take such action as may be necessary so that from and after the date of the Merger Agreement, no further grants of stock, options, or other rights will be made under any of the Stock Option Plans.

CONDITIONS TO THE MERGER


         The respective obligations of Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by the Company and Purchaser, in whole or in part, to the extent permitted by applicable law: (a) the Merger Agreement shall have been adopted and the Merger shall have been approved by a vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock on or prior to December 31, 1997; (b) no suit, action or other proceeding shall be pending by any Governmental Authority in which it is sought to restrain or prohibit the performance of or to obtain damages in excess of $250,000 or other relief in connection with the Merger Agreement or the transactions contemplated thereby, and no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continue in effect, and the Merger and the other transactions contemplated by the Merger Agreement shall not have been prohibited under any applicable federal or state law or regulation; (c) the Company Required Statutory Approvals and the Purchaser Required Statutory Approvals shall have been obtained at or prior to the Effective Time (or, in the case of the filings required, if any, under the HSR Act, all applicable waiting periods and any extensions thereof shall have expired or otherwise been terminated).

         The obligation of Purchaser to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Purchaser, in whole or in part:
(a) the Company shall have performed in all material respects its agreement and covenants contained in or contemplated by the Merger Agreement required to be performed by it at or prior to the Effective Time; (b) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement; (c) Purchaser shall have received (i) a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, to the effect that, to each such officer's knowledge (having made inquiry), (x) the conditions set forth in the Merger Agreement have been satisfied and (y) the number of shares of Company Common Stock outstanding as of the Closing Date on a fully-diluted basis represent all shares of Company Common Stock to be exchanged for the Conversion Value, and (z) all statements, representations, warranties or disclosures set forth in the schedules are true, correct and complete in all respects as of the Closing Date, or listing deviation, if any, (ii) resolutions of the Board approving and authorizing the Merger and the execution, delivery and performance of the Merger Agreement, certified as of the Closing Date by the corporate secretary or assistant corporate secretary of the Company as being in full force and effect without modification or amendment, (iii) signature and incumbency certificates of the officers of the Company and (iv) good standing certificates (including verification of tax status) of recent date of the Company and each of its Subsidiaries from their respective states of incorporation and any other states in which failure to be qualified to do business would result in a Company Material Adverse Effect, certified in each case by the applicable Secretary of State of Texas or other authorized governmental entity; (d) Purchaser shall have received an opinion of Jenkens & Gilchrist, a Professional Corporation, in form and substance satisfactory to Purchaser, addressed to Purchaser and dated the Closing Date; and (e) the Company Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Company Material Adverse Effect.

         The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part: (a) Purchaser shall have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement required to be performed by it at or prior to the Effective Time; (b) the representations and warranties of Purchaser set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement; (c) the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Purchaser, date the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in the Merger Agreement have been satisfied; (d) the Company shall have received an opinion of Cassell & Stone, L.L.P., in form and substance satisfactory to the Company, addressed to the Company and dated the Closing Date, which opinion may be based on appropriate representations of Purchaser; (e) Sub shall have deposited with the Exchange Agent by wire transfer in immediately available funds, an amount equal to the product of the Conversion Value times the number of issued and outstanding shares of Company Common Stock as of the Effective Date plus the amount of the Option Consideration; (f) the opinion of Montgomery delivered and addressed to the Board dated September 22, 1997 shall not have been withdrawn; and (g) to the extent Purchaser shall have obtained a solvency opinion in connection with the financing of the transactions contemplated by the Merger Agreement, such solvency opinion shall be addressed jointly to Purchaser and to the Company.


         There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES


         The Merger Agreement contains various representations and warranties of the Company, Sub and Purchaser relating to, among other things: (i) various corporate organization and qualification matters, (ii) authorization matters in connection with the approval of the Merger Agreement, (iii) the non-contravention of the Merger Agreement with any of the Company's, Purchaser's or Sub's corporate and financial documents, (iv) the Company Required Statutory Approvals, (v) the Purchaser Required Statutory Approvals,
(vi) the ownership of Company Common Stock by Purchaser, (vii) the ownership of any Subsidiaries by the Company and (viii) the capitalization of the Company and Sub, and the Company makes further representations and warranties concerning (ix) compliance with governmental and environmental requirements,
(x) the financial statements, financial reports and any reports filed by the Company with the Commission, (xi) any undisclosed liabilities of the Company,
(xii) litigation, (xiii) this Proxy Statement, (xiv) certain tax matters, (xv) employee matters, (xvi) labor matters, (xvii) environmental matters, (xviii) the vote requirements for passage of the Merger Agreement, (xix) insurance,
(xx) material contracts and agreements, (xxi) state takeover statutes and the absence of a super-majority provision in Texas, and (xxii) the absence of any interests by the officers and directors of the Company in the Company or any of its Subsidiaries. The representations and warranties expire at the Effective Time.


CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER


         The Company has agreed that, prior to the Effective Time, the Company will, and will cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to entering into the Merger Agreement and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs in force on the date of the Merger Agreement, keep available the services of their officers and employees on the date of the Merger Agreement. Between the date of the Merger Agreement and the Closing Date, the Company will not hire any senior management personnel without the consent of Purchaser, which consent will not be reasonably withheld.

         The Company has also agreed that, prior to the Effective Time, the Company will not, nor will it permit any of its Subsidiaries to: (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to the Company or its Subsidiaries; (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or (c) redeem repurchase or otherwise acquire any shares of their capital stock, other than (i) intercompany acquisitions of capital stock, or (ii) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date of the Merger Agreement in the ordinary course of the operation of such plans.


         The Company has also agreed that prior to the Effective Time it will not, and will not permit any of its Subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for: (a) the issuance of common stock or other securities by the Company pursuant to the Stock Option Plans, in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current terms; (b) existing outstanding securities and rights to acquire securities of the Company; or (c) issuances by a wholly owned Subsidiary of its capital stock to the Company.

         The Company has agreed that, prior to the Effective Time: (a) the Company will not amend or propose to amend its Articles of Incorporation or Bylaws in any way adverse to Purchaser; (b) except as required by law, the Company will not, nor will it permit any of its Subsidiaries to, make any capital expenditures, except for normal extensions to or replacements of properties or in the ordinary course of business consistent with prior practice; (c) the Company will not, nor will it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements or dispositions of properties in the ordinary course of business consistent with prior practice;
(d) the Company will not, nor will it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for: (i) short-term indebtedness in the ordinary course of business consistent with past practice, (ii) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, or (iii) borrowings or letters of credit under existing credit facilities; (e) except as required by applicable law or the provisions of any employee benefit plan, or as contemplated by the Merger Agreement, the Company will not, nor will it permit any of its Subsidiaries to, enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by the Company, as the case may be, or their respective Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of any director, officer or other employee of the Company, or its respective Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Purchaser or the Company, as the case may be, or their respective Subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or senior management employee; (f) the Company will not, nor will it permit any of its Subsidiaries to, make any material changes in its or their accounting methods, except as required by law, rule, regulation or GAAP; (g) the Company will, and will cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the same industry and such other businesses as conducted by such party and its Subsidiaries; (h) the Company will use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which the Company operates; and (i) the Company shall not merge or consolidate with any other corporation or person or enter into any similar transaction not in the ordinary course of its business.


NO SOLICITATION


         The Merger Agreement provides that the Company will not, and will not cause its Subsidiaries to, permit any of its Representatives to, and will use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal with respect to the Company, or, in the event of any unsolicited Takeover Proposal with respect to the Company, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal with respect to the Company. The Merger Agreement further provides that the Company will notify Purchaser orally and in writing of any such inquiries, offers or Takeovers Proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 48 hours of the receipt thereof, and that the Company will immediately cease and cause to be terminated all discussions and negotiations existing on the date of the Merger Agreement, if any, with any other persons conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal regarding the Company. Notwithstanding anything stated above to the contrary, the Merger Agreement provides that: (i) the Company may, prior to the vote of the shareholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) in response to an unsolicited request therefor, furnish information, including non-public information, to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Company Confidentiality Agreement to the extent that the Board determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law; and (ii) the Company may engage in discussions and negotiations (but may not enter into any binding agreement regarding a Takeover Proposal other than the confidentiality agreement referenced above) with any person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal and the Company may take and disclose to its shareholders a position contemplated by Rule 14e-2(a) following the Company's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act.

CERTAIN POST-MERGER MATTERS

         Once the Merger is consummated, Sub will cease to exist as a corporation, and the Company, as the surviving corporation, will succeed to all of the assets, rights and obligations of Sub.

         Pursuant to the Merger Agreement, Sub's Articles of Incorporation and Bylaws, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Company, as the surviving corporation, until amended as provided therein and pursuant to the TBCA.

         Pursuant to the Merger Agreement, the individuals who are members of the board of directors of Sub immediately prior to the Effective Time shall comprise the full Board of Directors of the Company, as the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Pursuant to the Merger Agreement, the individuals who are officers of Sub immediately prior to the Effective Time shall be the officers of the Company, as the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT


         The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent of the general partner of Purchaser and the Board or (ii) by either party by written notice to the other, if (a) the Effective Time has not occurred on or before January 31, 1998, (b) any state or federal law, order, rule or regulation is adopted or issued that shall prohibit consummation of the Merger or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable, (c) the required approvals of the shareholders of the Company are not received at the Special Meeting, or (d) if the Company accepts a Superior Takeover Proposal. See "Certain Terms of the Merger Agreement--Expenses and Termination Fee."

         By Purchaser. Purchaser may terminate the Merger Agreement, by written notice to the Company (i) upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, subject to a limited cure period under certain circumstances,
(ii) if the Board withdraws or modifies in a manner adverse to Purchaser, the Board's recommendation of the Merger or approves or recommends to the shareholders of the Company any Superior Takeover Proposal, or (iii) if there has been a material adverse change affecting the Company since June 30, 1997, subject to a limited cure period, and which has been remedied as of the Closing Date.

         By the Company. The Company may terminate the Merger Agreement, by written notice to Purchaser, upon a breach of any material representation, warranty, covenant or agreement on the part of Purchaser set forth in the Merger Agreement, subject to a limited cure period.

         By Purchaser or the Company. If the Merger Agreement is terminated as the result of any material breach of any representation or warranty, or any material breach of any covenant or agreement thereunder, or if there has been a material adverse change affecting the Company, then the breaching party, or the Company if there has been a material adverse change affecting the Company, shall promptly pay to the other party, as liquidated damages, an amount in cash equal to the out-of-pocket expenses and fees incurred by the other party arising out of, or in connection with or related to, the

Merger or the transactions contemplated by the Merger Agreement not in excess of $1 million; provided, however, that if the Merger Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition, to the amount of out-of-pocket expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity. Notwithstanding however, in the event of failure of the closing of the Merger due to a material breach of the Merger Agreement by Purchaser (other than as a result of Purchaser's inability to obtain financing reasonably satisfactory to Purchaser), the Company will be entitled to receive $2.5 million as liquidated damages under the terms of the Escrow Agreement entered into between the parties pursuant to the Merger Agreement. In the event of failure of the Closing of the Merger as a result of Purchaser's inability to obtain financing reasonably satisfactory to Purchaser, the Company will be entitled to recover $500,000 as liquidated damages under such Escrow Agreement.

         Subject to limited exceptions, including the survival of the Company's agreement to pay a fee in the amount of $1.5 million (the "Termination Fee") to Purchaser under certain circumstances, in the event of the termination of the Merger Agreement, there will be no liability on the part of Purchaser or the Company or any of their respective officers or directors except that no party will be relieved from its obligations with respect to any willful breach of the Merger Agreement.

         The Merger Agreement may be amended by the parties thereto pursuant to action of their respective boards of directors and the general partner of Purchaser, at any time before or after approval thereof by the shareholders of Purchaser or the Company and prior to the Effective Time, but after such approvals, no such amendment shall alter or change the amount or kind of shares to be received or exchanged for or on conversion of any class or series of capital stock of either corporation, or alter or change any of the terms and conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of shares of Company Common Stock or common stock of Purchaser. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.


EXPENSES AND TERMINATION FEE


         Subject to certain provision enumerated in the Merger Agreement that discuss the payment of liquidated damages upon breach by one of the parties thereto, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with preparing, printing, and mailing of this Proxy Statement and related proxy materials, as well as the filing fee relating hereto, shall be shared equally by the Company and Purchaser.

         In the event (i) the Company breaches its undertakings with regard to its representation that it will generally not solicit a Takeover Proposal, (ii) the Board withdraws its approval of the Merger Agreement and the transactions contemplated thereby, (iii) the Merger Agreement and the transactions contemplated thereby are not approved by the Company's shareholders at the Special Meeting and the Company approves any Takeover Proposal within one year of the date of the Merger Agreement, which Takeover Proposal is ultimately consummated, whereby any party other than Purchaser or Sub would acquire directly or indirectly, for consideration consisting of cash, securities or a combination thereof, two-thirds (2/3rds) or more of the Company Common Stock then outstanding or all or substantially all of the assets of the Company or
(iv) the Merger is abandoned because the Company accepted a Superior Takeover Proposal, then, in each case, Purchaser and Sub may terminate the Merger Agreement without liability on their respective parts and Purchaser shall be entitled to receive from the Company the Termination Fee, payable in cash within 10 business days following demand therefor.

         If the Merger Agreement is terminated as the result of any material breach of any representation or warranty, or any material breach of any covenant or agreement thereunder, or if there has been a material adverse change affecting the Company, then the breaching party, or the Company if there has been a material adverse change affecting the Company, shall promptly pay to the other party, as liquidated damages, an amount in cash equal to the out-of-pocket expenses and fees incurred by the other party arising out of, or in connection with or related to, the Merger or the transactions contemplated by the Merger Agreement not in excess of $1 million; provided, however, that if the Merger Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non- breaching party may pursue any remedies available to it at law or in equity and shall, in addition, to the amount of out-of-pocket expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity. Notwithstanding, in the event of failure of the closing of the Merger due to a material breach of the Merger Agreement by Purchaser (other than as a result of Purchaser's inability to obtain financing reasonably satisfactory to Purchaser), the Company will be entitled to receive $2.5 million as liquidated damages under the terms of the Escrow Agreement entered into between the parties pursuant to the Merger Agreement. In the event of failure of the Closing of the Merger as a result of Purchaser's inability to obtain financing reasonably satisfactory to Purchaser, the Company will be entitled to recover $500,000 as liquidated damages under such Escrow Agreement.


INDEMNIFICATION


         The Company will, and from and after the Effective Time, the surviving corporation will, indemnify, defend, hold harmless and advance expenses to each person who is at the time of the execution of the Merger Agreement, or has been at any time prior to the date of execution of the Merger Agreement, the Indemnified Parties to the same extent and in the same manner as is now provided in the respective certificates or articles of incorporation or bylaws of the Company and such Subsidiaries in effect on the date hereof with respect to any Indemnified Liabilities. Any Indemnified Party wishing to claim indemnification, upon learning of a claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the surviving corporation) (but the failure so to notify shall not relieve a party from any liability for indemnification which it may have except to the extent such failure materially prejudices such party's position with respect to such claims). The Company, Purchaser and Sub agree that the foregoing rights to indemnification existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time shall survive the Merger and shall continue in full force and effect until the disposition of such Indemnified Liabilities. The Merger Agreement is intended to provide identical protection to that now afforded by the Company's Articles of Incorporation and Bylaws on the date of the Merger Agreement. Purchaser acknowledges in the Merger Agreement that each of the Indemnified Parties is an intended third-party beneficiary.

         Purchaser shall, subject to the terms set forth in the Merger Agreement, indemnify and hold harmless each Indemnified Party against any Indemnified Liability incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement.

         For a period of four years after the Effective Time, the surviving corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before and omissions occurring or existing at or prior to the Effective Time including the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that, if the aggregate annual premiums for such insurance at any time during such four-year period shall exceed 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the 12 calendar months immediately preceding the date of the Merger Agreement, then the obligation of the surviving corporation to provide insurance shall be limited to the maximum coverage that shall then be available at an annual premium equal to 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the 12 calendar months immediately preceding the date of the Merger Agreement.

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT



         The following table sets forth as of the Record Date, unless otherwise indicated, (i) the stock ownership of the persons or entities known by management beneficially to own more than 5% of the Company Common Stock, (ii) the number of shares of Company Common Stock beneficially owned by each director (iii) the number of shares of Company Common Stock beneficially owned by each executive officer, and (iv) the number of shares of Company Common Stock beneficially owned by all directors and executive officers of the Company as a group.


                                                                                AMOUNT AND NATURE OF       PERCENT
                                 NAME                                         BENEFICIAL OWNERSHIP (1)    OF CLASS
                                 ----                                         ------------------------    --------
 Wallace A. Jones  . . . . . . . . . . . . . . . . . . . . . . . . .                 253,000 (2)            6.38%
 Lawrence E. White . . . . . . . . . . . . . . . . . . . . . . . . .                  78,259 (2)            2.06%
 Charles A. Cooper . . . . . . . . . . . . . . . . . . . . . . . . .                  81,193 (2)            2.14%
 Susan R. Holland  . . . . . . . . . . . . . . . . . . . . . . . . .                  53,711 (2)            1.43%
 Mark P. Lamm  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  45,145 (2)            1.20%
 Joseph S. Thomson . . . . . . . . . . . . . . . . . . . . . . . . .                  52,000 (2)            1.39%
 Jack D. Knox  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  33,500 (2)                *
 Joseph V. Mariner, Jr.  . . . . . . . . . . . . . . . . . . . . . .                  27,296 (2)                *
 Grahame N. Clark, Jr. . . . . . . . . . . . . . . . . . . . . . . .                   26,500(2)                *
 Robert Fleming, Inc.  . . . . . . . . . . . . . . . . . . . . . . .                 409,500 (3)           11.02%
 Dimensional Fund Advisors, Inc. . . . . . . . . . . . . . . . . . .                 305,400 (4)            8.22%
 The TCW Group, Inc. . . . . . . . . . . . . . . . . . . . . . . . .                 253,300 (5)            6.81%
 Fleet Financial Group, Inc. . . . . . . . . . . . . . . . . . . . .                 233,600 (6)            6.28%
 Brinson Partners,  Inc. . . . . . . . . . . . . . . . . . . . . . .                 227,300 (7)            6.11%
 Greenbriar Partners, Ltd. . . . . . . . . . . . . . . . . . . . . .                 187,300 (8)            5.04%
 All directors and executive officers as a group (9 persons) . . . .                 650,604 (2)           15.10%


--------------------

*        Less than one percent.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Except as noted, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(2) Includes shares which may be acquired within 60 days of the Record Date pursuant to the exercise of Options as follows: Mr. Jones - 250,000 shares; Mr. White - 75,000 shares; Mr. Cooper - 75,000 shares; Ms. Holland - 50,000 shares; Mr. Lamm - 42,500 shares; Mr. Thomson - 22,500 shares; Mr. Knox - 32,500 shares; Mr. Mariner - 22,500 shares; Mr. Clark - 22,500 shares; and all directors and executive officers as a group - 592,500 shares. As a result of the Merger, the terms of the Stock Option Plans provide that all outstanding Options shall become fully vested.


(3) The principal business address of Robert Fleming Inc. ("Fleming") is 320 Park Avenue, 11th Floor, New York, NY 10022. Based on a Schedule 13G filed by Fleming with the Commission on February 14, 1997, Fleming has shared voting and shared dispositive power over 409,500 shares.

(4) The principal business address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Based on a Schedule 13G filed by Dimensional with the Commission on February 7, 1997, Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 305,400 shares of Company Common Stock as of December 31, 1996, all of such shares are held in portfolios of DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group

         Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.


(5) The principal business address of the TCW Group, Inc. ("TCW") is 865 South Figueroa Street, Los Angeles, CA 90017. Based on a Schedule 13G filed by TCW and Mr. Robert Day with the Commission on February 12, 1997, TCW, a Parent Holding Company is deemed to have beneficial ownership of 253,300 shares of Company Common Stock as of December 31, 1996. The Schedule 13G of TCW and Robert Day disclosed that TCW, through its subsidiary, Trust Company of the West, has sole voting power over 253,300 shares and sole dispositive power over 253,300 shares. In addition, the Schedule 13G discloses that Robert Day, and individual who may be deemed to control TCW, has sole voting power over 253,300 shares and sole dispositive power over 253,300 shares. The address of Mr. Day is 200 Park Avenue, Suite 2200, New York, NY 10166. In addition, Mr. Day may be deemed to control certain entities that are not subsidiaries of TCW, including Oakmont Corporation, a registered investment advisor, and Cypress International Partners Limited, also a registered investment adviser.

(6) The principal business address of Fleet Financial Group, Inc. ("Fleet") is One Federal Street, Boston, MA 02109. Based on a
         Schedule 13G filed by Fleet with the Commission on February 13, 1997, Fleet, a parent holding company, is deemed to have beneficial ownership of 233,600 shares of Company Common Stock as of December 31, 1996. These shares were acquired by and for the benefit of three subsidiaries of Fleet, Fleet Investment Advisors, Fleet Trust & Investment Services Co. and Fleet National Bank. These subsidiaries each have the right to receive dividends and proceeds from the sale of such shares. The Schedule 13G of Fleet discloses that Fleet has sole voting power over 218,600 shares, sole dispositive power over 230,100 shares and shared dispositive power over 3,500 shares.

(7) The principal business address of Brinson Partners, Inc. ("Brinson") is 209 South Lasalle, Chicago, IL 60604- 1295. Brinson, a parent holding company and an investment advisor, is deemed to have beneficial ownership of 227,300 shares of Company Common Stock as of December 31, 1996. Brinson's Schedule 13G, filed with the Commission on February 12, 1997, reported that Brinson was filing the Schedule
         13G on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holdings (USA), Inc. (SBCUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly-owned subsidiary of Brinson. Brinson is a wholly-owned subsidiary of BHI. BHI is a wholly-owned subsidiary of SBCUSA. SBCUSA is a wholly-owned subsidiary of SBC. As reported on the Schedule 13G, Brinson has shared voting power over 227,300 shares and shared dispositive power over 227,300 shares; BTC has shared voting power over 61,424 shares and shared dispositive power over 61,424; BHI has shared voting power over 227,300 shares and shared dispositive power over 227,300 shares; SBCUSA has shared voting power over 227,300 shares and shared dispositive power over 227,300 shares; and SBC has shared voting power over 227,300 shares and shared dispositive power over 227,300 shares;


(8) Based on a Schedule 13G filed by Greenbrier Partners, Ltd. ("Greenbrier") and Rowe Family Partnership, Ltd. ("Rowe") with the Commission on February 14, 1997, Greenbrier has sole voting and dispositive power over 181,300 shares and Rowe has sole voting and dispositive power over 6,000 shares. Frederick E. Rowe, Jr. is the general partner of both partnerships. The address of Greenbrier and Rowe is 1901 North Akard, Dallas, Texas 75201.

                            INDEPENDENT ACCOUNTANTS

         It is expected that representatives of KPMG Peat Marwick LLP be present at the Special Meeting to respond to appropriate questions of shareholders and to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

         If the Merger is not consummated, any proposals of shareholders of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 1998 must have been received by the Company, addressed to the Secretary of the Company at 12200 Stemmons Freeway, Suite 100, Dallas, Texas 75234, by no later than December 9, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site (http://www.sec.gov) at which reports, proxy statements and information statements and other information regarding the Company may be accessed. In addition, such reports, proxy statements, information statements and other information can also be inspected at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington D.C. 20006. After the Merger, registration of the Company Common Stock under the Exchange Act will be terminated. Copies of the documents referred to herein may also be obtained from the Company, without charge, upon request to the Company, Susan
R. Holland, Secretary, 12200 Stemmons Freeway, Suite 100, Dallas, Texas 75234.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company (File No. 000-12802) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;
         3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;
         4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;
         5.      The Company's Current Report on Form 8-K dated August 29,
                 1997;
         6.      The Company's Current Report on Form 8-K dated September 26,
                 1997;
         7.      The Company's Current Report on Form 8-K dated October 24,
                 1997; and
         8.      The Company's Current Report on Form 8-K dated November 4,
                 1997.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that the statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference.

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, FROM EL CHICO RESTAURANTS, INC., 12200 STEMMONS FREEWAY, SUITE 100, DALLAS, TEXAS 75234,
ATTENTION: CORPORATE SECRETARY (TELEPHONE (972) 241-5500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 15, 1997.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Susan R. Holland, Secretary

Dallas, Texas

November 28, 1997


         PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                  EL CHICO RESTAURANTS, INC. AND SUBSIDIARIES




AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

         Consolidated Balance Sheets at December 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . F-3

         Consolidated Statements of Operations for the years ended
                 December 31, 1996, 1995, and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4

         Consolidated Statements of Changes in Stockholders' Equity for
                 the years ended December 31, 1996, 1995, and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . F-5

         Consolidated Statements of Cash Flows for the years ended
                 December 31, 1996, 1995, and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

INTERIM CONSOLIDATED FINANCIAL STATEMENTS:

         Consolidated Balance Sheet at September 30, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-15

         Consolidated Statements of Operations for the nine months
                 ended September 30, 1997 and September 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . .  F-16

         Consolidated Statements of Cash Flows for the nine months
                 ended September 30, 1997 and September 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . .  F-17

         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-18

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
El Chico Restaurants, Inc.:


         We have audited the consolidated financial statements of El Chico Restaurants, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of El Chico Restaurants, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                           KPMG Peat Marwick LLP



Dallas, Texas
February 6, 1997

                  El Chico Restaurants, Inc. and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS
              (In Thousands of Dollars, Expect Par Value Amounts)

                                                                               December 31,
                                                                           --------------------
                                                                             1996        1995
                                                                           --------    --------
      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                $    216    $    266
  Accounts receivable                                                         1,154         979
  Income tax receivable                                                        --            66
  Inventories                                                                   976       1,100
  Prepaid expenses and other                                                  1,330       1,346
  Deferred income taxes (Note I)                                                824          71
                                                                           --------    --------
              Total current assets                                            4,500       3,828

PROPERTY AND EQUIPMENT, NET (Note B)                                         40,535      46,209
OTHER ASSETS AND DEFERRED COSTS                                                 681       1,002
DEFERRED INCOME TAXES (Note I)                                                1,946        --
                                                                           --------    --------
              TOTAL ASSETS                                                 $ 47,662    $ 51,039
                                                                           ========    ========


      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt (Note D)                            $     27    $     25
  Trade accounts payable                                                      4,459       4,384
  Accrued liabilities (Note C)                                                5,114       4,115
  Income taxes payable                                                          570        --
                                                                           --------    --------
              Total current liabilities                                      10,170       8,524

LONG-TERM DEBT, less current maturities (Note D)                              9,765       8,435
OTHER LONG-TERM LIABILITIES                                                   1,442       1,240
DEFERRED INCOME TAXES (Note I)                                                 --           343

COMMITMENTS AND CONTINGENCIES (Note E)

STOCKHOLDERS' EQUITY (Note F):
  Preferred stock - authorized 1,000,000 shares
    of $.10 par value; none issued                                             --          --
  Common stock - authorized 10,000,000 shares of $.10 par value;
    issued 4,750,142 and 4,746,975 shares in 1996 and 1995, respectively        475         475
  Additional paid-in capital                                                 15,925      15,895
  Retained earnings                                                          18,876      21,938
  Unamortized value of restricted stock issued                                  (37)        (59)
                                                                           --------    --------
                                                                             35,239      38,249
   Less treasury stock - at cost 1,057,760 and 651,744 shares in
      1996 and 1995, respectively                                            (8,954)     (5,752)
                                                                           --------    --------
              Total stockholders' equity                                     26,285      32,497
                                                                           --------    --------
              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 47,662    $ 51,039
                                                                           ========    ========





             The accompanying notes are an integral part of these
                       consolidated financial statements.

                  El Chico Restaurants, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (In Thousands of Dollars, Except per Share Amounts)



                                                                 Year Ended December 31,
                                                       -----------------------------------------
                                                              1996           1995           1994
                                                       -----------    -----------    -----------
Revenues:
  Sales from Company-owned restaurants                 $   101,698    $   101,628    $    94,901
  Equipment sales                                              825            908            832
  Franchise revenues                                         1,958          2,082          2,093
                                                       -----------    -----------    -----------
                                                           104,481        104,618         97,826
                                                       -----------    -----------    -----------
Costs and expenses:
  Restaurant cost of sales - food and beverage              27,016         25,772         24,273
  Restaurant cost of sales - labor                          33,725         33,637         31,435
  Restaurant operating expenses                             29,794         29,084         26,881
  Cost of equipment sales                                      700            782            590
  General and administrative                                 9,468          9,227          8,967
  Special Charge (Note G)                                    9,421           --             --
  (Gain) loss on sale or disposition of assets
    (Note H)                                                (1,203)          --               41
  Interest expense                                             686            602            146
  Interest income                                              (75)           (78)           (88)
                                                       -----------    -----------    -----------
                                                           109,532         99,026         92,245
                                                       -----------    -----------    -----------
            Income (loss) before income taxes               (5,051)         5,592          5,581
Income tax provision (benefit) (Note I)                     (1,989)         1,634          1,853
                                                       -----------    -----------    -----------
            NET EARNINGS (LOSS)                        $    (3,062)   $     3,958    $     3,728
                                                       ===========    ===========    ===========
Net earnings (loss) per common share                   $     (0.79)   $      0.98    $      0.88
                                                       ===========    ===========    ===========
Weighted average number of shares and share
  equivalents outstanding                                3,892,461      4,046,489      4,260,292
                                                       ===========    ===========    ===========





              The accompanying notes are an integral part of these
                      consolidated financial statements.

                  El Chico Restaurants, Inc. and Subsidiaries

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                           (In Thousands of Dollars)


                                                                                           Unamortized
                                                               Additional                   Value of
                                          Common Stock           Paid-In      Retained      Restricted     Treasury
                                      Shares         Amount      Capital      Earnings      Stock Issue      Stock          Total
                                    -----------   ----------   -----------   -----------    -----------    ----------    ----------
Balances at December 31, 1993         4,719,973   $      472   $    14,263   $    14,252    $       (67)   $   (4,076)   $   24,844

Net earnings                                 --           --            --         3,728             --            --         3,728
Issuance of common stock under
 stock bonus plan, net                       --           --            71            --            (57)          (11)            3
Issuance of common stock pursuant
 to stock option plan                    23,667            2           249            --             --            --           251
Amortization of restricted stock
 issue                                       --           --            --            --             56            --            56
                                    -----------   ----------   -----------   -----------    -----------    ----------    ----------
Balances at December 31, 1994         4,743,640          474        14,583        17,980            (68)       (4,087)       28,882

Net earnings                                 --           --            --         3,958             --            --         3,958
Purchase of treasury stock                   --           --            --            --             --        (2,174)       (2,174)
Issuance of common stock under
 stock bonus plan, net                       --           --            52            --            (53)            9             8
Issuance of common stock pursuant
 to stock option plan                     3,335            1         1,260            --             --           500         1,761
Amortization of restricted stock
 issue                                       --           --            --            --             62            --            62
                                    -----------   ----------   -----------   -----------    -----------    ----------    ----------
Balances at December 31, 1995         4,746,975          475        15,895        21,938            (59)       (5,752)       32,497

Net loss                                     --           --            --        (3,062)            --            --        (3,062)
Purchase of treasury stock                   --           --            --            --             --        (3,208)       (3,208)
Issuance of common stock under
  stock bonus plan, net                      --           --            16            --            (40)            6           (18)
Issuance of common stock pursuant
  to stock option plan                    3,167           --            14            --             --            --            14
Amortization of restricted stock
 issue                                       --           --            --            --             62            --            62
                                    -----------   ----------   -----------   -----------    -----------    ----------    ----------
Balances at December 31, 1996         4,750,142   $      475   $    15,925   $    18,876    $       (37)   $   (8,954)   $   26,285
                                    ===========   ==========   ===========   ===========    ===========    ==========    ==========





              The accompanying notes are an integral part of these
                      consolidated financial statements.

                  El Chico Restaurants, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In Thousands of Dollars)

                                                                         Year Ended December 31,
                                                                   --------------------------------
                                                                     1996        1995        1994
                                                                   --------    --------    --------
Cash flows from operating activities:
  Net (loss) earnings                                              $ (3,062)   $  3,958    $  3,728
  Adjustments to reconcile net earnings (loss) to
    net cash provided by operating activities:
       Special Charge                                                 9,421        --          --
       Depreciation and amortization of property and equipment        5,315       5,107       4,831
       Amortization of deferred costs                                   697       1,333       1,257
       (Gain) loss on sale or disposition of assets                  (1,203)       --            41
       Deferred income taxes                                         (3,042)         23         419
       Increase in accounts receivable                                 (175)       (127)       (155)
       Decrease (increase) in income tax receivable                      66         (66)        792
       Decrease in inventories                                          124          89         120
       Decrease (increase) in prepaid expenses and other                 16        (103)       (385)
       Increase in other assets and deferred costs                     (401)     (1,242)     (1,133)
       Increase (decrease) in trade accounts payable and accrued
           liabilities                                                 (822)        376        (353)
       Increase (decrease) in income taxes payable                      570        (173)        173
       Increase in other long-term liabilities                          202         314         254
       Other                                                            238         412         125
                                                                   --------    --------    --------
         Net cash provided by operating activities                    7,944       9,901       9,714
                                                                   --------    --------    --------

Cash flows from investing activities:
  Proceeds from sale of property and equipment                        1,445        --         1,449
  Purchases of property and equipment                                (7,595)    (13,015)    (13,784)
                                                                   --------    --------    --------
         Net cash used in investing activities                       (6,150)    (13,015)    (12,335)
                                                                   --------    --------    --------

Cash flows from financing activities:
  Borrowings of long-term debt                                        1,355       2,925       2,250
  Repayment of long-term debt                                           (23)        (20)        (18)
  Purchase of treasury stock                                         (3,208)     (2,174)       --
  Proceeds from note receivable                                        --           245        --
  Issuance of common stock                                               32       1,677         273
                                                                   --------    --------    --------
         Net cash (used in) provided by financing activities         (1,844)      2,653       2,505
                                                                   --------    --------    --------
         NET DECREASE IN CASH                                           (50)       (461)       (116)

Cash and cash equivalents at beginning of year                          266         727         843
                                                                   --------    --------    --------
Cash and cash equivalents at end of year                           $    216    $    266    $    727
                                                                   ========    ========    ========

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
       Interest (net of amount capitalized)                        $    593    $    551    $     99
                                                                   ========    ========    ========
       Income taxes                                                $    477    $  1,911    $  1,010
                                                                   ========    ========    ========


              The accompanying notes are an integral part of these
                      consolidated financial statements.

                  El Chico Restaurants, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1996, 1995, and 1994



NOTE A - SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

     Principles of Consolidation

     The consolidated financial statements include the accounts of El Chico Restaurants, Inc. and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated.

     Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories

     Inventories, which consist primarily of food products, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization are provided in amounts sufficient to amortize the cost of depreciable assets to operations over their estimated service lives of three to 30 years. Leasehold improvements are amortized over the lives of the respective leases, including renewal periods when the Company intends to exercise renewal options, or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, while accelerated methods are used for tax purposes.

     Interest is capitalized with the construction of new restaurants as part of the asset to which it relates. Interest capitalized during 1996, 1995 and 1994 was not material.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

                  El Chico Restaurants, Inc. and Subsidiaries

     Preopening Costs

     Restaurant preopening costs, comprised primarily of the cost of hiring and training restaurant employees, are amortized over the initial twelve months of a restaurant's operations.

     Franchise Fee Revenue

     Franchise fee revenue is recognized when all material services or conditions relating to the sale have been substantially performed or satisfied by the Company, but no sooner than the commencement of operations by the franchisee. Franchise revenues for each period presented in the consolidated statement of operations relate substantially to royalties paid by franchisees.

     Income Taxes

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings Per Common Share

     Earnings per common share are based on the weighted average number of shares and common share equivalents outstanding during each period determined using the treasury stock method. Primary common share equivalents are determined based on the average market price exceeding the exercise price of the stock options while fully diluted are determined based on the higher of the average or the ending market price exceeding the exercise price of the stock options.

     Stock Option Plan

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 has been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                  El Chico Restaurants, Inc. and Subsidiaries

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


NOTE B - PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                      December 31,
                                                  --------------------
                                                    1996        1995
                                                  --------    --------
                                                     (In Thousands)
              Land                                $  7,125    $  7,732
              Buildings and improvements            16,918      16,136
              Leasehold improvements                24,230      27,878
              Equipment, furniture and fixtures     18,777      17,871
              Construction in progress                 492         438
                                                  --------    --------
                                                    67,542      70,055
                 Less accumulated depreciation
                     and amortization              (27,007)    (23,846)
                                                  --------    --------
                                                  $ 40,535    $ 46,209
                                                  ========    ========

NOTE C - ACCRUED LIABILITIES

     Accrued liabilities consist of:

                                                         December 31,
                                                     -------------------
                                                       1996       1995
                                                     --------   --------
                                                       (In Thousands)
              Compensation and related taxes         $  1,119   $  1,689
              Special charge                            1,638       --
              Taxes, other than income and payroll        979        838
              Insurance claims and administration         607        750
              Rent                                        232        353
              Other                                       539        485
                                                     --------   --------
                                                     $  5,114   $  4,115
                                                     ========   ========

                  El Chico Restaurants, Inc. and Subsidiaries

NOTE D - LONG-TERM DEBT

     Long-term debt consists of:

                                                                     December 31,
                                                                ----------------------
                                                                   1996         1995
                                                                ---------    ---------
                                                                    (In Thousands)
     Note payable to a bank under credit facility (see below)   $   9,730    $   8,375
     Other                                                             62           85
                                                                ---------    ---------
                                                                    9,792        8,460
        Less current maturities                                       (27)         (25)
                                                                ---------    ---------
                                                                $   9,765    $   8,435
                                                                =========    =========

     The Company has an unsecured credit facility with a $16,000,000 commitment comprised of a $15,000,000 revolving line of credit and a $1,000,000 letter of credit facility. The line of credit matures on December 31, 1997, and may be converted to a term loan, payable quarterly on a 10-year amortization schedule, and maturing on December 31, 1999, and accordingly has been classified as non-current in the accompanying balance sheet. Both the line of credit and the term loan bear interest at the Company's option of prime rate or up to six-month LIBOR plus .75 percent. Both rates are subject to maintaining certain financial covenants, and interest is payable upon maturity of the LIBOR advances or quarterly for prime rate advances. Principally because of the special charge, the interest on the line of credit has been at LIBOR plus 1.75 percent and/or prime plus 0.50 percent since August 14, 1996 until certain financial results are met. In addition, the Company has entered into an interest rate swap (not for trading purposes, but to manage well defined interest rate risks) on a notional balance of $5 million, under which a fixed rate of 6.61 percent is paid against a floating rate equal to three-month LIBOR. A commitment fee of .25 percent is payable quarterly on any unused commitments.

     As of December 31, 1996, the line of credit bore interest as follows:

                         $5,000,000  8.34%       LIBOR plus 1.75 percent plus 1.06 (SWAP)
                          4,000,000  7.28%       LIBOR plus 1.75 percent
                            730,000  8.75%       Prime plus 0.5 percent
                         ----------
                         $9,730,000
                         ==========

     Scheduled maturities of long-term debt as of December 31, 1996 are as follows (in thousands):

                            Fiscal Year
                               1997                $     27
                               1998                   1,001
                               1999                   8,764
                                                   --------
                                                   $  9,792
                                                   ========

                  El Chico Restaurants, Inc. and Subsidiaries

NOTE E - COMMITMENTS AND CONTINGENCIES

     The Company leases land, buildings and equipment under noncancellable operating leases expiring at various dates through 2010. The following is a schedule of minimum rental payments under such leases (in thousands):

                  1997                          3,622
                  1998                          3,027
                  1999                          2,748
                  2000                          2,247
                  2001                          1,890
                  Thereafter                    6,288
                                             --------
                                             $ 19,822
                                             ========

     Most land and building lease agreements provide for contingent rentals based on sales. Rental expense for all leases was as follows (in thousands):

                                           Year Ended December 31,
                                        ---------------------------
                                          1996      1995      1994
                                        -------   -------   -------
                   Minimum rentals      $ 3,487   $ 3,262   $ 2,805
                   Contingent rentals       368       510       645
                                        -------   -------   -------
                                        $ 3,855   $ 3,772   $ 3,450
                                        =======   =======   =======

    The Company is a defendant in various lawsuits arising in the ordinary course of its business. The majority of these suits are covered by insurance. In the opinion of management, none of these lawsuits will have a material adverse effect, individually or in the aggregate, upon the Company's financial position or results of operations.

                  El Chico Restaurants, Inc. and Subsidiaries

NOTE F - STOCKHOLDERS' EQUITY

    On May 2, 1996, the shareholders approved the El Chico Restaurants, Inc. 1995 Stock Plan ("the 1995 Plan"), which replaced and canceled all previous shares and options available for grant and reserved 400,000 shares for future grant. As of December 31, 1996 there were 207,062 shares available for grant and options covering 366,609 were exercisable at prices ranging from $3.16 to $12.13. Transactions during 1996, 1995, and 1994 were as follows:

                                                                        Weighted
                                                            Shares       Average
                                                                      Exercise Price
                                                           ---------  --------------
                Options outstanding at December 31, 1993     825,670    $    9.23
                   Granted                                   260,000        12.08
                   Exercised                                 (23,667)        7.77
                   Forfeited                                (342,001)        9.62
                                                           ---------    ---------

                Options outstanding at December 31, 1994     720,002        10.12
                   Granted                                    98,500        10.46
                   Exercised                                (170,001)        9.50
                   Forfeited                                 (10,000)       11.00
                                                           ---------    ---------

                Options outstanding at December 31, 1995     638,501        10.33
                   Granted                                   219,225         9.62
                   Exercised                                  (3,167)        3.35
                   Forfeited                                 (75,000)        9.99
                                                           ---------    ---------
                Options outstanding at December 31, 1996     779,559    $   10.19
                                                           =========    =========


     The per share weighted-average fair value of stock options granted during 1996 and 1995 was $4.56 and $4.90 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5 percent, an expected life of 10 years, no expected dividend yield and a forfeiture rate of 57.5 percent based upon historic data.

     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its 1996 and 1995 stock options under SFAS No. 123, there would have been no material impact on the consolidated financial statements. The compensation cost for options granted prior to January 1, 1995 is not considered as it is not required under SFAS No. 123.

                  El Chico Restaurants, Inc. and Subsidiaries

NOTE F - STOCKHOLDERS' EQUITY - Continued

     In February 1995, the Company's Board of Directors adopted a Shareholder Rights Plan pursuant to which purchase rights (the "Rights") were issued to holders of its common stock at the rate of one Right for each share of common stock. The Rights will trade with the Company's common stock until exercisable. The Rights become exercisable ten days after any person or group acquires 20 percent or more of the Company's outstanding common stock or announces a tender offer for 30 percent or more of the Company's outstanding common stock. The Rights thereafter entitle the holder to purchase one one-thousandth of a share of Preferred Stock for $48.00, and, under certain circumstances, would be modified to entitle certain holders to purchase additional Common Stock of the Company having a market value of two times the $48.00 exercise price of the Right, or to purchase common stock of an acquiring company having a market value of two times the $48.00 exercise price of the Right. The Rights expire on December 31, 2004 and may be redeemed by the Company for one cent per Right under certain circumstances.


NOTE G - SPECIAL CHARGE

     During the second quarter of 1996 the Company incurred a special charge of $9.4 million to provide for the impairment and exit plans of six units slated for closing, the impairment of the carrying values of three other stores that will continue operating as well as a write-down of certain other assets. One of the six stores is an older store that was closed and replaced with a new prototype which opened during the third quarter of 1996. The Company entered into agreements with two separate existing franchisees to operate two of the impaired stores. The remaining three impaired stores were closed and are held for sale. The effect of the impairment during 1996, excluding the replaced store, reduced depreciation and amortization expense by $452,000. Management reviews each restaurant regularly to determine that expected undiscounted cash flows are adequate to recover the related investment. When expected cash flows are inadequate, the Company writes down the asset to its recoverable value.


NOTE H - SALE OR DISPOSITION OF ASSETS

     During 1996, the Company sold three parcels of real estate including two stores previously leased to two franchisees which were sold to those franchisees and the sale of a vacant, underdeveloped piece of land adjacent to a franchise store resulting in gains of $1,203,000. During 1994, asset values for two restaurants were written-down $220,000 as future operations were not expected to provide sufficient cash flow to recover the related investments. In addition, during 1994, the Company closed six restaurants. One restaurant was sold resulting in a gain of $439,000, one was closed at a loss of $202,000, one was closed with minimal costs and the remaining three closings were provided for in 1993.

                  El Chico Restaurants, Inc. and Subsidiaries

NOTE I - INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                          Year Ended December 31,
                                   -------------------------------------
                                      1996          1995         1994
                                   ----------    ----------   ----------
               Expense (Benefit)
               Federal:
                  Current          $      934    $    1,536   $    1,258
                  Deferred             (3,042)           23          419
               State                      119            75          176
                                   ----------    ----------   ----------
                                   $   (1,989)   $    1,634   $    1,853
                                   ==========    ==========   ==========

    The types of temporary differences between the tax and financial reporting bases of assets and liabilities that give rise to the deferred income tax assets (liabilities) and their related tax effects are as follows (in thousands):

                                                               December 31,
                                                          ----------------------
                                                             1996         1995
                                                          ---------    ---------
               Deferred tax assets:
                  Special charge (Note G)                 $   3,026    $    --
                  FICA tip credit                               252         --
                  Insurance reserves                            235          362
                  Deferred compensation                         161          125
                  Provision for restaurant closings              65           65
                  Other                                         119           12
                                                          ---------    ---------
                      Total deferred tax assets               3,858          564
                                                          ---------    ---------

               Deferred tax liabilities:
                  Property and equipment                     (1,073)        (747)
                  Restaurant preopening costs                   (15)         (89)
                                                          ---------    ---------
                     Total deferred tax liabilities          (1,088)        (836)
                                                          ---------    ---------
                     Net deferred tax asset (liability)   $   2,770    ($    272)
                                                          =========    =========

    The Company believes that the deferred tax assets at December 31,1996 and 1995 will be realized based upon historical levels of income and through reversals of existing taxable temporary differences during the carryforward period.

    The Company's effective income tax rate differs from the expected federal statutory income tax rate as a result of the following:

                                              Year Ended December 31,
                                       -------------------------------------
                                         1996          1995          1994
                                       ---------     ---------     ---------
       Expected income tax provision       (34.0)%        34.0%         34.0%
       State income taxes                    1.7           0.5           3.3
       FICA tip and TJTC tax credits        (7.0)         (5.9)         (5.1)
       Other                                (0.1)          0.6           1.0
                                       ---------     ---------     ---------
          Income tax provision             (39.4)%        29.2%         33.2%
                                       =========     =========     =========

                 EL CHICO RESTAURANTS, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEET
             (In Thousands of Dollars, Except Par Value Amounts)



                                                                         September 30,
                                                                             1997
                                                                         ------------
                                                                          (Unaudited)
       ASSETS

Current Assets:
   Cash and Cash Equivalents                                               $    995
   Accounts Receivable                                                          668
   Income Tax Receivable                                                         63
   Inventories                                                                1,066
   Prepaid Expenses and Other                                                 1,245
   Deferred Income Taxes                                                        569
                                                                           --------
               Total Current Assets                                           4,606

Property and Equipment - Net                                                 41,204
Other Assets and Deferred Costs                                                 717
Deferred Income Taxes                                                         2,146
                                                                           --------
                                                                           $ 48,673
                                                                           ========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Current Maturities of Long-Term Debt                                    $    732
   Trade Accounts Payable                                                     4,489
   Accrued Liabilities                                                        3,001
   Income Taxes Payable                                                          --
                                                                           --------
               Total Current Liabilities                                      8,222

Long-Term Debt, Less Current Maturities                                       8,675

Other Long-Term Liabilities                                                   3,359

Stockholders' Equity:
   Preferred Stock - Authorized 1,000,000 Shares of
    $.10 Par Value; None Issued                                                  --
   Common Stock - Authorized 10,000,000 Shares of $.10 Par Value;
    Issued 4,777,166 and 4,750,142 Shares in 1997 and 1996, respectively        479
   Additional Paid-In Capital                                                16,067
   Retained Earnings                                                         20,842
   Unamortized Value of Restricted Stock Issued                                 (26)
                                                                           --------
                                                                             37,362
   Less Treasury Stock - At Cost, 1,053,807 and 1,057,760
     Shares in 1997 and 1996, respectively                                   (8,945)
                                                                           --------
                                                                             28,417
                                                                           --------
                                                                           $ 48,673
                                                                           ========

                  EL CHICO RESTAURANTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (In Thousands of Dollars, Except Per Share Amounts)
                                  (Unaudited)





                                                               Nine Months Ended
                                                     ---------------------------------------
                                                     September 30, 1997   September 30, 1996
                                                     ------------------   ------------------
Revenues:
   Sales from Company-Owned restaurants                 $    74,765           $    76,833
   Equipment sales                                              590                   445
   Franchise revenues                                         1,427                 1,501
                                                        -----------           -----------
                                                             76,782                78,779
                                                        -----------           -----------
Cost and Expenses:
   Restaurant cost of sales - food and beverage              19,668                20,597
   Restaurant cost of sales - labor                          25,121                25,476
   Restaurant operating expenses                             21,475                22,689
   Cost of equipment sales                                      514                   373
   General and administrative                                 7,261                 7,174
   Special Charge                                              --                   9,421
   Gain on sale of assets                                      (529)               (1,202)
   Interest expense                                             577                   490
   Interest income                                              (49)                  (53)
                                                        -----------           -----------
                                                             74,038                84,965
                                                        -----------           -----------

           Income (loss) before income taxes                  2,744                (6,186)
  Income tax provision (benefit)                                778                (2,306)
                                                        -----------           -----------
           NET EARNINGS (LOSS)                          $     1,966           $    (3,880)
                                                        ===========           ===========
Net earnings (loss) per common share                    $      0.53           $     (0.98)
                                                        ===========           ===========
Weighted average number of shares and
 share equivalents outstanding                            3,723,546             3,959,476
                                                        ===========           ===========

                  EL CHICO RESTAURANTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In Thousands of Dollars)
                                  (Unaudited)



                                                                                   Nine Months Ended
                                                                         --------------------------------------
                                                                         September 30, 1997  September 30, 1996
                                                                         ------------------  ------------------
Cash Flows from Operating Activities:
   Net Earnings (Loss)                                                      $     1,966         $    (3,880)
   Adjustments to Reconcile Net Earnings (Loss) to Net
     Cash Provided by Operating Activities:
        Special Charge                                                               --               9,421
        Gain on Sale of Property                                                   (529)              1,202
        Depreciation and Amortization of Property and Equipment                   3,904               4,049
        Amortization of Deferred Costs                                              345                 585
        Decrease in Accounts Receivable                                             486                 143
        Decrease in Income Tax Receivable                                           (63)               (314)
        Decrease (Increase) in Inventories                                          (90)                124
        Decrease (Increase) in Prepaid Expenses and Other                            85                (113)
        Increase in Other Assets and Deferred Costs                                (381)               (275)
        Decrease in Trade Accounts Payable and Accrued Liabilities               (2,083)               (860)
        Decrease in Income Taxes Payable                                           (570)                 --
        Increase (Decrease) in Long-Term Liabilities                              1,917                 (45)
        Deferred Income Taxes                                                        55              (2,403)
        Other                                                                       149                 120
                                                                            -----------         -----------
                    Net Cash Provided by Operating Activities                     5,191               5,350
                                                                            -----------         -----------

Cash Flows from Investing Activities:
    Proceeds from Sale of Property                                                1,144               1,445
    Purchase of Property and Equipment                                           (5,299)             (5,864)
                                                                            -----------         -----------
                    Net Cash Used in Investing Activities                        (4,157)             (4,419)
                                                                            -----------         -----------

Cash Flows from Financing Activities:
   (Repayment) Borrowings of Long-Term Debt                                        (385)              1,855
   Purchase of Treasury Stock                                                        --              (2,912)
   Issuance of Common Stock                                                         130                  43
                                                                            -----------         -----------
                    Net Cash Used in Financing Activities                          (255)              1,014
                                                                            -----------         -----------

                    Net Decrease in Cash                                            779                 (83)

Cash and Cash Equivalents at Beginning of Period                                    216                 266
                                                                            -----------         -----------
Cash and Cash Equivalents at End of Period                                  $       995         $       183
                                                                            ===========         ===========

                  EL CHICO RESTAURANTS, INC. AND SUBSIDIARIES

              Note to Consolidated Condensed Financial Statements
                                  (Unaudited)





1.     Basis of presentation and other accounting information.

         The consolidated condensed financial statements and information included herein are unaudited; however, they reflect all adjustments which are, in the opinion of Management, necessary for a fair statement of the results of operations for the interim periods ended September 30, 1997 and September 30, 1996 and financial position at September 30, 1997. The adjustments consist only of normal recurring items except for the special charge discussed below. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full fiscal year. The notes to the consolidated financial statements contained in the December 31, 1996 Annual Report on Form 10-K should be read in conjunction with the consolidated condensed financial statements.



2.       Special Charge.

         During the quarter ended June 30, 1996, the Company incurred a special charge of $9.4 million to provide for the impairment and exit plans of six units slated for closing, the impairment of the carrying values of three other stores that will continue operating as well as a write-down of certain other assets. One of the six stores was an older store that was closed during the quarter and was replaced with a new prototype which opened July 1996. Subsequently, the Company entered into agreements with two separate existing franchisees to operate two of the six impaired restaurants. The three remaining impaired stores have been closed, two of which are subleased or under contract to sublease and the Company is in the process of locating a sublessor for the remaining closed store.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                            dated September 23, 1997

                                 by and between

         EL CHICO HOLDING COMPANY, L.P. and EL CHICO ACQUISITION, INC.
                                      and

                           EL CHICO RESTAURANTS, INC.

                        TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - CERTAIN DEFINITIONS ...........................................  A-1

ARTICLE II - THE MERGER ...................................................  A-5
          Section 2.1    The Merger .......................................  A-5
          Section 2.2    Effective Time of the Merger .....................  A-5
          Section 2.3    Articles of Incorporation ........................  A-6
          Section 2.4    Bylaws ...........................................  A-6
          Section 2.5    Directors of the Surviving Corporation ...........  A-6
          Section 2.6    Officers of the Surviving Corporation ............  A-6
          Section 2.7    Effects of Merger ................................  A-6

ARTICLE III - CONVERSION OF SHARES ........................................  A-6
          Section 3.1    Effect Of Merger on Capital Stock ................  A-6
          Section 3.2    Exchange of Certificates .........................  A-7
          Section 3.3    Further Assurances ...............................  A-8

ARTICLE IV -  THE CLOSING .................................................  A-8
          Section 4.1    Closing ..........................................  A-8

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT ......................  A-9
          Section 5.1    Organization and Qualification ...................  A-9
          Section 5.2    Authority; Non-Contravention; Statutory
                         Approvals; Compliance ............................  A-9
          Section 5.3    Ownership of Company Common Stock ................  A-10

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................  A-11
          Section 6.1    Organization and Qualification ...................  A-11
          Section 6.2    Subsidiaries .....................................  A-11
          Section 6.3    Capitalization ...................................  A-11
          Section 6.4    Authority; Non-Contravention; Statutory
                         Approvals; Compliance ............................  A-12
          Section 6.5    Reports and Financial Statements .................  A-14
          Section 6.6    Absence of Certain Changes or Events; Absence of
                         Undisclosed Liabilities ..........................  A-14
          Section 6.7    Litigation .......................................  A-15
          Section 6.8    Proxy Materials ..................................  A-15
          Section 6.9    Tax Matters ......................................  A-16
          Section 6.10   Employee Matters .................................  A-16
          Section 6.11   Environmental Matters ............................  A-17
          Section 6.12   Vote Required ....................................  A-17
          Section 6.13   Insurance ........................................  A-18
          SECTION 6.14   Material Contracts and Agreements ................  A-18

          Section 6.15   State Takeover Statutes; Absence of
                         Supermajority Provision .......................... A-18
          Section 6.16   Certain Interest ................................. A-18

ARTICLE VII - REPRESENTATIONS AND WARRANTIES REGARDING SUB ................ A-19
          Section 7.1    Organization and Standing ........................ A-19
          Section 7.2    Capital Structure ................................ A-19
          Section 7.3    Authority; Non-Contravention ..................... A-19

ARTICLE VIII - CONDUCT OF BUSINESS PENDING THE MERGER ..................... A-20
          Section 8.1    Ordinary Course of Business ...................... A-20
          Section 8.2    Dividends ........................................ A-20
          Section 8.3    Issuance of Securities ........................... A-20
          Section 8.4    Charter Documents ................................ A-21
          Section 8.5    Capital Expenditures ............................. A-21
          Section 8.6    No Dispositions .................................. A-21
          Section 8.7    Indebtedness ..................................... A-21
          Section 8.8    Compensation, Benefits ........................... A-21
          Section 8.9    Accounting ....................................... A-22
          Section 8.10   Insurance ........................................ A-22
          Section 8.11   Permits .......................................... A-22
          SECTION 8.12   Merger ........................................... A-22

ARTICLE IX - ADDITIONAL AGREEMENTS ........................................ A-22
          Section 9.1    Cooperation, Notification ........................ A-22
          Section 9.2    Third-Party Consents ............................. A-22
          Section 9.3    Access to Information ............................ A-23
          Section 9.4    Regulatory Matters ............................... A-23
          Section 9.5    Shareholder Approval; Proxy Statement ............ A-24
          Section 9.6    Indemnification; Directors' and Officers'
                         Insurance ........................................ A-24
          Section 9.7    Schedules ........................................ A-25
          Section 9.8    Public Announcements ............................. A-26
          Section 9.9    Stock Option and Bonus Plans ..................... A-26
          Section 9.10   No Solicitations ................................. A-26
          Section 9.11   Cancellation Fee ................................. A-27
          Section 9.12   No Withdrawal of Recommendation .................. A-27
          Section 9.13   Expenses ......................................... A-28
          Section 9.14   Employee Benefit Matters; Severance .............. A-28
          SECTION 9.15   Escrow Agreement ................................. A-28
          Section 9.16   Covenant to Satisfy Conditions ................... A-28

ARTICLE X - CONDITIONS .................................................... A-29
          Section 10.1   Conditions to Each Party's Obligation to
                         Effect the Merger ................................ A-29
          Section 10.2   Conditions to Obligation of Parent to
                         Effect Merger .................................... A-29
          Section 10.3   Conditions to Obligation of the Company to
                         Effect the Merger ................................ A-30

ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER ............................ A-31
          Section 11.1   Termination ...................................... A-31
          Section 11.2   Effect of Termination ............................ A-33
          Section 11.3   Payments of Expenses ............................. A-33
          Section 11.4   Amendment ........................................ A-34
          Section 11.5   Waiver ........................................... A-34

ARTICLE XII - GENERAL PROVISIONS .......................................... A-34
          Section 12.1   Non-Survival of Representations and
          Warranties ...................................................... A-34
          Section 12.2   Brokers .......................................... A-35
          Section 12.3   Notices .......................................... A-35
          Section 12.4   Miscellaneous .................................... A-36
          Section 12.5   Interpretation ................................... A-36
          Section 12.6   Counterparts; Effect ............................. A-36
          Section 12.7   Parties in Interest .............................. A-36
          Section 12.8   Specific Performance ............................. A-36
          Section 12.9   Further Assurances ............................... A-37

                               Company Schedules

Schedule 5.3        -    Ownership of Company Common Stock
Schedule 6.2        -    Subsidiaries
Schedule 6.4(d)     -    Compliance
Schedule 6.6(a)     -    Absence of Certain Changes or Events; Absence of
                         Undisclosed Liabilities
Schedule 6.6(b)     -    Financial Statement Disclosure
Schedule 6.7        -    Litigation
Schedule 6.10(a)    -    Benefit Plans
Schedule 6.11       -    Environmental Matters
Schedule 6.14       -    Material Contracts and Agreements
Schedule 6.16       -    Certain Interests
Schedule 8.6        -    No Dispositions
Schedule 8.8        -    Compensation Benefits
Schedule 9.9        -    Stock Option and Bonus Plans



                                    Exhibits

Exhibit A    -    Bylaw Excerpt

                   AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of September 23, 1997 (this "Agreement"), by and among EL CHICO HOLDING COMPANY, L.P., a limited partnership formed under the laws of the State of Texas ("Parent"), EL CHICO ACQUISITION, INC. , a corporation formed under the laws of the State of Texas and a wholly-owned subsidiary of Parent ("Sub"), and EL CHICO RESTAURANTS, Inc., a corporation formed under the laws of the State of Texas (the "Company").

     WHEREAS, Parent has executed a Confidentiality Agreement in favor of Company in connection with an auction conducted by the Company; and

     WHEREAS, the Company has relied upon such Confidentiality Agreement in entering into this Agreement; and

     WHEREAS, the General Partner of Parent and the respective Boards of Directors of Sub and the Company have approved, and the Company has declared advisable and in the best interests of its shareholders, the merger of Sub with and into the Company (the "Merger"), pursuant to the terms and conditions set forth in this Agreement;

     WHEREAS, pursuant to the Merger, each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Conversion Value;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                            ARTICLE I

                       CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "Articles of Merger" shall have the meaning set forth in SECTION 2.2.

     "Certificates" shall have the meaning set forth in SECTION 3.2(b).

     "Closing" and "Closing Date" shall have the meaning set forth in SECTION
4.1.

     "Company Benefit Plans" shall have the meaning set forth in SECTION
6.10(a).

     "Company Common Stock" shall mean the common stock, par value $0.10 per share, of the Company (and the associated preferred stock purchase rights with respect thereto under the Company's shareholder rights plan).

     "Company Confidentiality Agreement" shall mean that certain confidentiality agreement, dated as of September 22, 1997, by and between the Company and Parent.

     "Company Financial Statements" shall have the meaning set forth in SECTION 6.5(d).

     "Company Material Adverse Change" or "Company Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement.

     "Company Preferred Stock" shall mean the preferred stock, par value $0.10 per share, of the Company.

     "Company Required Consents" shall mean all required third-party consents or other approvals.

     "Company Required Statutory Approvals" shall have the meaning set forth in
SECTION 6.4(c).

     "Company SEC Reports" shall have the meaning set forth in SECTION 6.5(b).

     "Company Special Committee" shall mean the Special Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company.

     "Company Shareholders' Approval" shall have the meaning set forth in
SECTION 6.4(a)(i).

     "Conversion Value" shall have the meaning set forth in SECTION 3.1(b).

     "Converted Shares" shall have the meaning set forth in SECTION 3.2(b).

     "Dissenting Shareholder" shall have the meaning set forth in SECTION
3.1(d).

     "Effective Time" shall have the meaning set forth in SECTION 2.2.

     "Environmental Claims" shall mean, with respect to any person, any and all actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or non-compliance with any Environmental Law.

     "Environmental Laws" shall mean all federal, state and local laws, rules, regulations and guidances relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Environmental Permits" shall mean all applicable environmental, health and safety permits and authorizations.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in SECTION 3.2(a).

     "GAAP" shall mean generally accepted accounting principles.
     "Governmental Authority" shall mean any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign.

     "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which such person operates.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Parent Material Adverse Change" or "Parent Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement.

     "Parent Required Statutory Approvals" shall have the meaning set forth in
SECTION 5.2(c).

     "Permitted Encumbrances" shall mean: with respect to the Company, the Parent or any of their respective Subsidiaries, as the case may be, (a) liens securing payments to mechanics and materialmen, not yet delinquent, and liens securing payment of taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (b) such title defects as the Company or the Parent, as the case may be, has expressly waived in writing; (c) liens, encumbrances and claims to be released at the Closing or which are described in the Schedules; (d) existing terms and provisions of Leases; and (e) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Company's assets ("Encumbrances") which would not have a material adverse effect on the operation, value or use of such assets.

     "Proxy Materials" shall have the meaning set forth in SECTION 6.4(c).

     "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or mitigation into the atmosphere, soil, subsurface, surface water, groundwater or property.

     "Representatives" shall have the meaning set forth in SECTION 9.3.

     "Rights Agreement" shall mean that certain Rights Agreement, dated as of February 9, 1995, between the Company and Society National Bank (the "Rights Agreement").

     "Schedules" shall have the meaning set forth in SECTION 9.7.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Stock Plan" shall have the meaning set forth in SECTION 9.9.

     "Sub Material Adverse Effect" shall mean any change or effect that is or, so far as can be reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Sub taken as a whole or on the consummation of the transactions contemplated by this Agreement.

     "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

     "Superior Takeover Proposal" means any bona fide Takeover Proposal on terms that the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

     "Surviving Corporation" shall have the meaning set forth in SECTION 2.1.

     "Takeover Proposal," shall mean (i) any tender or exchange offer, proposal for merger, consolidation or other business combination involving the Company or any of its material Subsidiaries, (ii) any proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of the Company then outstanding in a transaction or a series of transactions, or (iii) any proposal to acquire all or substantially all of the assets of the Company; provided, however, that a "Takeover Proposal" shall not mean the Merger or any alternative transaction between the Company and Parent that may be proposed as contemplated hereby.

     "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

     "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Parent or any of its Subsidiaries on the one hand, or the Company or any of its Subsidiaries on the other hand.

     "TBCA" shall mean the Texas Business Corporation Act, as amended.

     "Violation" shall have the meaning set forth in SECTION 5.2(b).


                            ARTICLE II

                            THE MERGER

     SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA, Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Sub shall thereupon cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the TBCA.

     SECTION 2.2 Effective Time of the Merger. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions specified in ARTICLE X and otherwise to effect the consummation of the Merger as soon as practicable. Subject to the terms hereof, as soon as practicable after all of the conditions set forth in ARTICLE X shall have been satisfied or waived, the parties hereto will (i) file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA and (ii) make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Texas or at such other time as Parent and the Company shall agree shall be specified in the Articles of Merger (the "Effective Time").

     SECTION 2.3 Articles of Incorporation. The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation following the Effective Time, until duly amended.

     SECTION 2.4 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Effective Time, until duly amended.

     SECTION 2.5 Directors of the Surviving Corporation. The individuals who are members of the board of directors of Sub immediately prior to the Effective Time shall comprise the full board of directors of the Surviving Corporation following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.6 Officers of the Surviving Corporation. The individuals who are officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation following the Effective time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.7 Effects of Merger. The Merger shall have the effects set forth in the TBCA.


                           ARTICLE III

                       CONVERSION OF SHARES

     SECTION 3.1 Effect Of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Parent or Sub:

     (a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Sub or any Subsidiary of Parent or held in the treasury of the Company shall be canceled and cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

     (b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock canceled pursuant to SECTION 3.1(a)), which shall include the Right attached to each share of Common Stock pursuant to the Rights Agreement, shall be converted into $12.75 (the "Conversion Value"). Upon such conversion, all such shares of Company Common Stock shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified above upon the surrender of such certificate in accordance with SECTION 3.2 (or, in the case of shareholders perfecting their right to dissent in accordance with the TBCA, the rights of Dissenting Shareholders under the
TBCA).

     (c) Treatment of Common Stock of Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation.

     (d) Rights of Dissent. Holders of shares of Company Common Stock shall have the right under Article 5.11 of the TBCA to dissent from the Merger. If the Merger is consummated, each holder of Company Common Stock who has not voted in favor of the Merger and who otherwise has perfected its right to dissent under Article 5.12 of the TBCA (a "Dissenting Shareholder") shall be entitled to such rights of a dissenting shareholder, and each share of Company Common Stock in respect of which such rights to dissent shall have been perfected shall not be converted into the Conversion Value unless such appraisal rights shall cease as provided in Article 5.13 of the TBCA.

     SECTION 3.2 Exchange of Certificates.

     (a) Deposit with Exchange Agent. As soon as practicable after the date hereof and in any case prior to the Effective Time, Parent and the Company shall mutually agree on a bank or trust company to act as exchange agent for the Merger (the "Exchange Agent"). On the Closing Date and prior to the filing of the Articles of Merger, Parent shall deposit with the Exchange Agent a sufficient amount of cash to pay to the shareholders of the Company the consideration for the Merger specified in Section 3.1(b). Such cash will be invested by the Exchange Agent in U.S. government securities maturing in 30 days or less and all interest which is earned thereon prior to the time the cash is fully paid to the shareholders of the Company shall be paid over by the Exchange Agent to the Surviving Corporation in accordance with the terms of the agreement with the Exchange Agent on the first anniversary of the Closing Date (if not otherwise required to satisfy obligations owing to the shareholders of the Company).

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") that were converted (collectively, the "Converted Shares") into cash pursuant to SECTION 3.1(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for such cash. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of Parent and the Company), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the consideration that such holder has the right to receive pursuant to the provisions of this ARTICLE III. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of the Company, a check representing the consideration may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity, as Parent or the Exchange Agent may reasonably require, and (z) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a check representing the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this SECTION 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration for the Merger contemplated by SECTION 3.1(b).

     (c) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any Company Common Stock shall thereafter be made. If after the Effective Time any certificates evidencing shares of Company Common Stock are presented for transfer, they shall be canceled and exchanged for the consideration determined in accordance with this ARTICLE III.

     (d) Termination of Duties of Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to Parent for payment of any funds to which such holder may be entitled, subject to applicable law. None of Parent, the Company or the Surviving Corporation shall be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 3.3 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or conform of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                            ARTICLE IV

                           THE CLOSING

     SECTION 4.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202 at 10:00 a.m., local time, on the second business day immediately following the date on which the last of the conditions set forth in ARTICLE X is fulfilled or waived, or at such other time and date and place as Parent and the Company shall mutually agree (the "Closing Date"). Either the Company or Parent may postpone the Closing Date fixed above one time for a period not exceeding 15 days.

                                  ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent represents and warrants to the Company as follows:

     SECTION 5.1 Organization and Qualification. Parent is a limited partnership duly organized and validly existing under the laws of the State of Texas, and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Parent and Sub has all requisite limited partnership or corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, individually or in the aggregate, will not have a Parent Material Adverse Effect.

     SECTION 5.2 Authority; Non-Contravention; Statutory Approvals; Compliance.

     (a)  Authority.

          (i) The general partner of Parent has approved the Merger Agreement. Parent has all requisite power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals, to consummate the Merger and the other transactions contemplated hereby.

          (ii) The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of Parent.

          (iii) This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

     (b) Non-Contravention. The execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of Parent or any of its Subsidiaries, under any provisions of:

          (i) the limited partnership agreement, certificate of limited partnership, articles of incorporation, bylaws or similar governing documents of Parent or any of its Subsidiaries;

          (ii) subject to obtaining the Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or business as presently conducted;

          (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not, in the aggregate, have a Parent Material Adverse Effect.

     (c) Statutory Approvals. Except for (i) filing by Parent of a pre-merger notification report form under the HSR Act, (ii) the filing with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and
(iii) the filing of the Articles of Merger with the Texas Secretary of State with respect to the Merger as provided in the TBCA and appropriate documents with the relevant authorities in other states in which Parent is qualified to do business, no declaration, filing, or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would have a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice, obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     SECTION 5.3 Ownership of Company Common Stock. Except as provided in
Schedule 5.3, Parent does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock, and no entity or person "beneficially owning" any general or limited partnership interest in Parent "beneficially owns" any shares of Company Common Stock.

                                  ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent as follows:

     SECTION 6.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Texas, and each of the Company's Subsidiaries is a corporation or limited partnership duly organized, validly existing and in good standing, under the laws of its jurisdiction of formation. Each of the Company and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failure which, individually or in the aggregate, will not have a Company Material Adverse Effect. The copies of the respective articles or certificates of incorporation, bylaws, limited partnership agreements and certificates of limited partnership, as amended to date, of each of the Company and its Subsidiaries which have been delivered to Parent are complete and correct and in full force and effect at the date of this Agreement.

     SECTION 6.2    Subsidiaries.

     (a) Schedule 6.2 sets forth a description as of the date hereof of all Subsidiaries of the Company, including the name of each such entity, the state or jurisdiction of its formation, a brief description of the principal line or lines of business conducted by each such entity and the Company's interest therein. Schedule 6.2 includes each significant subsidiary, as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC, of the Company.

     (b) All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are (i) validly issued, fully paid, and, in the case of each Subsidiary that is a corporation, nonassessable (ii) free of statutory preemptive rights and (iii) are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or other equity interests or obligating it to grant, extend or enter into any such agreement or commitment.

     SECTION 6.3    Capitalization.

     (a) As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock.

     (b) As of September 22, 1997, 3,717,386 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. As of September 22, 1997, 1,054,780 shares of Company Common Stock and no shares of Company Preferred Stock are held by the Company in its treasury. No shares of Company Common Stock or Company Preferred Stock are owned by any of the Company's Subsidiaries.

     (c) All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of statutory preemptive rights.

     (d) As of September 22, 1997, (i) 766,225 shares of Company Common Stock were reserved for issuance pursuant to outstanding options under the employee and director stock plans and (ii) 186,766 shares of Company Common Stock were reserved for future awards under such plans. The sum of the numbers of shares stated in Section 6.3(b) and this Section 6.3(d) is the total number of shares of Company Common Stock outstanding as of the date hereof on a fully-diluted basis and represents all shares of Company Common Stock to be exchanged for the Conversion Value.

     (e) Except as described in Section 6.3 (d) and the Rights Plan, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

     (f) The Merger shall be an "Approved Acquisition" as that term is defined in the Rights Agreement, so that the entering into of this Agreement, the Merger and the other transactions contemplated hereby and thereby will not result in the grant of any rights to any person under the Rights Agreement or enable or require any rights thereunder to be exercised, distributed or triggered.

     SECTION 6.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

     (a)  Authority.

          (i) The Company Special Committee has approved this Agreement and the Merger and has recommended approval to the Board of Directors of the Company. The Board of Directors of the Company has approved and declared the Merger fair to and advisable and in the best interests of the shareholders of the Company and has determined to recommend to such shareholders that they vote in favor of the Merger. The Company has all requisite power and authority to enter into this Agreement and, subject to approval by the Company's shareholders in accordance with the TBCA (the "Company Shareholders' Approval") and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby.

          (ii) The execution and delivery of this Agreement and, subject to obtaining the Company Shareholders' Approval, the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

          (iii) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

     (b) Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation by the Company or any of its Subsidiaries under any provisions of:

          (i) the articles of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries;

          (ii) subject to obtaining the Company Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

          (iii) subject to obtaining the Company Required Consents, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not, in the aggregate, reasonably likely have a Company Material Adverse Effect.

     (c) Statutory Approvals. Except for (i) filing by the Company of a pre-merger Notification Report form under the HSR Act, (ii) the filing with the SEC of (A) preliminary and definitive proxy materials with respect to the Merger in accordance with Regulation 14A under the Exchange Act (the "Proxy Materials") and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Articles of Merger with the Texas Secretary of State with respect to the Merger as provided in the TBCA and appropriate documents with the relevant authorities in other states in which the Company is qualified to do business, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.
     (d)  Compliance.

          (i) Except as described in Schedule 6.4(d), neither the Company nor any of its Subsidiaries is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, a Company Material Adverse Effect.

          (ii) The Company and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary, to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have a Company Material Adverse Effect.

     SECTION 6.5    Reports and Financial Statements.

     (a) Since December 31, 1996, the filings required to be made by the Company and its Subsidiaries under the Securities Act or the Exchange Act have been filed with the SEC as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and the Company and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

     (b) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1996 (such documents as filed, and any and all amendments thereto, the "Company SEC Reports").

     (c) The Company SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by the Company with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of the Company as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of the Company as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

     SECTION 6.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

     (a) Except as set forth in Schedule 6.6(a), from December 31, 1996 through the date hereof, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been (i) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the

Company's capital stock, (ii) (A) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1996, (B) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, (iii) any damage, destruction or loss, net of amounts recoverable from available insurance, that would have a Company Material Adverse Effect, (iv) any direct or indirect redemption, purchase or other acquisition of any shares of Company Common Stock or any issuance of any shares of capital stock of the Company or grant of any option to purchase or other right to acquire shares of capital stock of the Company, or any acceleration of the date as of which any options to purchase or other rights to acquire Company Common Stock become exercisable or (v) any other fact or condition exists that would reasonably likely have a Company Material Adverse Effect.

     (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, determined or determinable, contingent or otherwise) and no existing condition, situation or set of circumstances known to the Company exists, in each case, of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of the Company or reflected in the notes thereto for the year ended December 31, 1996, (ii) that have accrued or been reserved against since December 31, 1996 in the consolidated interim financial statements of the Company since December 31, 1996 or are disclosed on Schedule 6.6(b) or (iii) that were incurred after December 31, 1996 in the ordinary course of business and would not reasonably likely have a Company Material Adverse Effect.

     SECTION 6.7 Litigation. Except as set forth in Schedule 6.7, there are no
(i) claims, suits, actions or proceedings, pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries, (ii), to the knowledge of the Company, investigations or reviews pending or threatened against, relating to or affecting the Company or any of its Subsidiaries (iii) judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries, or (iv) existing violations nor aggregates of existing violations by the Company or any of its Subsidiaries of any federal, state or local laws, regulations or orders that, individually or in the aggregate, would have, or would reasonably likely have, a Company Material Adverse Effect. Without regard to the Company Material Adverse Effect limitation contained in this Section 6.7, Schedule 6.7 will include all matters of the nature required to be disclosed therein which expose or in reasonable likelihood would expose the Company to liability in excess of $50,000.

     SECTION 6.8 Proxy Materials.

     (a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Materials will, at the date the definitive proxy statement filed with the SEC is mailed to the shareholders of the Company and, as the same may be amended or supplemented, at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact with respect to the Company or its Subsidiaries necessary in order to make the statements therein with respect to the Company or its Subsidiaries, in light of the circumstances under which they are made, not misleading.

     (b) The definitive proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act as of such respective dates, will comply (with respect to the Company and its Subsidiaries) as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.9 Tax Matters.

     (a) The Company and each of its Subsidiaries has (i) filed within the time and in the manner prescribed by law, all required Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, and
(ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established. None of the filed Tax Returns is incomplete or inaccurate in any manner which would have a Company Material Adverse Effect.

     (b) As of the date hereof, there is no claim, assessment, audit, deficiency, refund litigation, proposed adjustment, administrative or court proceeding or matter in controversy with respect to any Taxes or Tax Returns, and none of the Company or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (c) The Company has established adequate accruals for Taxes and for any liability for deferred Taxes in the Company Financial Statements in accordance with GAAP.

     SECTION 6.10 Employee Matters.

     (a) Benefit Plans. With respect to all the employee benefit plans and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, the "Company Benefit Plans"), except as set forth in Schedule 6.10(a) and except, in the case of clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) none of the Company Benefit Plans is a "multi-employer plan" within the meaning of ERISA; (ii) none of the Company Benefit Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law; (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Benefit Plan; (iv) each Company Benefit Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; and (v) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any Company Benefit Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Company Benefit Plan. Except as set forth in
Schedule 6.10(a), neither the Company nor any of its Subsidiaries has any Company Benefit Plan or any employment or severance agreement with any of its employees.

     (b) Labor Matters. (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the executive officers of the Company, threatened, with regard to employees of the Company or any of its Subsidiaries; (iii) there is no labor strike, slowdown, work stoppage or other labor controversy in effect, or, to the knowledge of the executive officers of the Company, threatened against or involving the Company or any of its Subsidiaries that has, or would be reasonably likely to have, a Company Material Adverse Effect; (iv) as of the date hereof, no representation question exists, nor to the knowledge of the executive officers of the Company, are there any campaigns being conducted to solicit cards from the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization; (v) neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (vii) the Company and its Subsidiaries are in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 6.11 Environmental Matters. Except as disclosed in Schedule 6.11, and except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions of such permits, (ii) there are no Environmental Claims against the Company or any of its Subsidiaries and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by the Company or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

     SECTION 6.12 Vote Required. The approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock (the "Company Shareholders' Approval") is the only vote of holders of any class or series of the capital stock of the Company required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     SECTION 6.13 Insurance. The Company and each of its Subsidiaries is, and has been continuously since December 31, 1996, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Company and its Subsidiaries during such time period. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of the Company and its Subsidiaries are valid and enforceable policies.

     SECTION 6.14 Material Contracts and Agreements.

     (a) All material contracts of the Company or its Subsidiaries have been included in the Company SEC Reports, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

     (b) Schedule 6.14 sets forth a list as of the date hereof of all written or oral contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound which (i) would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1997, and which have not previously been included as exhibits in the Company SEC Reports and (ii) are not required to be filed as exhibits in the Company SEC Reports but under the terms of which the Company is committed, or may be committed to pay amounts in excess of $100,000 to any third party.

     SECTION 6.15 State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation shall apply to the Merger or any of the other transactions contemplated hereby. Except for the Company Shareholders' Approval, no other shareholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provisions of the Company's Articles of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any shareholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

     SECTION 6.16 Certain Interest. Within the 12-month period immediately preceding the date of this Agreement, or as otherwise disclosed on Schedule
6.16 no executive officer or director of the Company or any of its Subsidiaries has directly or indirectly acquired any interest in any property of the Company or any of its Subsidiaries except as an executive officer, director or stockholder or has entered into any business relationship with the Company or any of its Subsidiaries of a nature which would be required to be disclosed in a proxy statement relating to the election of directors filed under the Exchange Act, except as an officer, director or stockholder.

                                 ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

     SECTION 7.1 Organization and Standing. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the Merger and this Agreement.

     SECTION 7.2 Capital Structure. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights and are owned by Parent free and clear of all liens, claims and encumbrances.

     SECTION 7.3 Authority; Non-Contravention. Sub has all requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Sub, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provisions of (i) the articles of incorporation or bylaws (true and complete copies of which as of the date hereof have been delivered to the Company) of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrance that, individually or in the aggregate, would not have a Sub Material Adverse Effect, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.



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                                 ARTICLE VIII

                    CONDUCT OF BUSINESS PENDING THE MERGER

     After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, comply with the provisions of this ARTICLE VIII.

     SECTION 8.1 Ordinary Course of Business. The Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Between the date hereof and the Closing Date, the Company will not hire any senior management personnel without the consent of the Parent, which consent will not be unreasonably withheld.

     SECTION 8.2 Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to:

     (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to the Company or its Subsidiaries.

     (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or

     (c) redeem, repurchase or otherwise acquire any shares of their capital stock, other than

          (i)  intercompany acquisitions of capital stock, or

          (ii) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans.

     SECTION 8.3 Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for:

     (a) the issuance of common stock or other securities by the Company pursuant to the plans and arrangements listed in Schedule 6.10(a), in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current terms,

     (b) existing outstanding securities and rights to acquire securities of the Company, or

     (c) issuances by a wholly owned Subsidiary of its capital stock to the Company.

     SECTION 8.4 Charter Documents. The Company shall not amend or propose to amend its Articles of Incorporation or Bylaws in any way adverse to Parent.

     SECTION 8.5 Capital Expenditures. Except as required by law, the Company shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures, except for normal extensions to or replacements of properties or in the ordinary course of business consistent with prior practice.

     SECTION 8.6 No Dispositions. Except as described in Schedule 8.6, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements or dispositions of properties in the ordinary course of business consistent with prior practice.

     SECTION 8.7 Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for:

     (a) short-term indebtedness in the ordinary course of business consistent with past practice,

     (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, or

     (c) borrowings or letters of credit under existing credit facilities.

     SECTION 8.8 Compensation, Benefits. Except as described in Schedule 8.8, or as may be required by applicable law or the provisions of any employee benefit plan, or as contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by the Company, as the case may be, or their respective Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of any director, officer or other employee of the Company, or its respective Subsidiaries, except for normal, increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Parent or the Company, as the case may be, or their respective Subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or senior management employee.

     SECTION 8.9 Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any material changes in its or their accounting methods, except as required by law, rule, regulation or GAAP.

     SECTION 8.10 Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the same industry and such other businesses as conducted by such party and its Subsidiaries.

     SECTION 8.11 Permits. The Company shall use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which the Company operates.

     SECTION 8.12   Merger.  The Company shall not merge or
consolidate with any other corporation or person or enter into any similar transaction not in the ordinary course of its business.

                                  ARTICLE IX

                            ADDITIONAL AGREEMENTS

     SECTION 9.1 Cooperation, Notification. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to:

     (a) confer on a regular and frequent basis with one or more representatives of the other party to discuss matters pertinent to the proposed business combination,

     (b) promptly notify the other party of any change in the business, properties, assets condition (financial or otherwise), prospects, results of operations, or event that has had or, to the knowledge of such party, would reasonably likely have a Parent Material Adverse Effect, a Sub Material Adverse Effect or a Company Material Adverse Effect, and

     (c) consult with each other prior to making any filings with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and promptly after each such filing provide the other with a copy thereof.

     SECTION 9.2 Third-Party Consents. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all third-party consents necessary to consummate the Merger. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all such consents, as the case may be, obtained by such party.

     SECTION 9.3 Access to Information.

     (a) Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives (collectively, "Representatives") of the Parent reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of the Company's and its Subsidiaries' plants, properties, books, contracts, commitments, records, including, but not limited to, Tax Returns, and such additional financial and operating data and other information Representatives of the Parent may from time to time reasonably request, but excluding (i) that information that is restricted by applicable confidentiality and secrecy agreements, (ii) that information that a party may be restricted from disclosing under applicable law, (iii) the corporate proceedings of the Company in considering the Merger, and (iv) minutes of meetings of the Company's Special Committee, and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Representatives of the Parent:

          (i) a copy of each report, schedule and other document filed by it or any of its Subsidiaries with the SEC and any other document pertaining to the transactions contemplated hereby filed with any Governmental Authority that is not filed as an exhibit to an SEC filing or described in an SEC filing, and

          (ii) all information concerning itself, its Subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement.

         (b) In connection with the refinancing by Parent and Sub of the Company's current indebtedness, the Company agrees to provide all information reasonably requested by and cause its officers to participate in meetings with the lender or lenders.

     SECTION 9.4 Regulatory Matters.

     (a) HSR Filings. Each party hereto shall, in cooperation with the other, file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent entities" under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Each party hereto shall notify the other immediately upon receiving any request for additional information from either of such agencies with respect to such filings and shall respond promptly to any such requests.

     (b) Other Regulatory Approvals.

          (i) Each party hereto shall cooperate and use its reasonable best efforts promptly to prepare and file all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals.

          (ii) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent, on the one hand, and the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger.

          (iii) The Company and Parent shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

     SECTION 9.5 Shareholder Approval; Proxy Statement.

     (a) Company Shareholder Approval. The Company shall, as promptly as reasonably practicable after the date hereof,

          (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval,

          (ii) distribute to its shareholders the Proxy Materials in accordance with applicable federal and state laws, and its Articles of Incorporation and Bylaws,

          (iii)recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and

          (iv) cooperate and consult with Parent with respect to each of the foregoing matters, provided that nothing contained in this Section 9.5(a) shall require the Board of Directors of the Company to take any action or refrain from taking any action that such Board determines in good faith after consultation with and based on the advice of outside counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

     (b) Cooperation. Parent shall furnish all information concerning itself and its Subsidiaries that is required or customary for inclusion in the Proxy Materials.

     SECTION 9.6 Indemnification; Directors' and Officers' Insurance.

     (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend, hold harmless and advance expenses to each person who is now, or has been at any time prior to the date hereof, an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") to the same extent and in the same manner as is now provided in the respective certificates or Articles of Incorporation or Bylaws of the Company and such Subsidiaries in effect on the date hereof (the relevant portions of which are attached hereto as Exhibit "A"), with respect to any claim, liability, loss, damage, judgment, cost, expense or amount paid in settlement arising in whole or in part out of (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and (ii) any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities"). Any Indemnified Party wishing to claim indemnification under this SECTION 9.6, upon learning of a claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this SECTION 9.6 except to the extent such failure materially prejudices such party's position with respect to such claims). The Company, Parent and Sub agree that the foregoing rights to indemnification existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect until the disposition of such Indemnified Liabilities. This Agreement is intended to provide identical protection to that now afforded by the Company's Articles of Incorporation and Bylaws on the date hereof. Parent acknowledges that each of the Indemnified Parties is an intended third-party beneficiary of this SECTION 9.6. (b) Parent shall, subject to the terms set forth herein, indemnify and hold harmless each Indemnified Party against any Indemnified Liability incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement. (For purposes of this Section 9.6, a finding of a breach by an Indemnified Party of his duty of disclosure shall not be deemed to be a breach of his duty of loyalty, unless found to be willful.)

     (c) For a period of four years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before and omissions occurring or existing at or prior to the Effective Time including the transactions contemplated by this Agreement; provided further that, if the aggregate annual premiums for such insurance at any time during such four-year period shall exceed 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the 12 calendar months immediately preceding the date of this Agreement, then the obligation of the Surviving Corporation to provide insurance under this SECTION 9.6(c) shall be limited to the maximum coverage that shall then be available at an annual premium equal to 200% of the premiums paid by the Company and its Subsidiaries for such insurance for the 12 calendar months immediately preceding the date of this Agreement.

     (d) The provisions of this SECTION 9.6 are for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives as if such Indemnified Party were a party hereto and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

     SECTION 9.7 Schedules.

     (a) On or prior to the date of this Agreement, the Company shall have delivered to Parent all Schedules referenced herein (the "Schedules").

     (b) The Schedules when so delivered, shall constitute an integral part of this Agreement and each Schedule shall modify or otherwise affect only the representations, warranties, covenants or agreements of the Company contained in the section of this Agreement corresponding to the number of such Schedule.

     (c) The Schedules when so delivered by the Company will be accompanied by a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the date of delivery, certifying that to each officer's knowledge (having made inquiry) all statements, representations, warranties or disclosures set forth in the Schedules are true, correct and complete in all respects and shall be deemed to have been made on and as of the date of this Agreement.

     SECTION 9.8 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect thereto prior to consultation with the other party, except that each party may respond to questions from shareholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 9.9 Stock Option and Bonus Plans. The following provisions shall apply to each stock option plan, stock bonus plan and similar plans of the Company under which the delivery of Company Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan", and all of which are described in Schedule 6.10(a)). The Company shall take such action as may be necessary so that from and after the date hereof, except as set forth in Schedule 9.9, no further grants of stock, options, or other rights shall be made under any Stock Plan, and that on or before the Effective Time each outstanding option or restricted stock award that remains unexercised or unvested under a Stock Plan as of the Effective Time shall be canceled at or prior to the Effective Time .

     SECTION 9.10 No Solicitations.

     (a) The Company shall not, and shall cause its Subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal with respect to the Company, or, in the event of any unsolicited Takeover Proposal with respect to the Company, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal with respect to the Company.

     (b) The Company shall notify Parent orally and in writing of any such inquiries, offers or Takeover Proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making
it) within 48 hours of the receipt thereof.

     (c) The Company shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal regarding the Company.

     (d) Notwithstanding anything in this SECTION 9.10 to the contrary:

          (i) The Company may, prior to the vote of the shareholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) in response to an unsolicited request therefor, furnish information, including non-public information, to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Company Confidentiality Agreement to the extent that the Board of Directors of the Company determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law.

          (ii) The Company may engage in discussions and negotiations (but may not enter into any binding agreement regarding a Takeover Proposal other than the confidentiality agreement referenced in SECTION 9.10(d)(i) above) with any Person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal and (ii) the Company may take and disclose to its shareholders a position contemplated by Rule 14e-2(a) following the Company's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act.

     SECTION 9.11 Cancellation Fee. In the event (i) the Company breaches its undertakings under SECTION 9.10 above, (ii) the board of directors of the Company withdraws its approval of this Agreement and the transactions contemplated hereby (whether or not in compliance with SECTION 9.12), (iii) this Agreement and the transactions contemplated hereby are not approved by the Company's shareholders at the meeting held for such purpose and the Company approves any Takeover Proposal within one year of the date hereof, which Takeover Proposal is ultimately consummated, whereby any party other than Parent or Sub would acquire directly or indirectly, for consideration consisting of cash, securities or a combination thereof, two-thirds (2/3rds) or more of the common stock of the Company then outstanding or all or substantially all of the assets of the Company or (iv) the Merger is abandoned pursuant to SECTION 11.1(e), then, in each case, Parent and Sub may terminate this Agreement without liability on their respective parts and Parent shall be entitled to receive from the Company a cancellation fee in the amount of $1,500,000, payable in cash within ten business days following demand therefor.

     SECTION 9.12 No Withdrawal of Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to SECTIONS 11.1(a), (b), (c),
(d) or (g), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the

Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after consultation with and based on the advice of outside counsel), it determines to be a Superior Takeover Proposal, the Board of Directors of the Company may withdraw or modify its approval or Recommendation of this Agreement or the Merger.

     SECTION 9.13 Expenses. Subject to SECTION 11.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with preparing, printing, and mailing the Proxy Materials, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

     SECTION 9.14   Employee Benefit Matters; Severance.

     (a) Parent acknowledges that providing reasonable employee benefits to employees of the Company is an important factor in retaining the services of such employees following the Closing Date. Following the Closing, the Surviving Corporation shall provide a level of benefits to the employees and former employees of the Company and its Subsidiaries that, in the Surviving Corporation's sole judgment, is appropriate. This Section 9.14 shall not, however, give rise to third party beneficiary rights as to any person, and further shall not restrain the Surviving Corporation from exercising the right, in its sole discretion, to amend, modify, change, or terminate any benefit plan, fund, policy or program in any manner as provided in such plan, fund, policy or program and subject only to the provisions of ERISA or other applicable law.

     (b) Following the Closing, Parent shall maintain and give effect to each employment severance policy of the Company that is in effect as of the date hereof.

     SECTION 9.15 Escrow Agreement. Parent and the Company are entering into an Escrow Agreement of even date herewith, under the terms of which Parent has deposited the amount of $2,500,000 to secure the performance of its obligations hereunder, all upon the terms and subject to the conditions set forth and described in such Escrow Agreement.

     SECTION 9.16 Covenant to Satisfy Conditions.

     (a) Each of Parent, Sub and the Company shall take all reasonable actions necessary, to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

     (b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, Parent, Sub and the Company shall each use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby (subject to the Company Shareholders' Approval), including fully cooperating with the other in obtaining the Company Required Statutory Approvals and all other approvals and authorizations of any - Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

                                  ARTICLE X

                                  CONDITIONS

     SECTION 10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger or cause the Merger to be effected shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to
SECTION 11.5:

     (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained on or prior to December 31, 1997.

     (b) No Injunction or Damages. No suit, action or other proceeding shall be pending by any Governmental Authority in which it is sought to restrain or prohibit the performance of or to obtain damages in excess of $250,000 or other relief in connection with this Agreement or the transactions contemplated hereby, and no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continue in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

     (c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time (or, in the case of the filings required, if any, under the HSR Act, all applicable waiting periods and any extensions thereof shall have expired or otherwise been terminated).

     SECTION 10.2 Conditions to Obligation of Parent to Effect Merger. The obligation of Parent to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to SECTION 11.5:

     (a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c) Closing Certificates. Parent shall have received (i) a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, to the effect that, to each such officer's knowledge (having made inquiry), (A) the conditions set forth in SECTIONS 10.2(a), (b), (e) and (f) have been satisfied,
(B) the number of shares of Company Common Stock outstanding as of the Closing Date on a fully-diluted basis represent all shares of Company Common Stock to be exchanged for the Conversion Value and (C) all statements, representations, warranties or disclosures set forth in the Schedules are true, correct and complete in all respects as of the Closing Date, or listing deviation, if any,
(ii) resolutions of the Board of Directors of the Company approving and authorizing the Merger and the execution, delivery and performance of this Agreement, certified as of the Closing Date by the corporate secretary or assistant corporate secretary of the Company as being in full force and effect without modification or amendment, (iii) signature and incumbency certificates of the officers of the Company and (iv) good standing certificates (including verification of tax status) of recent date of the Company and each of its Subsidiaries from their respective states of incorporation and any other states in which failure to be qualified to do business would result in a Company Material Adverse Effect, certified in each case by the applicable Secretary of State or other authorized governmental entity.

     (d) Opinion of Jenkens & Gilchrist, a Professional Corporation. Parent shall have received an opinion of Jenkens & Gilchrist, a Professional Corporation, in form and substance satisfactory to Parent, addressed to Parent and dated the Closing Date, to the effect that: (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has corporate power to own all of its properties and assets and to carry on its business as it is now being conducted, and has corporate power and authority to consummate the transactions contemplated by this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against it in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought, (iii) all corporate action by the Company required in order to effect the transactions contemplated hereby has been taken; (iv) all necessary action has been taken on behalf of the Company to make the Merger effective; and (v) each of the domestic and foreign Subsidiaries of the Company is a corporation or limited partnership duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation. In rendering the foregoing opinion, Jenkens & Gilchrist may rely on certificates of public authorities and, as to matters of fact, on certificates of officers of the Company, and on opinions of counsel qualified to practice in jurisdictions other than Texas as to matters involving the laws of those jurisdictions.

     (e) Company Required Consents. The Company Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Company Material Adverse Effect.

     SECTION 10.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to SECTION 11.5.

     (a) Performance of Obligations of Parent. Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in SECTIONS 10.3(a), (b) and (e) have been satisfied.

     (d) Opinion of Cassell & Stone, L.L.P.. The Company shall have received an opinion of Cassell & Stone, L.L.P., in form and substance satisfactory to the Company, addressed to the Company and dated the Closing Date, which opinion may be based on appropriate representations of Parent.

     (e) Merger Consideration Deposit. Parent and Sub shall have deposited with the Exchange Agent by wire transfer in immediately available funds, an amount equal to the product of the Conversion Value times the number of issued and outstanding shares of Company Common Stock (other than shares of Company Common Stock canceled pursuant to Section 3.1(a)) as of the Effective Date.

     (f) Fairness Opinion. The opinion of Montgomery Securities delivered and addressed to the Board of Directors of the Company dated September 22, 1997 (the "Montgomery Opinion") shall not have been withdrawn.

     (g) Solvency Opinion. To the extent Parent shall have obtained a solvency opinion in connection with the financing of the transactions contemplated by this Agreement, such solvency opinion shall be addressed jointly to Parent and to the Company.

                                  ARTICLE XI

                      TERMINATION, AMENDMENT AND WAIVER

     Section 11.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company contemplated by this Agreement:

     (a) by mutual written consent of the Board of Directors of the Company and the general partner of the Parent;

     (b) by the Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before January 31, 1998;

     (c) by the Company or Parent, by written notice to the other party if the Company has failed to obtain the Company Shareholders' Approval at a duly held Company Special Meeting, including any adjournments thereof, on or prior to December 31, 1997;

     (d) by the Company or Parent, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by the Company or Parent, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

     (e) by the Company, upon ten (10) days' prior notice to the Parent, if as a result of a Takeover Proposal with respect to the Company that the Board of Directors of the Company has determined to be a Superior Takeover Proposal, and the Board of Directors of the Company determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, the Company shall advise Parent in writing of the determination by the Board of Directors of the Company that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a copy of such Superior Takeover Proposal. During such ten (10) day period (i) Parent shall have the right to match the terms of such Superior Takeover Proposal and (ii) if it is impossible due to the type of consideration offered in such Superior Takeover Proposal for Parent to match the terms of such Superior Takeover Proposal, Parent may propose to the Company an alternative transaction, and the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable the Company to proceed with the transactions contemplated herein;

     (f) by Parent, by written notice to the Company, if

          (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the Company hereunder, and such breach shall not have been remedied within ten
     (10) business days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied, or

          (ii) the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend any Superior Takeover Proposal with respect to the Company.

     (g) by the Company, by written notice to Parent, if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Parent hereunder, and such breach shall not have been remedied within ten (10) business days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied.

     (h) by Parent, if there has been a Company Material Adverse Change since June 30,1997 which has not been remedied by the Closing Date.

     (i)  by Parent or Sub in accordance with SECTION 9.11.

     (j) by Parent or the Company, if within 30 days following the date of this Agreement Parent shall not have received (i) a commitment to purchase certain improved real properties of the Company for a consideration of not less than $26 million and (ii) a financing commitment from a reliable financial institution in the principal amount of not less than $35 million bearing interest at an annual rate not to exceed 11 1/2% with repayment amortized over not less than 7 years to effect the Merger and the transactions contemplated by this Agreement, refinance certain existing indebtedness of the Company and pay related fees and expenses; both of such commitments being on terms and conditions reasonably satisfactory to Parent and Sub. In the event Parent terminates this Agreement pursuant to the provisions of this Section 11.1(j), upon such termination, the Company shall be entitled to receive $250,000 of the funds deposited by Parent pursuant to the terms of the Escrow Agreement entered into between the parties pursuant to SECTION 9.15 hereinabove.

     SECTION 11.2   Effect of Termination.  In the event of
termination of this Agreement by either the Company or Parent pursuant to
Section 11.1, there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that

     (a) SECTION 9.13, SECTION 11.3 and SECTION 12.2 shall survive,

     (b) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement and

     (c) no such termination shall relieve the Company for its liability pursuant to the provisions of SECTION 9.11

     SECTION 11.3 Payments of Expenses.

     (a) Damages Payable Upon Termination. If this Agreement is terminated pursuant to SECTION 11.1(f)(i), SECTION 11.1(g) or SECTION 11.1(h), then the breaching party, or the Company if there has been a Company Material Adverse Change since June 30, 1997 which has not been remedied by the Closing Date, shall promptly (but in no event later than five business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, an amount in cash equal to the out-of-pocket expenses and fees incurred by the other party arising out of, or in connection with or related to, the Merger or the transactions contemplated by this

Agreement not in excess of $1,000,000 (the "Out-of-Pocket Expenses"); provided, however, that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition, to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

     (b) Expenses. The parties agree that the agreements contained in this
SECTION 11.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

     SECTION 11.4 Amendment.

     (a) This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the shareholders of Parent or the Company and prior to the Effective Time, but after such approvals, no such amendment shall

          (i) alter or change the amount or kind of shares to be received or exchanged for or on conversion of any class or series of capital stock of either corporation as provided under ARTICLE II, or

          (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of Company Common Stock or Parent Common Stock.

     (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 11.5 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of such party.

                                 ARTICLE XII

                              GENERAL PROVISIONS

     SECTION 12.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time. This Section 12.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

     SECTION 12.2 Brokers.

     (a) The Company represents and warrants that, except for Montgomery, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     (b) Parent represents and warrants that no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     SECTION 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to the Company:

               El Chico Restaurants, Inc.
               12200 Stemmons Freeway
               Suite 100
               Dallas, Texas 75234
               Attention: Wallace A. Jones, President
               Fax:  (972) 888-8198

               with a copy to:

               Jenkens & Gilchrist, a Professional Corporation
               1445 Ross Avenue, Suite 3200
               Dallas, Texas 75202
               Attention: Ronald J. Frappier, Esq.
               Fax: (214) 855-4300

          (ii) if to Parent or Sub:

               El Chico Holding Company, LP.
               5956 Sherry Lane, Suite 1401
               Dallas, Texas 75225
               Attention: Cracken, Harkey, Street & Co., L.L.C.
               Fax: (214) 750-7086
               with a copy to:
               Cassell & Stone, L.L.P.
               5956 Sherry Lane, Suite 1400
               Dallas, Texas 75225
               Attention: Dennis R. Cassell, Esq.
               Fax: (214) 696-0377

     SECTION 12.4 Miscellaneous.

     (a) This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (ii) shall not be assigned by operation of law or otherwise, except that with the Company's prior written consent, which consent shall not be unreasonably conditioned or withheld, Parent may assign its rights and obligations hereunder to U.S. Restaurant Properties Master, L.P., and (iii) shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles.

     (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

     SECTION 12.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

     SECTION 12.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 12.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties and their heirs and representatives as set forth in SECTION
9.6 and rights of the persons specified in SECTION 9.14, nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 12.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 12.9 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                EL CHICO HOLDING COMPANY, L.P.

                                By : Cracken, Harkey, Street & Co.,L.L.C.,
                                     General Partner

                                By: /s/ JOHN D. HARKEY, JR.
                                    --------------------------------------
                                    John D. Harkey, Jr., Manager



                                EL CHICO ACQUISITION, INC.

                                By: /s/ JOHN D. HARKEY, JR.
                                    --------------------------------------
                                    John D. Harkey, Jr., President



                                EL CHICO RESTAURANTS, INC..

                                By: /s/ WALLACE A. JONES
                                    --------------------------------------
                                    Wallace A. Jones, President and Chief
                                    Executive Officer

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


   This First Amendment to Agreement and Plan of Merger (this "Amendment") is dated as of October 23, 1997, and is by and among EL CHICO HOLDING COMPANY, L.P., a limited partnership formed under the laws of the State of Texas ("Parent"), EL CHICO ACQUISITION, INC., a corporation formed under the laws of the State of Texas and a wholly-owned subsidiary of Parent ("Sub"), and EL CHICO RESTAURANTS, INC., a corporation formed under the laws of the State of Texas (the "Company").

                                    RECITALS

o Parent, Sub, and the Company entered into that certain Agreement and Plan of Merger, dated as of September 23, 1997 (the "Agreement").

o Parent, Sub, and the Company desire to amend the Agreement as hereinafter set forth.

   NOW, THEREFORE, in consideration of the premises, the agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The second sentence of Section 3.2(a) of the Agreement is amended to read in its entirety as follows:

   "On the Closing Date and prior to the filing of the Articles of Merger, Sub shall deposit with the Exchange Agent a sufficient amount of cash to pay to the shareholders of the Company the consideration for the Merger specified in SECTION 3.1(b)."

2. The first sentence of Section 3.2(d) of the Agreement is amended to read in its entirety as follows:

   "All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Surviving Corporation whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to the Surviving Corporation for payment of any funds to which such holder may be entitled, subject to applicable law."







FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER - PAGE 1

3. The second sentence of Section 9.9 of the Agreement is amended to read in its entirety as follows:

   "The Company shall take such action as may be necessary so that from and after the date hereof, except as set forth in Schedule 9.9, no further grants of stock, options, or other rights shall be made under any Stock Plan. The Company shall also take such actions as are appropriate to provide that, at the Effective Time, (a) all options or restricted stock awards then outstanding under any Stock Plan, whether or not then exercisable or vested, shall become fully exercisable and vested; (b) each option or restricted stock award then outstanding under any Stock Plan shall be cancelled and (c) in consideration of such cancellation and in full satisfaction of all rights of the holder under such option or restricted stock award, each such stock option or restricted stock award shall be converted into an amount in cash in respect thereof equal to the product of (i), in the case of an option, the excess of the Conversion Value over the exercise price of such option or, in the case of a restricted stock award, the Conversion Value, multiplied by (ii) the number of shares of Company Common Stock subject to such option or restricted stock award (such payment to be net of applicable withholding taxes) (collectively, the "Option Consideration)."

3. Section 10.3(e) of the Agreement is amended to read in its entirety as follows:

   "(e) Merger Consideration Deposit. Sub shall have deposited with the Exchange Agent by wire transfer in immediately available funds an amount equal to the product of the Conversion Value times the number of issued and outstanding shares of Company Common Stock (other than shares of Company Common Stock canceled pursuant to SECTION 3.1(a)) as of the Effective Date, plus the Option Consideration."

4. Section 11.1(j) of the Agreement is amended to read in its entirety as follows:

   "(j) by Parent or the Company, if within 38 DAYS following the date of this Agreement, Parent shall not have received either (i)(x) a commitment to purchase certain improved real properties of the Company for a consideration of not less than $25.6 million and (y) a financing commitment from a reliable financial institution in the principal amount of not less than $35 million bearing interest at an annual rate not to exceed 11 1/2% with repayment amortized over not less than 7 years, or
   (ii) a financing commitment from a reliable financial institution in the principal amount of not less than $58 million bearing interest at an annual rate not to exceed 11 1/2% with repayment






FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER - PAGE 2 amortized over not less than 7 years to effect the Merger and the transactions contemplated by this Agreement, refinance certain existing indebtedness of the Company and pay related fees and expenses; such commitments or commitment being on terms and conditions reasonably satisfactory to Parent and Sub. In the event Parent terminates this Agreement on or before OCTOBER 31, 1997 AT 11:59 P.M. C.S.T. pursuant to the provisions of this SECTION 11.1(j), upon such termination, the Company shall only be entitled to receive $250,000 of the fund deposited by Parent pursuant to the Escrow Agreement entered into between the parties pursuant to SECTION 9.15 hereinabove."

5. The reliable financial institution referenced in Section 4 of this Amendment (the "Lender") may require, as a condition to its provision of financing at the Closing (as defined in the Agreement), that each landlord, lessor and/or sublessor of real property leased by the Company execute various agreements (including, but not limited to, a landlord consent for leasehold mortgage, a landlord consent for change of control, an estoppel certificate, a memorandum of lease, and a lease renewal option) requested by the Lender (collectively, the "Consents"). Any failure by the Lender to provide financing at the Closing in accordance with the terms and conditions set forth in the Lender's financing commitment issued on or before and in effect October 31, 1997, A CAUSE for which is the failure of the Company to obtain any or all of the Consents, shall entitle Parent (a) to the return of all but $500,000 (which $500,000 shall be payable to the Company) of the escrow funds placed into escrow by Parent pursuant to that certain Escrow Agreement executed September 23, 1997, by the Company, as seller; Parent, as buyer; and Texas Bank, as escrow agent (the "Escrow Agreement") and (b) to terminate the Agreement; and, the Company, Parent and Sub shall have no liability for the failure to obtain the Consents. The terms of this Section 5 of this Amendment shall supersede the terms of all prior or contemporaneous written or oral agreements between the Company and any or all of Parent, Sub and/or Cracken, Harkey & Co., L.L.C., including, but not limited to, the terms of the Agreement, the terms of the Escrow Agreement, or both.

                *     *     *     *     *     *



FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER - PAGE 3

   IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.


                            EL CHICO HOLDING COMPANY, L.P.

                            By: Cracken, Harkey, Street & Co., L.L.C.
                                General Partner

                            By: /s/ JOHN D. HARKEY, JR.
                                -----------------------------------
                                John D. Harkey, Jr.
                                Manager


                            EL CHICO ACQUISITION, INC.

                            By: /s/ JOHN D. HARKEY, JR.
                                -----------------------------------
                                John D. Harkey, Jr.
                                President


                            EL CHICO RESTAURANTS, INC.


                            By: /s/ WALLACE A. JONES
                                -----------------------------------
                                Wallace A. Jones
                                President and Chief Executive Officer





FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER - PAGE 4

               SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                             AND ESCROW AGREEMENT


   This Second Amendment to Agreement and Plan of Merger and Escrow Agreement (this "Second Amendment") is dated as of October 31, 1997, and is by and among EL CHICO HOLDING COMPANY, L.P., a limited partnership formed under the laws of the State of Texas ("Parent"), EL CHICO ACQUISITION, INC., a corporation formed under the laws of the State of Texas and a wholly-owned subsidiary of Parent ("Sub"), and EL CHICO RESTAURANTS, INC., a corporation formed under the laws of the State of Texas (the "Company").

                                   RECITALS

o Parent, Sub, and the Company entered into that certain Agreement and Plan of Merger, dated as of September 23, 1997 (the "Agreement").

o Parent, Sub, and the Company entered into the First Amendment to Agreement and Plan of Merger, dated as of October 23, 1997 ("First Amendment").

o Parent, Sub, and the Company desire to further amend the Agreement as hereinafter set forth.

   NOW, THEREFORE, in consideration of the premises, the agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 11.1(j) of the Agreement is amended to read in its entirety as follows:


   "(j)    by Parent, if on or before the earlier of JANUARY 31, 1998 or the
   Closing Date, Parent shall not have received either (i)(x) a commitment to purchase certain improved real properties of the Company for a consideration of not less than $25.6 million and (y) a financing commitment from a reliable financial institution in the principal amount of not less than $35 million bearing interest at an annual rate not to exceed 11 1/2% with repayment amortized over not less than 7 years, or (ii) a financing commitment from a reliable financial institution in the principal amount of not less than $58 million bearing interest at an annual rate not to exceed 11 1/2% with repayment amortized over not less than 7 years to effect the Merger and the transactions contemplated by this Agreement, refinance certain existing indebtedness of




 SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND ESCROW AGREEMENT - PAGE 1 the Company and pay related fees and expenses; such commitments or commitment being on terms and conditions reasonably satisfactory to Parent and Sub. In the event Parent terminates this Agreement on or before the earlier of JANUARY 31, 1998 AT 11:59 P.M. C.S.T. or the Closing Date pursuant to the provisions of this Section 11.1(j), upon such termination, the Company shall only be entitled to receive $500,000 of the fund deposited by Parent pursuant to the Escrow Agreement entered into between the parties pursuant to SECTION 9.15 hereinabove."

2.   Paragraph 5 of the First Amendment is rendered moot by the amendment to
     SECTION 11.1(j) made herein.

3. The terms of this Second Amendment shall supersede all inconsistent terms of all prior or contemporaneous written or oral agreements between the Company and any or all of Parent, Sub and/or Cracken, Harkey & Co., L.L.C., including, but not limited to, the terms of the Agreement, the terms of the First Amendment, and the terms of the Escrow Agreement, or both.



                       *     *     *     *     *     *




 SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND SECOND ESCROW AGREEMENT
 - PAGE 2

   IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.


                            EL CHICO HOLDING COMPANY, L.P.

                            By:  Cracken, Harkey, Street & Co., L.L.C.
                                 General Partner

                            By:  /s/ JOHN D. HARKEY, JR.
                                --------------------------------------
                                 John D. Harkey, Jr.
                                 Manager


                            EL CHICO ACQUISITION, INC.

                            By: /s/ JOHN D. HARKEY, JR.
                                ---------------------------------------
                                John D. Harkey, Jr.
                                President


                            EL CHICO RESTAURANTS, INC.

                            By:  /s/ WALLACE A. JONES
                                 --------------------------------------
                                 Wallace A. Jones
                                 President and Chief Executive
                                 Officer





 SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND ESCROW AGREEMENT - PAGE 3

                                   APPENDIX B

                    NationsBanc Montgomery Securities, Inc.


September 22, 1997


Board of Directors
El Chico Restaurants, Inc.
12200 Stemmons Freeway, #100
Dallas, Texas 75234

Gentlemen:

         We understand that El Chico Holding Company, L.P. ("Buyer"), El Chico Acquisition, Inc. ("Sub") and El Chico Restaurants, Inc. ("Seller") will enter into an Agreement and Plan of Merger dated September 23, 1997 (the "Merger Agreement"), pursuant to which Sub will be merged with and into Seller, which will be the surviving entity (the "Merger"), and Seller will become a wholly-owned subsidiary of Buyer. Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $0.10 par value per share ("Seller Common Stock"), of Seller will be converted into the right to receive $12.75 in cash (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the existing draft of the Merger Agreement.

         You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

         In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods to June 30, 1997, and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the restaurant industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) assisted Seller in soliciting indications of interest and bids from third parties seeking to enter into a transaction with Seller similar to, or as an alternative to, the Merger; (vii) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by management of Seller, including financial forecasts and related assumptions of Seller; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

         In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by management of Seller, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management of Seller as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to us. We have relied on advice of the counsel and the independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion

Board of Directors
El Chico Restaurants, Inc.
September 22, 1997
Page 2


is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

         We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

         Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

         This opinion is directed only to the Board of Directors of Seller in connection with its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address any other aspect of the Merger including, without limitation, the relative merits of the Merger, any alternatives to the Merger or Seller's underlying decision to proceed with or effect the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger that requires a description of the factors considered by the Board of Directors of Seller in connection with its approval of the Merger Agreement.


                                                    Very truly yours,



                                                    NATIONSBANC MONTGOMERY
                                                    SECURITIES, INC.

                                   APPENDIX C

ART. 5.11        RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN
                 CORPORATE ACTIONS

         A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                 (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;


                 (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if the special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;


                 (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.


         B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if: (1) the shares held by the shareholder are part of a class or series of shares which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:
(a) listed on a national securities exchange; (b) listed on the NASDAQ stock market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (c) held of record by not less than 2,000 holders; (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than: (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:
(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange; (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (iii) held of record by not less than 2,000 holders; (b) cash in lieu of fractional shares otherwise entitled to be received; or (c) any combination of the securities and cash described in subdivisions (a) and (b) of this subsection.


ART. 5.12        PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE
                 ACTIONS

         A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

                 (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
(10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                 (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

         (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

         (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         (B) If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

         C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall be its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

         E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

         F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

         G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13        PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

         A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

         B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for the payment of the fair value thereof.

         C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to
Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, the, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends of other distributions made to shareholders in the interim.

                                                                PRELIMINARY COPY

                           EL CHICO RESTAURANTS, INC.
                                 12200 STEMMONS
                                   SUITE 100
                              DALLAS, TEXAS 75234


   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 30, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Clayton Killam and Susan Holland and each of them, as Proxies, each with the power to appoint substitutes, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of the Common Stock, par value $0.10 per share, of El Chico Restaurants, Inc. (the "Company") held of record by the undersigned at the close of business on November 24, 1997, that the undersigned is entitled to vote, at the Special Meeting of Shareholders of the Company to be held at The Texas Commerce Bank Tower, 2200 Ross Avenue, 7th Floor, Dallas, Texas 75234, on December 30, 1997, at 10:00 a.m. Dallas time, or any adjournments thereof.



(1)      Adoption of Agreement and Plan of Merger and approval of Merger.

         / / FOR                  / / AGAINST               / / ABSTAIN

(2) As such proxies may in their discretion determine upon such other matters as may properly come before the meeting.

         / / FOR                  / / AGAINST               / / ABSTAIN

                                  PLEASE NOTE

THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, IT IS INTENDED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR EACH OF THE PROPOSALS.

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States or Canada.

When signing this proxy, please date it and take care to have the signature conform to the shareholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate their full title or capacity when signing.

                           PLEASE SEND IN YOUR PROXY

In order that there may be proper representation at the Special Meeting, each shareholder, whether he or she owns one or more shares, is requested to sign this proxy and return it promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE MEETING.



                                          Dated:                         , 1997.
                                                -------------------------


                                          -------------------------------------
                                          Signature


                                          -------------------------------------
                                          Signature if Held Jointly



                                          Please execute this Proxy as your name
                                          appears hereon.  When shares are
                                          held by joint tenants, both should
                                          sign.  When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such.  If a corporation, please sign
                                          in full corporate name by the
                                          president or other authorized
                                          officer.  If a partnership, please
                                          sign in partnership name by
                                          authorized person.  PLEASE MARK,
                                          SIGN, DATE AND RETURN THIS PROXY
                                          PROMPTLY USING THE ENCLOSED
                                          ENVELOPE.